            As filed with the Securities and Exchange Commission on May 22, 1997
                                                      Registration No. 333-26703
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                  BNCCORP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
          Delaware                    6021                      45-0402816
(STATE OR JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    INCORPORATION OR       CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)
     ORGANIZATION)


                                  322 East Main
                         Bismarck, North Dakota   58501
                                 (701) 250-3040
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              Gregory K. Cleveland
                      President and Chief Financial Officer
                                  BNCCORP, Inc.
                                  322 East Main
                         Bismarck, North Dakota   58501
                                 (701) 250-3040
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   Copies to:
     William B. Masters, Esq.                  Bruce A. Machmeier, Esq.
Jones, Walker, Waechter, Poitevent,            Kristine L. Gabel, Esq.
     Carrere & Denegre, L.L.P.               Oppenheimer Wolff & Donnelly
      201 St. Charles Avenue                        3400 Plaza VII
  New Orleans, Louisiana  70170                   45 South 7th Street
          (504) 582-8000                     Minneapolis, Minnesota 55402
     Fax:   (504) 582-8012                          (612) 344-9300
                                                Fax:   (612) 344-9376

                             ----------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.
                             ----------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $15,000,000

                                 BNCCORP, INC.

                         % SUBORDINATED NOTES DUE 2004


    Interest on the     % Subordinated Notes due 2004 (the "Notes") issued by
BNCCORP, Inc. ("BNC" or the "Company") will be payable on the first business day of each month, commencing July 1, 1997. The Notes will mature on May 31, 2004. The Notes will not be redeemable prior to May 31, 2000. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Company at par plus accrued interest to the date of redemption. The Notes will have no sinking fund. The Notes will only be offered in denominations of $1,000 and integral multiples thereof. The Notes will be unsecured general obligations of the Company and subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. The Indenture (as defined herein) does not limit the ability of the Company or its subsidiaries to incur Senior Indebtedness or indebtedness ranking on a parity with the Notes. Payment of principal of the Notes may be accelerated only in the case of certain events relating to the bankruptcy, insolvency or reorganization of the Company. There is no right to acceleration in the case of a default in the payment of principal or interest on the Notes or in the performance of any other covenant of the Company. See "Description of the Notes."


    The Notes will be represented by one or more global certificates ("Registered Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, the Notes in certificate form will not be issued in exchange for Registered Global Securities. See "Description of the Notes--Book-Entry, Delivery and Form."


    The Company does not intend to list the Notes on any securities exchange and no active trading market is likely to develop. Although the Underwriter has informed the Company that it intends to make a market in the Notes, the Underwriter is not obligated to make a market in the Notes, and any market making may be discontinued at any time at the sole discretion of the Underwriter. See "Underwriting."

                            ------------------------

            THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ---------------------

     THE NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY
            THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER
                        GOVERNMENT AGENCY OR OTHERWISE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

                                                PRICE        UNDERWRITING      PROCEEDS TO
                                              TO PUBLIC       DISCOUNT(1)      COMPANY(2)
Per Note.................................      100.0%              %                %
Total(2).................................    $15,000,000           $                $

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $150,000.
                            ------------------------


    The Notes are being offered by the Underwriter named herein subject to prior sale and when, as and if delivered to and accepted by the Underwriter. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on
or about            , 1997, against payment therefor in immediately available
funds.

                                     [LOGO]

                The date of this Prospectus is            , 1997

                                 BNC LOCATIONS


                                 [LOGO]

                            ------------------------

    The Company intends to furnish holders of the Notes with annual reports containing audited financial statements together with a report of independent public accountants.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING THOSE DESCRIBED IN "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY

    BNCCORP, INC. (together with its consolidated subsidiaries, "BNC" or the "Company") is a bank holding company headquartered in Bismarck, North Dakota, which provides a broad range of banking and financial services to small and mid-size businesses and individuals through its nine full service banking facilities in North Dakota and Minnesota. BNC operates primarily through its two commercial banking subsidiaries, BNC National Bank ("BNC-North Dakota"), which is headquartered in Bismarck and has seven additional branches in North Dakota, and BNC National Bank of Minnesota ("BNC-Minnesota," together with BNC-North Dakota, the "Banks"), which is located in Minneapolis, Minnesota. In addition, the Company provides asset-based commercial financing through its non-bank subsidiary, BNC Financial Corporation ("BNC Financial"), located in St. Cloud, Minnesota.

    Due to its focus on customer service and local relationship banking with small and mid-size businesses and individuals, BNC has experienced significant growth. Management believes that the Company's entrepreneurial approach to banking and the introduction of new products and services will continue to attract small and mid-size businesses which are often not of sufficient size to be of interest to the larger banks in the Company's market areas. Small and mid-size businesses and individuals frequently have difficulty finding banking services that meet their specific needs and have sought, and management believes will continue to seek, banking institutions that are more relationship-oriented. BNC offers an increasing number of banking and finance-related products and services, including trust services, asset management, retirement planning, tax planning and preparation, insurance and other private banking services.


    BNC was formed in 1987 with the objective of acquiring and improving the performance of strategically located banks in North Dakota. As part of this strategy, the Company has completed several acquisitions. The largest of these acquisitions was the Company's July 1995 acquisition of seven North Dakota branches, with aggregate deposits of approximately $104.8 million, from First Bank fsb. In January 1996, the Company established a DE NOVO national bank in Minneapolis, Minnesota which primarily serves small and mid-size businesses in the Minneapolis/St. Paul metropolitan area. In addition, the Company acquired BNC Financial, a non-bank commercial finance company that primarily engages in asset-based lending, in May 1996.


    Management believes that these initiatives have generated significant growth for the Company. From December 31, 1992 to March 31, 1997, the Company's net loans increased from $69.3 million to $207.7 million, total assets increased from $118.0 million to $307.8 million and total deposits increased from $102.7 million to $253.3 million. During this same period, the Company's ratio of nonperforming loans to total loans decreased from 5.80% to 0.22%. The Company's goal continues to be the creation of a well-capitalized $500 million to $1 billion financial services organization focused on local relationship banking. Efforts are ongoing to ensure that the executive management team and operating systems are in place to achieve this goal.

    BNC was incorporated in North Dakota in 1987 and reincorporated in Delaware in July 1995. BNC's principal executive office is located at 322 East Main, Bismarck, North Dakota 58501, and its telephone number is (701) 250-3040.

                                  THE OFFERING


Notes Offered........  $15,000,000 principal amount of     % Subordinated Notes due 2004.
                       See "Description of the Notes."

Denominations........  $1,000 and integral multiples thereof.

Maturity.............  May 31, 2004.

Interest Payment
  Dates..............  Monthly, commencing July 1, 1997, and on the first business day of each month thereafter. The first interest payment date will represent interest from the date of issuance of the Notes through June 30,
                       1997.

Sinking Fund.........  None.

Optional Redemption..  The Company may elect to redeem the Notes, in whole or in part, upon
                       30 days' prior written notice, at any time on or after May 31, 2000, at 100% of the principal amount thereof plus accrued interest to the date of redemption. See "Description of the Notes--Redemption at the
                       Option of the Company."

Covenants............  The indenture under which the Notes will be issued (the "Indenture")
                       will restrict the ability of the Company, under certain
                       circumstances, to pay cash dividends, redeem or repurchase stock or make other capital distributions. The Indenture does not limit the ability of the Company or its subsidiaries to incur additional indebtedness. See "Description of the Notes--Limitation on Dividends
                       and Other Payments."

Limited Rights of
  Acceleration.......  Payment of principal of the Notes may be accelerated only in the case of certain events relating to the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal or interest on the
                       Notes or a failure to fulfill any other covenant of the Company contained in the Indenture. See "Description of the Notes--
                       Acceleration Events."

Subordination........  The Notes will be unsecured general obligations of BNC and will be subordinated to all existing and future Senior Indebtedness (as defined herein). As of May 16, 1997, the Company had approximately
                       $32.0 million of outstanding Senior Indebtedness (excluding deposits). The Indenture does not limit the ability of the Company or its subsidiaries to incur additional Senior Indebtedness or indebtedness ranking on a parity with the Notes. See "Capitalization"
                       and "Description of the Notes."

Use of Proceeds......  The estimated net proceeds of approximately $14.1 million from the sale of the Notes will be used to repay approximately $13.3 million of indebtedness expected to be outstanding under the Revolving Lines of Credit (as defined herein) at the time of the offering. In subsequent periods, BNC expects to borrow additional funds under the
                       Revolving Lines of Credit in order to provide additional working capital for general corporate purposes, including the funding of loans at BNC Financial. See "Use of Proceeds."


    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The statement of income data for the three years ended December 31, 1996, and the statement of financial condition data as of December 31, 1996 and 1995 set forth below have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP and included elsewhere in this Prospectus. The statement of financial condition data as of December 31, 1994 has been derived from financial statements not included in this Prospectus, which have been audited by Arthur Andersen LLP. The statement of income data for the two years ended December 31, 1993 and the statement of financial condition data as of December 31, 1993 and 1992 have been derived from financial statements not included in this Prospectus, which were audited by James J. Wosepka, CPA, independent public accountant. The statement of income and statement of financial condition data for the three months ended and as of March 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation thereof. The results for the three month period ended March 31, 1997 are not necessarily indicative of results to be expected for the full year. The following summary historical financial data should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                     AT OR FOR THE
                                                   THREE MONTHS ENDED                       AT OR FOR THE
                                                       MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1997       1996       1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Interest income.................................  $   6,060  $   4,485  $  20,957  $  15,283  $  10,263  $   8,920  $   9,376
Interest expense................................      3,115      2,537     11,107      8,542      4,411      4,068      4,995
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.............................      2,945      1,948      9,850      6,741      5,852      4,852      4,381
Provision for loan losses.......................        170         84        739        168        179         89        236
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan
  losses........................................      2,775      1,864      9,111      6,573      5,673      4,763      4,145
Noninterest income(1)...........................        481        371      2,096      1,736      1,399        993        957
Noninterest expense.............................      2,340      1,966      8,213      6,511      5,202      4,207      3,916
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes......................        916        269      2,994      1,798      1,870      1,549      1,186
Income taxes....................................        355        127      1,147        641        679        453        267
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income......................................  $     561  $     142  $   1,847  $   1,157  $   1,191  $   1,096  $     919
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per common share.....................  $    0.24  $    0.06  $    0.79  $    0.67  $    0.98  $    0.89  $    0.83
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding......  2,338,720  2,338,720  2,338,720  1,720,030  1,218,909  1,238,100  1,103,395

STATEMENT OF FINANCIAL CONDITION DATA:
Total assets....................................  $ 307,802  $ 239,807  $ 288,558  $ 240,399  $ 147,645  $ 122,414  $ 117,958
Net loans.......................................    207,747    147,812    201,403    119,635    109,450     82,777     69,328
Investment securities...........................     61,953     73,290     59,491     94,416     25,111     26,964     35,591
Deposits........................................    253,300    202,959    239,770    211,048    124,649    107,496    102,666
Stockholders' equity............................     22,903     20,968     22,635     20,887      9,540      8,904      7,808
Book value per common share.....................  $    9.79  $    8.97  $    9.68  $    8.93  $    7.87  $    7.19  $    7.08
Tangible book value per common share............       8.07       7.23       7.93       7.24       7.31       6.65       6.36

------------------------

(1) Includes loan origination fees of $191 and $164 for the three month periods ended March 31, 1997 and 1996, respectively, and $1,276, $559, $650, $320 and $173 for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

                                                                   AT OR FOR THE
                                                                 THREE MONTHS ENDED
                                                                                                    AT OR FOR THE
                                                                     MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                --------------------  ------------------------------------------
                                                                  1997       1996       1996       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------  ---------
KEY RATIOS:(1)
Net interest margin...........................................       4.38%      3.59%      4.09%      3.71%      4.70%      4.40%
Net interest spread...........................................       3.89       3.13       3.63       3.27       4.34       4.10
Return on average assets......................................       0.77       0.24       0.71       0.59       0.87       0.90
Return on average equity......................................       9.87       2.70       8.53       8.11      12.34      12.92
Stockholders' equity to total assets..........................       7.44       8.74       7.84       8.69       6.46       7.27
Nonperforming assets to total assets..........................       0.20       0.29       0.15       0.20       0.44       1.47
Nonperforming loans to total loans............................       0.22       0.47       0.14       0.40       0.49       1.93
Allowance for loan losses to total loans......................       0.83       0.76       0.78       0.87       0.92       0.85
Allowance for loan losses to nonperforming loans..............        382        164        555        218        188         44
Efficiency ratio(2)...........................................      68.32      84.80      68.75      76.81      71.74      71.98
Ratio of earnings to fixed charges:(3)
  Including interest on deposits..............................       1.29x      1.11x      1.27x      1.21x      1.42x      1.38x
  Excluding interest on deposits..............................       3.48       2.74       3.19       3.43       5.01       6.61


                                                                  1992
                                                                ---------
KEY RATIOS:(1)
Net interest margin...........................................       4.08%
Net interest spread...........................................       3.71
Return on average assets......................................       0.78
Return on average equity......................................      13.70
Stockholders' equity to total assets..........................       6.62
Nonperforming assets to total assets..........................       3.74
Nonperforming loans to total loans............................       5.80
Allowance for loan losses to total loans......................       1.55
Allowance for loan losses to nonperforming loans..............         27
Efficiency ratio(2)...........................................      73.36
Ratio of earnings to fixed charges:(3)
  Including interest on deposits..............................       1.24x
  Excluding interest on deposits..............................       4.52


------------------------------

(1) Ratios for the three months ended March 31, 1997 and 1996 have been annualized and are not necessarily indicative of the results for the entire year.

(2) The efficiency ratio is calculated by dividing noninterest expense by an amount equal to net interest income plus noninterest income.

(3) The consolidated ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges by fixed charges. Fixed charges represent interest expense (ratios are presented both including and excluding interest on deposits). Interest expense (other than on deposits) includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other borrowed funds.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY.

DEPENDENCE ON DIVIDENDS FROM SUBSIDIARY BANKS


    As a holding company, with the substantial majority of its assets represented by its equity interest in the Banks, the Company's ability to pay principal and interest on the Notes depends primarily upon the cash dividends the Company receives from the Banks, and, to a lesser extent, from BNC Financial. Dividend payments from the Banks are subject to state and federal regulatory limitations that are based on each Bank's earnings and capital. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the Banks. Payment of dividends by the Banks is also subject to the Banks' profitability, financial condition and capital expenditures and other cash flow requirements. At March 31, 1997, the Banks could pay total dividends to the Company of approximately $4.4 million without prior regulatory approval. Substantially all of the consolidated assets of the Company are held by the Banks, and, in the event of liquidation of both the Company and either of the Banks, creditors of such Banks, including depositors, would have first claim to such assets before holders of the Notes. No assurance can be given that the Banks will be able to pay dividends at past levels, or at all, in the future. See "Supervision and Regulation."


LIMITED COVENANTS

    The covenants in the Indenture are limited and are not designed to protect holders of the Notes in the event of a material adverse change in the Company's financial condition or results of operations. The covenants also do not limit the ability of the Company or any subsidiary to incur additional indebtedness. The covenants in the Indenture should not be a significant factor to an investor in evaluating whether the Company will be able to comply with its obligations under the Notes. See "Description of the Notes."

LIMITED RIGHT OF ACCELERATION OF NOTES

    Payment of principal or interest on the Notes may be accelerated only in the case of the bankruptcy, insolvency, reorganization or other similar proceeding of the Company. There is no right of acceleration in the case of a default in the payment of principal or interest on the Notes or in the performance of any other covenant of the Company. See "Description of the Notes--Acceleration Events."

SUBORDINATION


    The Notes will be unsecured general obligations of the Company and will be subordinated to all present and future Senior Indebtedness of the Company. The Notes also will be effectively subordinated to all of the present and future liabilities of the Company's subsidiaries. Since the Notes are obligations of the holding company only, the Company's subsidiaries are not obligated or required to pay any amounts pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. In the event of bankruptcy, liquidation, reorganization or similar proceeding of the Company, the holders of the Notes would not receive payment until all Senior Indebtedness had been paid in full. As of May 16, 1997, the Company had approximately $32.0 million of outstanding Senior Indebtedness (excluding deposits). The Indenture does not limit the ability of the Company or its subsidiaries to incur additional Senior Indebtedness or indebtedness ranking on a parity with the Notes. In the event of a payment default with respect to the Senior Indebtedness, no payments may be made on account of the Notes until such default has been cured or waived. See "Description of the Notes--Subordination." The Notes are not insured by the Federal Deposit Insurance Corporation ("FDIC") or otherwise and are not secured by any collateral or subject to any sinking fund.

RISKS OF GROWTH STRATEGY

    BNC has pursued and intends to continue to pursue an aggressive growth strategy. This strategy is focused primarily on expanding existing account relationships and developing new account relationships through its existing banking locations, but may also include acquisitions and establishment of DE NOVO banks and additional branches. The success of BNC's growth strategy will depend primarily on its ability to generate loans at acceptable risk and pricing levels and deposits with acceptable interest rates without proportionate increases in noninterest expenses. In addition, no assurance can be given that the Company will be successful in managing its internal growth and integrating acquired businesses, if any, into its existing operations. The management of such growth or the integration of any acquired business could result in unforeseen operational difficulties or require a disproportionate amount of management's attention.

    The Company intends to pursue internal growth through an emphasis on expanding its existing account relationships and by developing new relationships with small and mid-sized business customers and individuals. The Company's internal growth will depend in part on the economic conditions in its market areas. There can be no assurance that BNC will be successful in implementing its internal growth strategy. See "Business--Growth Strategy" and "--Market Area."


    BNC may pursue acquisitions of community banks and other financial institutions in its market areas and other strategic locations. BNC does not currently have any agreements, arrangements or understandings regarding the acquisition of any financial institution. BNC may not be successful in identifying acquisition candidates, integrating acquired institutions into BNC's operations, or preventing deposit erosion at acquired institutions. There are a limited number of attractive acquisition candidates in BNC's targeted market area, and BNC must compete with a variety of institutions, including multi-regional bank holding companies, for potential acquisitions. This competition, especially from multi-regional bank holding companies, is expected to intensify with the expected increase in interstate banking and branching that will be allowed under recently passed banking regulation. Any acquisition will be subject to regulatory approval, and there can be no assurance that BNC will obtain such approval. Moreover, the success of BNC's acquisition growth strategy will depend on maintenance of acceptable capital levels. There can be no assurance that BNC will be successful in implementing its acquisition growth strategy. See "Business-- Growth Strategy," "--Market Area" and "Supervision and Regulation."



    The Company intends to use a portion of the net proceeds of this offering and funds available to it under the Revolving Lines of Credit (as defined herein) to fund loan growth at BNC Financial, a non-bank commercial finance subsidiary acquired by the Company in 1996. Such lending often involves loans that have higher risk of default than traditional loans made by the Banks. See "Use of Proceeds" and "Business--Products and Services--Loans."


ALLOWANCE FOR LOAN LOSSES

    The inability of borrowers to repay loans can erode earnings and capital of banks. Like all banks, BNC maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio. BNC maintains the allowance at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond BNC's control. Such future losses may exceed current estimates of BNC's allowance for loan losses. At March 31, 1997, BNC had total nonperforming loans of $454,000 (0.22% of total loans). At the same date, BNC's allowance for loan losses was $1.7 million (0.83% of total loans and 382% of nonperforming loans). There can be no assurance that BNC's allowance for loan losses will be adequate to cover actual losses. Future additions to BNC's allowance for loan losses could result in a material decrease in BNC's net income and capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--

Nonperforming Loans and Assets," "--Allowance for Loan Losses" and the Company's Consolidated Financial Statements and notes thereto included elsewhere herein.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

    BNC's operating results may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. BNC's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. Since 1991, many banking organizations, including BNC, have experienced historically high interest rate spreads. There can be no assurance, however, that such high interest rate spreads will continue. Although economic conditions in BNC's market area have been generally stronger than those in other regions of the country, there can be no assurance that such conditions will continue to prevail. Substantially all of BNC's existing loans are to businesses and individuals in western North Dakota and Minnesota, and any decline in the economies of these areas could have an adverse impact on BNC. Like most banking institutions, BNC's net interest margin will continue to be affected by general economic conditions and other factors that influence market interest rates and BNC's ability to respond to changes in such rates. At any given time, BNC's assets and liabilities will be affected differently by a given change in interest rates, and as a result an increase or decrease in rates could have a positive or negative effect on BNC's net income, capital and liquidity. There can be no assurance that the positive trends or developments discussed in this Prospectus will continue or that negative trends or developments will not have a material adverse effect on BNC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Market Area," and "Supervision and Regulation--Monetary Policy."

DEPENDENCE ON KEY PERSONNEL

    BNC is highly dependent on the continued services of Tracy J. Scott, its Chairman of the Board and Chief Executive Officer, Gregory K. Cleveland, its President and Chief Financial Officer, Thomas J. Resch, President and Chief Executive Officer of BNC-Minnesota, and other key management personnel. The loss of any of these persons could adversely affect BNC's operations. BNC has entered into employment agreements with each of Tracy J. Scott, Gregory K. Cleveland and Thomas J. Resch. See "Management."

COMPETITIVE BANKING ENVIRONMENT


    The banking business is highly competitive. BNC competes for loans, including asset-based loans, and deposits with other commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and other non-bank financial institutions. Many of these competitors have substantially greater resources and lending limits than BNC, offer certain services that BNC does not currently provide and may offer more favorable pricing than BNC. In addition, non-depository institution competitors are generally not subject to the extensive laws and regulations applicable to BNC. Recent changes in federal banking laws are expected to facilitate and increase interstate branching and mergers and acquisitions among banks. Since September 1995, certain bank holding companies have been authorized to acquire banks throughout the United States. In addition, after June 1, 1997, certain banks will be permitted to merge with banks organized under the laws of different states and to operate branches in BNC's markets without a separate charter. These changes may result in even greater competition in the banking business. There can be no assurance that BNC's operations and profitability will not be adversely effected by the anticipated increase in competition in the banking business. Moreover, increased competition from multi-regional bank holding companies for acquisition candidates may affect BNC's ability to grow through acquisitions. See "Business--Competition" and "Supervision and Regulation."

NEED FOR TECHNOLOGICAL CHANGE

    The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in BNC's operations. Many of BNC's competitors have substantially greater resources to invest in technological improvements. There can be no assurance that the Company will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

POTENTIAL LIABILITY FOR UNDERCAPITALIZED SUBSIDIARY

    Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that BNC will be required to contribute capital to one or both of the Banks or any other bank that it may acquire in the event either of the Banks or such other bank becomes undercapitalized. Such capital contribution may adversely affect BNC's operations and limit its ability to pay principal of and interest on the Notes. See "Supervision and Regulation--BNC--Capital Adequacy" and "--The Banks--Capital Adequacy."


GOVERNMENT REGULATION


    BNC and the Banks are subject to extensive federal and state legislation, regulation and supervision that is intended to protect depositors rather than investors in the Company's securities. These regulations limit the manner in which BNC conducts its business and obtains financing. Powers of bank regulatory authorities include, but are not limited to, the ability to impose restrictions on the operation of a financial institution, to require the classification of assets by an institution and to dictate an increase in an institution's allowance for loan losses. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit BNC, others may increase its costs of doing business or otherwise adversely affect it and create competitive advantages for non-bank competitors. The Company cannot determine at this time the effect any changes could have on the Company's operations. See "Supervision and Regulation."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES


    The Notes are a new issue of securities for which there is currently no public market. The Company does not intend to list the Notes on any securities exchange and no active trading market is expected to develop. Although the Underwriter has informed the Company that it intends to make a market in the Notes, the Underwriter is not obligated to make a market in the Notes and any market making may be discontinued at any time at the sole discretion of the Underwriter. If a market develops for the Notes, there can be no assurance as to the liquidity of such market, the ability of holders to sell their Notes or the prices at which holders would be able to sell their Notes. If a market for the Notes does develop, the Notes may trade at a discount to their principal amount, depending upon prevailing interest rates, the market for similar securities, performance of the Company, performance of the banking industry and other factors. See "Underwriting."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Notes offered hereby, after deducting the underwriting discount and estimated offering expenses, will be approximately $14.1 million. BNC anticipates that approximately $13.3 million of the net proceeds will be used to repay indebtedness outstanding under the Revolving Lines of Credit.



    The Company has a $12.0 million revolving line of credit with Firstar Bank Milwaukee, N.A. (the "Firstar Line of Credit") which matures in February 1998 and bears interest at either the prime rate or LIBOR plus 2%, at the Company's option (7.51% per annum as of May 16, 1997). The Company expects to have $12.0 million outstanding under the Firstar Line of Credit immediately prior to the offering. BNC Financial has a $1.3 million revolving line of credit with Bank Windsor, N.A. (the "Windsor Line of Credit" and together with the Firstar Line of Credit, the "Revolving Lines of Credit") which matures in September 1997 and bears interest at the prime rate plus 0.75% (9.25% per annum as of May 16, 1997). The Company expects to have $1.3 million outstanding under the Windsor Line of Credit immediately prior to the offering.



    After the completion of the offering and the application of the net proceeds thereof as described herein, the Company and BNC Financial expect to borrow additional funds under the Revolving Lines of Credit to provide additional working capital for general corporate purposes, including the funding of loans at BNC Financial.



    The Notes are expected to qualify as Tier 2 capital for regulatory purposes. As Tier 2 capital, the Notes will help to further strengthen the capital structure of the Company.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization (including deposits) of BNC as of March 31, 1997, and as adjusted to give effect to the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom. This information is derived from the Company's Consolidated Financial Statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto contained elsewhere herein.

                                                                                               MARCH 31, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Deposits.................................................................................  $  253,300   $ 253,300
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Borrowings:
  Federal funds purchased................................................................  $    3,708   $   3,708
  Securities sold under agreements to repurchase.........................................       1,598       1,598
  Advances from the Federal Home Loan Bank...............................................      10,000      10,000
  Notes payable:
    Revolving Lines of Credit(1).........................................................       8,485          --
    Term loans...........................................................................       3,111       3,111
  Subordinated Notes due 2004 offered hereby.............................................          --      15,000
                                                                                           ----------  -----------
      Total borrowings...................................................................  $   26,902   $  33,417
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Stockholders' equity:
  Preferred Stock, $.01 par value per share, 2,000,000 shares authorized; no shares
    outstanding..........................................................................  $       --   $      --
  Common Stock, $.01 par value per share, 10,000,000 shares authorized; 2,364,100 shares
    issued, 2,338,720 shares outstanding.................................................          23          23
  Additional paid-in capital.............................................................      13,768      13,768
  Retained earnings......................................................................       9,578       9,578
  Treasury stock (25,380 shares).........................................................        (216)       (216)
  Unrealized loss on securities available for sale, net..................................        (250)       (250)
                                                                                           ----------  -----------
      Total stockholders' equity.........................................................  $   22,903   $  22,903
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Amounts due under the Revolving Lines of Credit are expected to be approximately $13.3 million immediately prior to the date of this Prospectus, which amount is expected to be paid in full with proceeds of the offering. Upon completion of the offering and the application of the net proceeds thereof as described in "Use of Proceeds," the Company will have approximately $13.3 million available under the Revolving Lines of Credit.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SECTION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND OTHER DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    BNC was formed in 1987 with the objective of acquiring and improving the performance of strategically located banks in North Dakota. In 1988, BNC acquired its initial bank, the First National Bank of Linton. In 1990, the Company formed BNC National Bank, formerly Bismarck National Bank, and acquired the Bismarck branch of Midwest Federal Savings Bank from the Resolution Trust Corporation. In January 1994, BNC acquired its third bank, Farmers & Merchants Bank of Beach ("FMB"), which had been managed and owned by certain members of BNC's executive management team since 1985. In 1995, BNC acquired seven North Dakota branches of First Bank fsb and sold FMB. In August 1995, the Company merged the First National Bank of Linton and BNC National Bank of Bismarck and changed the name of the resulting entity to BNC National Bank. In January 1996, BNC established a DE NOVO national bank in Minneapolis, Minnesota, and in May 1996 acquired BNC Financial, a non-bank finance company located in St. Cloud, Minnesota that primarily engages in asset-based lending.

RESULTS OF OPERATIONS


    Net income was $561,000 for the three month period ended March 31, 1997 compared to $142,000 for the three month period ended March 31, 1996. Net income was $1.8 million for the year ended December 31, 1996 as compared to $1.2 million in 1995. This earnings growth was due primarily to an increase in net interest income, which was driven by loan growth, and an increase in noninterest income.


    Loans totaled $209.5 million at March 31, 1997, an increase of $60.5 million, or 40.6%, from March 31, 1996. Total assets increased $68.0 million, or 28.4%, to $307.8 million as of March 31, 1997 compared to $239.8 million at March 31, 1996. Total deposits increased $50.3 million, or 24.8%, to $253.3 million at March 31, 1997 compared to $203.0 million at March 31, 1996.

    NET INTEREST INCOME. Net interest income, the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities, is the Company's principal source of earnings. The amount of net interest income is affected by changes in the volume and mix of earning assets, the level of rates earned on those assets, the volume and mix of interest-bearing liabilities, and the level of rates paid on those interest-bearing liabilities.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

    Net interest income increased $1.0 million, or 51%, to $2.9 million for the quarter ended March 31, 1997 as compared to the same period in 1996. Total interest income increased $1.6 million, or 35%, to $6.1 million for the first quarter of 1997 as compared to the $4.5 million recorded in the first quarter of 1996. The increase in interest income was primarily due to loan growth, as average earning assets increased $54.4 million, or 25%, to $272.9 million for the three months ended March 31, 1997 as compared to $218.5 million for the same period in 1996. The increase in net interest income between periods was also attributable in part to an increase in the yield on average earning assets to 9.00% for the quarter ended March 31, 1997 as compared to 8.26% for the same period in 1996. A change in mix of the earning asset portfolio contributed to the increase in interest income. During the first quarter of 1997, loans totaled 75% of the average earning asset portfolio as compared to only 62% for the quarter ended March 31, 1996. This increase in volume and the change in mix of the earning asset portfolio were caused by the Company's significant loan growth as investments were sold to fund loans. The increase in yield resulted from an increase in loan yield of 43 basis points (to 9.84% for the first quarter of 1997 from 9.41% for the first quarter of 1996) and the change in mix of the earning asset portfolio from lower yielding investments to higher yielding loans.

    Total interest expense increased $578,000, or 23%, to $3.1 million for the three months ended March 31, 1997 as compared to $2.5 million for the same period in 1996. The increase in interest expense was caused by an increase in volume of average interest-bearing liabilities, partially offset by decreases in cost on these liabilities. Total average interest-bearing liabilities increased $48.1 million, or 24%, to $247.1 million for the quarter ended March 31, 1997 as compared to $199.0 million for the quarter ended March 31, 1996. Average interest-bearing deposits and borrowings increased $35.2 million and $13.0 million, or 19% and 135%, respectively, for the three months ended March 31, 1997 as compared to the same period in 1996. The average cost on interest-bearing deposits decreased 10 basis points to 4.96% for the quarter ended March 31, 1997 as compared to 5.06% for the same period in 1996. The average cost of borrowed funds increased 15 basis points to 6.66% for the first quarter of 1997 as compared to 6.51% for the same period in 1996. The decrease in cost on deposits was offset somewhat by the increased cost on borrowings resulting in an improvement in total cost on rate related liabilities of 2 basis points to 5.11% for the quarter ended March 31, 1997 as compared to 5.13% for the same period in 1996.

    Net interest margin for the first quarter of 1997 was 4.38% as compared to 3.59% for the same period in 1996. The improvement in the Company's net interest margin was mainly attributable to the increase in yield on earning assets discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    Net interest income increased $3.1 million, or 46%, to $9.9 million for the year ended December 31, 1996 as compared to the same period in 1995. Total interest income increased $5.7 million, or 37%, to $21.0 million for 1996 as compared to the $15.3 million recorded in 1995. Loan growth during 1996 caused the increase in interest income as average earning assets increased $59.0 million, or 32%, to $240.9 million for the year ended December 31, 1996 as compared to $181.9 million in 1995. The increase in net interest income between periods was also attributable in part to an increase in the yield on average earning assets to 8.70% for 1996 as compared to 8.40% for 1995. A change in mix of the earning asset portfolio also contributed to the increase in interest income. During 1996, the average earning asset portfolio was comprised of 29% investments (yielding 6.50%) and 71% loans (yielding 9.54%) as compared to 36% investments (yielding 6.13%) and 64% loans (yielding 9.58%) in 1995. The volume increase and change in mix of the earning asset portfolio were caused by the Company's significant loan growth as investments were sold to fund loans. The increase in yield resulted from the increase in investment yield noted above and the change in mix of the earning asset portfolio from lower yielding investments to higher yielding loans.

    Total interest expense increased $2.6 million, or 30%, to $11.1 million for the year ended December 31, 1996 as compared to $8.5 million for 1995. The increase in interest expense was caused by an increase in volume of average interest-bearing liabilities offset by decreases in cost on these liabilities. Total average interest-bearing liabilities increased $52.6 million, or 32%, to $219.1 million for the year ended December 31, 1996 as compared to $166.5 million for the year ended December 31, 1995. Average interest-bearing deposits and borrowings increased $41.6 million and $11.0 million, or 27% and 105%, respectively, for the year ended December 31, 1996 as compared to 1995. The average cost on interest-bearing deposits decreased 47, 55, 15 and 26 basis points for interest-bearing checking and money market accounts, savings accounts, time deposits under $100,000 and time deposits of $100,000 and over, respectively. The decreased costs of deposits on a category by category basis, however, resulted in only a 7 basis point decrease in total deposit cost to 4.93% for the year ended December 31, 1996 as compared to 5.00% for 1995. Offsetting the by-category cost decreases was a shift in average deposit portfolio mix as time deposits accounted for 71% of total average deposit balances for the year ended December 31, 1996 as compared to less than 65% for 1995. This change was caused primarily by the mix of deposits acquired in 1995. Over 80% of the $94.2 million of such acquired and retained deposits were time deposits (a portion of which were sold along with FMB in October
1995).

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    Net interest income increased $889,000, or 15%, to $6.7 million for the year ended December 31, 1995 as compared to the $5.9 million recorded for the same period in 1994. Total interest income increased $5.0 million, or 49%, to $15.3 million for 1995 as compared to the $10.3 million recorded in 1994. The increased interest income was the net result of rate, volume and mix variances in the earning asset portfolio. The most significant factor was the increase in average earning assets of $57.4 million, or 46%, to $181.9 million for the twelve months ended December 31, 1995 as compared to $124.5 million for the same period in 1994. The yield on earning assets increased 16 basis points to 8.40% for 1995 as compared to 8.24% for 1994. A change in mix of the earning asset portfolio also occurred. During 1995, the average earning asset portfolio was comprised of 36% investments (yielding 6.13%) and 64% loans (yielding 9.58%) as compared to 21% investments (yielding 5.34%) and 79% loans (yielding 8.95%) in 1994. The increases in loan and investment yields were offset by the mix change noted above. The volume increase and change in mix of the earning asset portfolio were caused by a combination of the Company's corporate developments in 1995, including the deposit acquisition (as acquired funds were invested), internal loan growth and the sale of FMB.


    Total interest expense increased $4.1 million, or 94%, to $8.5 million for the year ended December 31, 1995 as compared to $4.4 million for 1994. The increase in interest expense was caused by an increase in volume of average interest-bearing liabilities and increases on costs of the liabilities. Total average interest-bearing liabilities increased $53.6 million, or 47%, to $166.5 million for the year ended December 31, 1995 as compared to $112.9 million for 1994. Average interest-bearing deposits and borrowings increased $52.6 million and $1.0 million, or 51% and 10%, respectively, for the year ended December 31, 1995 as compared to 1994. The average cost on interest-bearing deposits increased to 5.00% for 1995 as compared to 3.81% for 1994. The increase in cost of deposits was caused by an aggressive bid for deposits at BNC-North Dakota in late 1994 and early 1995 and the higher than anticipated cost on the deposits acquired in August 1995. The high percentage of time deposits to total deposits acquired also contributed to the overall increase in average deposit cost as the mix of the deposit portfolio changed such that a higher percentage of deposits were in time deposits versus noninterest and low interest-bearing deposits. See "--Financial Condition--Deposits and Borrowed Funds."


    The following table sets forth, for the periods indicated, certain information relating to BNC's average balance sheets and reflects the yield on average assets and cost of average liabilities. Such yields and costs are derived by dividing income and expense by the average balance of assets and liabilities. No tax equivalent adjustments were made, and all average balances have been derived from monthly averages which are indicative of daily averages.

                                                 THREE MONTHS ENDED MARCH 31,
                               ----------------------------------------------------------------
                                            1997                             1996
                               -------------------------------  -------------------------------
                                          INTEREST    AVERAGE              INTEREST    AVERAGE
                                AVERAGE   EARNED OR  YIELD OR    AVERAGE   EARNED OR  YIELD OR
                                BALANCE     PAID       COST      BALANCE     PAID       COST
                               ---------  ---------  ---------  ---------  ---------  ---------
                                                    (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds sold.......... $  11,840  $    159       5.45%  $   2,769  $     40       5.81%
  Taxable investments.........    57,032       915       6.51      79,242     1,236       6.27
  Tax-exempt investments......       789        12       6.17       1,245        20       6.46
  Loans(1)....................   204,931     4,974       9.84     136,317     3,189       9.41
  Allowance for loan losses...    (1,675)       --         --      (1,081)       --         --
                               ---------  ---------             ---------  ---------
    Total interest-earning
      assets(2)...............   272,917     6,060       9.00     218,492     4,485       8.26
  Noninterest-earning assets:
    Cash and due from banks...     6,074                            5,202
    Other.....................    15,058                           12,858
                               ---------                        ---------
      Total assets............ $ 294,049                        $ 236,552
                               ---------                        ---------
                               ---------                        ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    NOW and money market
      accounts................ $  45,840  $    338       2.99%  $  36,772  $    233       2.55%
    Savings...................     8,694        49       2.29       8,147        46       2.27
    Certificates of deposit:
      Under $100,000..........   128,123     1,768       5.60     126,114     1,832       5.84
      $100,000 and over.......    41,962       590       5.70      18,426       271       5.92
                               ---------  ---------             ---------  ---------
        Total interest-bearing
          deposits............   224,619     2,745       4.96     189,459     2,382       5.06
  Short-term borrowings:
    Securities and loans sold
      under agreements to
      repurchase and federal
      funds purchased.........     1,346        21       6.33       5,302        70       5.31
    FHLB notes payable........    10,000       141       5.72       1,000        17       6.84
  Long-term borrowings........    11,184       208       7.54       3,272        68       8.36
                               ---------  ---------             ---------  ---------
      Total interest-bearing
        liabilities...........   247,149     3,115       5.11     199,033     2,537       5.13
  Noninterest-bearing demand
    accounts..................    19,349                           12,198
                               ---------                        ---------
      Total deposits and
        interest-bearing
        liabilities...........   266,498                          211,231
  Other noninterest-bearing
    liabilities...............     4,484                            4,225
                               ---------                        ---------
      Total liabilities.......   270,982                          215,456
  Stockholders' equity........    23,067                           21,096
                               ---------                        ---------
      Total liabilities and
        stockholders'
        equity................ $ 294,049                        $ 236,552
                               ---------                        ---------
                               ---------                        ---------
Net interest income...........            $  2,945                         $  1,948
                                          ---------                        ---------
                                          ---------                        ---------
Net interest spread...........                           3.89%                            3.13%
                                                     ---------                        ---------
                                                     ---------                        ---------
Net interest margin...........                           4.38%                            3.59%
                                                     ---------                        ---------
                                                     ---------                        ---------
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities.................    110.43%                          109.78%
                               ---------                        ---------
                               ---------                        ---------

                                                                    YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------------------------------------

                                            1996                             1995                             1994
                               -------------------------------  -------------------------------  -------------------------------

                                          INTEREST    AVERAGE              INTEREST    AVERAGE              INTEREST    AVERAGE

                                AVERAGE   EARNED OR  YIELD OR    AVERAGE   EARNED OR  YIELD OR    AVERAGE   EARNED OR  YIELD OR

                                BALANCE     PAID       COST      BALANCE     PAID       COST      BALANCE     PAID       COST

                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

ASSETS
  Federal funds sold.......... $   2,714  $    145       5.34%  $  11,348  $    651       5.74%  $   4,086  $    110       2.69%

  Taxable investments.........    66,547     4,359       6.55      52,154     3,213       6.16      21,260     1,211       5.70

  Tax-exempt investments......     1,090        70       6.42       1,705       134       7.86       1,287       100       7.77

  Loans(1)....................   171,780    16,383       9.54     117,773    11,285       9.58      98,749     8,842       8.95

  Allowance for loan losses...    (1,265)       --         --      (1,117)       --         --        (871)       --         --

                               ---------  ---------             ---------  ---------             ---------  ---------
    Total interest-earning
      assets(2)...............   240,866    20,957       8.70     181,863    15,283       8.40     124,511    10,263       8.24

  Noninterest-earning assets:
    Cash and due from banks...     5,240                            5,290                            4,216
    Other.....................    13,393                           10,095                            7,883
                               ---------                        ---------                        ---------
      Total assets............ $ 259,499                        $ 197,248                        $ 136,610
                               ---------                        ---------                        ---------
                               ---------                        ---------                        ---------
LIABILITIES AND STOCKHOLDERS'
  Deposits:
    NOW and money market
      accounts................ $  38,920  $  1,004       2.58%  $  38,941  $  1,187       3.05%  $  36,423  $    990       2.72%

    Savings...................     8,498       196       2.31       7,598       217       2.86       7,187       189       2.63

    Certificates of deposit:
      Under $100,000..........   124,682     7,055       5.66      93,983     5,456       5.81      50,259     2,277       4.53

      $100,000 and over.......    25,499     1,483       5.82      15,486       942       6.08       9,523       488       5.12

                               ---------  ---------             ---------  ---------             ---------  ---------
        Total interest-bearing
          deposits............   197,599     9,738       4.93     156,008     7,802       5.00     103,392     3,944       3.81

  Short-term borrowings:
    Securities and loans sold
      under agreements to
      repurchase and federal
      funds purchased.........     7,340       408       5.56       3,546       172       4.85       3,366        60       1.78

    FHLB notes payable........     7,192       406       5.65       3,483       231       6.63       2,667       130       4.87

  Long-term borrowings........     7,027       555       7.90       3,499       337       9.63       3,525       277       7.86

                               ---------  ---------             ---------  ---------             ---------  ---------
      Total interest-bearing
        liabilities...........   219,158    11,107       5.07     166,536     8,542       5.13     112,950     4,411       3.90

  Noninterest-bearing demand
    accounts..................    15,147                           13,233                           11,942
                               ---------                        ---------                        ---------
      Total deposits and
        interest-bearing
        liabilities...........   234,305                          179,769                          124,892
  Other noninterest-bearing
    liabilities...............     3,539                            3,208                            2,068
                               ---------                        ---------                        ---------
      Total liabilities.......   237,844                          182,977                          126,960
  Stockholders' equity........    21,655                           14,271                            9,650
                               ---------                        ---------                        ---------
      Total liabilities and
        stockholders'
        equity................ $ 259,499                        $ 197,248                        $ 136,610
                               ---------                        ---------                        ---------
                               ---------                        ---------                        ---------
Net interest income...........            $  9,850                         $  6,741                         $  5,852
                                          ---------                        ---------                        ---------
                                          ---------                        ---------                        ---------
Net interest spread...........                           3.63%                            3.27%                            4.34%

                                                     ---------                        ---------                        ---------

                                                     ---------                        ---------                        ---------

Net interest margin...........                           4.09%                            3.71%                            4.70%

                                                     ---------                        ---------                        ---------

                                                     ---------                        ---------                        ---------

Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities.................    109.91%                          109.20%                          110.24%
                               ---------                        ---------                        ---------
                               ---------                        ---------                        ---------


------------------------------


(1) Interest income does not include loan origination fees other than those amortized and included as an adjustment to loan yield as required under Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Average nonaccrual loans are included in average loans outstanding.



(2) Yields do not include adjustments for tax-exempt interest because such interest is not material.

    The following table illustrates, for the periods indicated, the changes in BNC's net interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. Changes in net interest income due to both volume and rate have been included in the changes due to rate.


                                              THREE MONTHS ENDED
                                                   MARCH 31,                               YEAR ENDED DECEMBER 31,
                                       ---------------------------------  ---------------------------------------------------------
                                             1997 COMPARED TO 1996              1996 COMPARED TO 1995        1995 COMPARED TO 1994
                                       ---------------------------------  ---------------------------------  ----------------------
                                           CHANGE DUE TO                      CHANGE DUE TO                      CHANGE DUE TO
                                       ----------------------             ----------------------             ----------------------
                                         VOLUME       RATE       TOTAL      VOLUME       RATE       TOTAL      VOLUME       RATE
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
                                                                              (IN THOUSANDS)
Interest-earning assets:
  Federal funds sold.................   $     131   $     (12) $     119   $    (496)  $     (10) $    (506)  $     196   $     345
  Investments........................        (354)         25       (329)        856         226      1,082       1,821         215
  Loans..............................       1,605         180      1,785       5,175         (77)     5,098       1,703         740
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
    Total increase in interest
      income.........................       1,382         193      1,575       5,535         139      5,674       3,720       1,300
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
Interest-bearing liabilities:
  NOW and money market accounts......          57          48        105          (1)       (182)      (183)         68         129
  Savings............................           3          --          3          26         (47)       (21)         11          17
  Certificates of deposit:
    Under $100,000...................          29         (93)       (64)      1,782        (183)     1,599       1,981       1,198
    $100,000 and over................         346         (27)       319         609         (68)       541         306         148

  Short-term borrowings:
    Securities and loans sold under
      agreements to repurchase and
      federal funds purchased........         (52)          3        (49)        184          52        236           3         109
    FHLB notes payable...............         153         (29)       124         246         (71)       175          40          61
  Long-term borrowings...............         164         (24)       140         340        (122)       218          (2)         62
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
    Total increase (decrease) in
      interest expense...............         700        (122)       578       3,186        (621)     2,565       2,407       1,724
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
    Increase (decrease) in net
      interest income................   $     682   $     315  $     997   $   2,349   $     760  $   3,109   $   1,313   $    (424)
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------
                                       -----------  ---------  ---------  -----------  ---------  ---------  -----------  ---------


                                         TOTAL
                                       ---------

Interest-earning assets:
  Federal funds sold.................  $     541
  Investments........................      2,036
  Loans..............................      2,443
                                       ---------
    Total increase in interest
      income.........................      5,020
                                       ---------
Interest-bearing liabilities:
  NOW and money market accounts......        197
  Savings............................         28
  Certificates of deposit:
    Under $100,000...................      3,179
    $100,000 and over................        454
  Short-term borrowings:
    Securities and loans sold under
      agreements to repurchase and
      federal funds purchased........        112
    FHLB notes payable...............        101
  Long-term borrowings...............         60
                                       ---------
    Total increase (decrease) in
      interest expense...............      4,131
                                       ---------
    Increase (decrease) in net
      interest income................  $     889
                                       ---------
                                       ---------


    PROVISION FOR LOAN LOSSES. Management determines a provision for loan losses which it considers sufficient to maintain an adequate allowance for loan losses. In evaluating the adequacy of the allowance for loan losses, consideration is given to historical charge-off experience, growth of the loan portfolio, changes in the composition of the loan portfolio, general economic conditions, information regarding specific borrower status including financial condition and related loan collateral values and other factors and estimates that are subject to change over periods of time. Estimating the risk and potential amount of loss on loans is subjective. Ultimate losses may vary from current estimated losses. Management reviews its estimates periodically and, as adjustments become necessary, such adjustments are reported in income through the provision for loan losses in the appropriate period.

    The provision for loan losses was $170,000 during the quarter ended March 31, 1997 as compared to $84,000 for the quarter ended March 31, 1996. The increased provision was booked in order to allow the Company's allowance for loan losses to keep pace with the loan growth the Company has experienced. The allowance for loan losses as a percentage of total loans increased from 0.76% at March 31, 1996 to 0.83% at March 31, 1997.

    The provision for loan losses was $739,000 in 1996, an increase of $571,000 or 340% over the 1995 provision which was $168,000, a decrease of $11,000, or 6%, from 1994's provision for loan losses of $179,000. Management increased the loan loss provision in 1996 due to the Company's significant loan growth. Management believes the resulting allowance for loan losses is adequate to cover anticipated losses in the loan portfolio at March 31, 1997. The decrease in the provision for 1995 as compared to 1994 reflects the fact that $9.2 million of loans were sold with FMB during 1995, resulting in a lower average risk grade in the Company's loan portfolio and an allowance for loan losses considered adequate to cover anticipated losses in the loan portfolio at December 31, 1995.

    Net charge-offs through the allowance for loan losses were $28,000 for the three month period ended March 31, 1997, while net recoveries were $4,000 for the three month period ended March 31, 1996. Net charge-offs were $193,000 and $41,000 for the years ended December 31, 1996 and 1995, respectively. Net recoveries through the allowance for loan losses during 1994 were $129,000. The allowance for loan losses was $1.7 million as of March 31, 1997 and $1.1 million as of March 31, 1996 and 1995. See "--Financial Condition--Allowance for Loan Losses."

    NONINTEREST INCOME. The following table presents, for the periods indicated, the major categories of the Company's noninterest income:

                                                                           THREE MONTHS
                                                                         ENDED MARCH 31,               YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                       --------------------  -------------------------------
                                                                         1997       1996       1996       1995       1994
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                                          (IN THOUSANDS)
Loan fees............................................................  $     191  $     164  $   1,276  $     559  $     650
Service charges......................................................        124         99        418        401        259
Rental income........................................................         24          9         34         37        126
Net gain (loss) on sales of securities...............................        (11)         5         19        (18)        28
Other noninterest income.............................................        153         94        349        757        336
                                                                       ---------  ---------  ---------  ---------  ---------
  Total noninterest income...........................................  $     481  $     371  $   2,096  $   1,736  $   1,399
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------


Total noninterest income increased $110,000 or 30% to $481,000 for the three months ended March 31, 1997 from $371,000 for the first quarter of 1996. This increase resulted from small increases in loan fees, service charges and rental income as well as an increase in other non-interest income, primarily fee income from the Company's recently established private banking division at BNC-North Dakota. Total noninterest income increased $360,000, or 21%, to $2.1 million for the year ended December 31, 1996 as compared to the same period in 1995. Total noninterest income for the year ended December 31, 1995 was $1.7 million, an increase of $337,000, or 24%, from the $1.4 million recorded for the year ended December 31, 1994.



    LOAN FEE INCOME totaled $191,000 for the first quarter of 1997, a $27,000 increase over the same period in 1996. Loan fee income for the twelve month period ended December 31, 1996 totaled $1.3 million, a $717,000 increase over the same period in 1995. Loan fee income for the year ended December 31, 1995 was $559,000 as compared to $650,000 for the same period in 1994. The increase in loan fee income for the year ended December 31, 1996 as compared to the same period in 1995 was primarily the result of recognition of loan origination fees on several large commercial loans originated and sold without recourse during 1996. BNC-North Dakota generated over $1.0 million of the $1.3 million in loan fees recognized in 1996. Management cannot predict with any degree of certainty the amount of loans which will be originated and related loan fees which will be recognized in future periods.


    SERVICE CHARGES totaled $124,000 for the first quarter of 1997 as compared to $99,000 for the same period in 1996. Service charges for the year ended December 31, 1996 totaled $418,000 as compared to $401,000 for the same period in 1995. Service charges in 1995 increased $142,000, or 55%, from the $259,000 recorded in 1994. The increase in service charge income for the year ended December 31, 1995 as compared to 1994 was due primarily to volume-related increases in service charge income on commercial transaction accounts coupled with increases in fees charged for certain account activity.

    RENTAL INCOME was $24,000 and $9,000 for the three month periods ending March 31, 1997 and 1996, respectively, and $34,000, $37,000 and $126,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The decrease in rental income in 1996 and 1995 as compared to 1994 is attributable to the Company's growth. Excess space in the Company's principal office building in Bismarck was rented to outside entities in 1994. During 1995 and 1996, that space was occupied by BNC personnel.

    NET INVESTMENT SECURITIES LOSSES were $11,000 for the three month period ended March 31, 1997 as compared to net gains of $5,000 for the same period in 1996. For the year ended December 31, 1996, the Company had net investment securities gains of $19,000 as compared to net losses of $18,000 and net gains of $28,000 for the years ended December 31, 1995 and 1994, respectively. In 1996, the proceeds from securities sales were $49 million with resultant gross gains and losses recorded of $32,000 and $13,000, respectively. In 1995, the proceeds from securities sales were $89 million with resultant gross gains and losses recorded of $5,000 and $23,000, respectively. In 1994, the proceeds from securities sales were $18 million with resultant gross gains and losses recorded of $33,000 and $5,000, respectively.

    OTHER NONINTEREST INCOME, which includes various fee income items, commission income from the sale of nondeposit investments, consulting income and other miscellaneous income items was $153,000 and $94,000 for the three month periods ended March 31, 1997 and 1996, respectively, and $349,000 for the year ended December 31, 1996 as compared to $757,000 and $336,000 for the years ended December 31, 1995 and 1994, respectively. The decrease in other noninterest income of $408,000 for the year ended December 31, 1996 as compared to the year ended December 31, 1995 was primarily the result of the $316,000 gain recognized on the sale of FMB during 1995. Commission income on sales of nondeposit investments decreased $135,000 in 1996 as compared to 1995 due to a reduction of personnel in the nondeposit investment sales area. These items were offset by smaller increases in other miscellaneous fee income and income derived from the consulting activities of BNC Financial. The increase of $421,000 in other noninterest income for 1995 as compared to 1994 was a result of the $316,000 gain on the sale of FMB recorded in 1995 and an increase of $217,000 in commission income on the sale of nondeposit investments in 1995 as compared to 1994. The increased commission income recorded for the year ended December 31, 1995 as compared to the year ended December 31, 1994 reflects the fact that 1995 was the first full year of nondeposit investment sales activities for the Company. The increased income from the sale of nondeposit investments and the gain on the sale of FMB in 1995 were offset by smaller decreases in fee income, consulting income and other miscellaneous income in 1995.

    NONINTEREST EXPENSE. The following table presents, for the periods indicated, the major categories of the Company's noninterest expense:

                                                   THREE MONTHS                YEAR ENDED
                                                 ENDED MARCH 31,              DECEMBER 31,
                                               --------------------  -------------------------------
                                                 1997       1996       1996       1995       1994
                                               ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
Salaries and employee benefits...............  $   1,284  $     976  $   4,311  $   3,352  $   2,990
Depreciation and amortization................        280        219        980        619        444
Occupancy....................................        221        140        675        413        305
Office supplies, telephone and postage.......        125        121        505        521        227
Professional services........................         81        103        360        246        236
Marketing and promotion......................         87        112        352        424        211
FDIC and other assessments...................         41         71        239        296        308
Other........................................        221        224        791        640        481
                                               ---------  ---------  ---------  ---------  ---------
Total noninterest expense....................  $   2,340  $   1,966  $   8,213  $   6,511  $   5,202
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Efficiency ratio(1)..........................      68.32%     84.80%     68.75%     76.81%     71.74%

------------------------

(1) Noninterest expense divided by an amount equal to net interest income plus noninterest income.

    Noninterest expense increased $374,000 or 19% from $2.0 million for the three months ended March 31, 1996 to $2.3 million for the three months ended March 31, 1997. The increase in non-interest expense is a function of the growth experienced by the Company during the past 24 months. Salaries and employee benefits expense increased $308,000 for the first quarter of 1997 as compared to the same quarter in 1996, as average full-time equivalent employees increased from 95 for the quarter ended March 31, 1996 to 116 for the quarter ended March 31, 1997. The Company also experienced increases in occupancy, depreciation and amortization expense in the first quarter of 1997 as compared to the same period in 1996. These increases were caused by additional rent expense, the purchase (and related depreciation expense) of furniture and equipment and the amortization of intangibles related to BNC-Minnesota (chartered in January 1996), BNC Financial (acquired in May
1996), the acquisitions of the accounting firm of Gregory K. Cleveland & Company (December 1996) and J.D. Meier Insurance Agency (early 1997) and BNC-North Dakota's purchase of an additional office building in Bismarck (early 1997). See "Certain Transactions." These increases in non-interest expense were partially offset by decreases in FDIC and Office of the Comptroller of the Currency ("OCC") assessments and professional and marketing expenses.


    For the year ended December 31, 1996, total noninterest expense increased $1.7 million, or 26%, as compared to total noninterest expense for the same period in 1995. Total noninterest expense for the year ended December 31, 1995 was $6.5 million, an increase of $1.3 million, or 25%, as compared to total noninterest expense for the year ended December 31, 1994. The overall increases in noninterest expense resulted from the growth and expansion the Company experienced during this two year period.

    SALARIES AND EMPLOYEE BENEFITS represent the largest category of noninterest expense at 55%, 50%, 52%, 51% and 57% of total noninterest expense for the quarters ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. Salary and employee benefits expense includes salaries, applicable payroll and unemployment taxes, premiums for health, life and disability insurance, incentive bonuses and contributions to the Company's 401(k) plan. Salaries and benefits totaled $1.3 million for the first quarter of 1997, an increase of 32% over the same period in 1996, and $4.3 million for the year ended December 31, 1996, an increase of $959,000, or 29%, as compared to 1995. The total salaries and benefits expense of $3.4 million recorded for the year ended December 31, 1995 represented an increase of $362,000, or 12%, over the total salaries and benefits recorded for the year ended December 31, 1994. Salaries and incentives totaled $1.1 million, $831,000, $3.7 million, $3.0 million and $2.4 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. Officer and employee insurance expenses totaled $60,000, $52,000, $215,000, $132,000 and $140,000 for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. Increases in these expenses are attributable to the Company's expansion which resulted in average full-time equivalent employees of 118, 97, 105, 68 and 54 for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively.

    DEPRECIATION AND AMORTIZATION EXPENSE totaled $280,000 for the first quarter of 1997 as compared to $219,000 for the same period in 1996. For the year ended December 31, 1996, depreciation and amortization totaled $980,000, an increase of $361,000, or 58%, as compared to the year ended December 31, 1995. The total depreciation and amortization expense of $619,000 recorded for the year ended December 31, 1995 represented an increase of $175,000, or 39%, over the $444,000 recorded for the year ended December 31, 1994. Total depreciation and amortization expense on premises, leasehold improvements and equipment recorded for the three month periods ending March 31, 1997 and 1996 and the years ending December 31, 1996, 1995 and 1994 was $152,000, $104,000, $499,000, $377,000 and
$348,000, respectively, with the increases resulting from additions to premises, leasehold improvements and equipment of $850,000 and $360,000 in the first quarters of 1997 and 1996, respectively, and $1.4 million, $2.0 million and $345,000 in the years ending December 31, 1996, 1995 and 1994, respectively. Amortization expense on intangible assets totaled $128,000, $115,000, $481,000, $242,000 and $96,000 for the three month periods ending March 31, 1997 and 1996 and the years ending December 31, 1996, 1995 and 1994, respectively. This increase is attributable to intangible assets recorded on acquisitions during 1995 and

1996, including $3.6 million in deposit premiums and acquisition costs relating to the August 1995 deposit acquisition, and certain smaller intangibles relating to BNC's other acquisitions.


    OCCUPANCY EXPENSE for the three months ended March 31, 1997 totaled $221,000, a 58% increase over the same period in 1996. Occupancy expenses for the year ended December 31, 1996 increased $262,000, or 63%, as compared to the year ended December 31, 1995. The total occupancy expense of $413,000 recorded for the year ended December 31, 1995 represented an increase of $108,000, or 35%, over the year ended December 31, 1994. This category includes rent expense, building maintenance, utilities, real estate taxes, property insurance, and furniture and fixture, EDP and other maintenance. The $262,000 increase in occupancy expense in 1996 was caused primarily by increased rent expense of $187,000 attributable to BNC's facilities in Minneapolis and St. Cloud, Minnesota as well as Garrison and Watford City, North Dakota. See "Business--Properties." The remainder of the $262,000 increase consisted of small increases in each of the other occupancy expense categories attributable to operation of the facilities acquired during the second half of 1995 and early 1996. The $108,000 increase in occupancy expense recorded in 1995 as compared to 1994 resulted from small increases in most of the occupancy expense categories and was attributable to the acquisition of the North Dakota branches during third quarter 1995 and the operation of a loan production office by BNC-North Dakota in Minneapolis prior to BNC-Minnesota being chartered in January 1996.



    OFFICE SUPPLIES, TELEPHONE AND POSTAGE EXPENSES decreased slightly for the year ended December 31, 1996, in comparison to the same period in 1995. The increase in expense in this category of $294,000 from the $227,000 recorded for the year ended December 31, 1994 to the $521,000 recorded for the year ended December 31, 1995 was caused primarily by expenses incurred in opening the loan production office in Minneapolis and bringing the BNC-North Dakota branch offices on line in August 1995. Such expenses totaled $125,000 in the first quarter of 1997, a 3% increase from the same period in 1996. Expenses included in this category are office supplies, special forms, customer checks, data processing supplies, telephone and postage and freight expense. BNC recorded decreases in expenses relating to office supplies, special forms, customer checks and data processing supplies during 1996 as compared to 1995. Telephone and postage and freight expense, however, increased in 1996 as a result of the number of facilities operating and the additional customers acquired in the 1995 branch acquisition.



    PROFESSIONAL SERVICES EXPENSE includes legal, audit and tax preparation fees as well as software support and other consulting expense. Total professional services expense of $81,000, $103,000, $360,000, $246,000 and $236,000 was
recorded for the three months ended March 31, 1997 and 1996 and for the years ending December 31, 1996, 1995 and 1994, respectively. The $114,000 increase for 1996 as compared to 1995 was mainly attributable to increases in legal and audit fees.



    MARKETING AND PROMOTION EXPENSES totaled $87,000, $112,000, $352,000, $424,000 and $211,000 for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. This category includes advertising, public and community relations and miscellaneous promotional campaign expenses. The $213,000 increase in this category for 1995 as compared to 1994 is almost entirely attributable to ad campaigns conducted in connection with the 1995 branch acquisition and the reorganization of the Company's North Dakota banks into BNC-North Dakota, and the resulting name change for such bank.



    FDIC AND OTHER ASSESSMENTS EXPENSE includes FDIC deposit insurance premiums and OCC assessments. Total FDIC and OCC assessments were $41,000, $71,000, $239,000, $296,000 and $308,000 for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. The decreases in this expense category have been caused primarily by changes in the FDIC's risk related deposit insurance premiums. During 1994, the Company paid FDIC assessments of 23 basis points annually on its deposits insured by the Bank Insurance Fund ("BIF"). In 1995, the Company acquired approximately $94 million of deposits insured by the Savings Association Insurance Fund ("SAIF"). The addition of the SAIF deposits and the increased insurance expense attributable to them was offset by the reduction of premium rates on BIF deposits to 0 basis points for the Banks and an FDIC deposit insurance refund paid to BIF insured banks due to the recapitalization of the BIF to the required level of 1.25% of insured deposits. During 1996, the Company's assessment expenses further decreased because of the reduction of premium rates on SAIF deposits to 0 basis points and a deposit insurance refund paid to SAIF insured banks upon recapitalization of the SAIF to 1.25% of insured deposits. Unless there are additional changes to the deposit insurance regulations, management expects expense in this category to decline in 1997, as they did in the first quarter of 1997, as the Banks are currently being assessed only for interest payable on Financing Corporation bonds (issued between 1987 and 1989 to resolve failed savings and loan associations). The assessments are
1.30 basis points annually on BIF insured deposits and 6.48 basis points annually on SAIF insured deposits.

    OTHER NONINTEREST EXPENSE includes directors fees, blanket bond and other insurance expense, education and development expense, correspondent changes, travel, dues, conventions and other miscellaneous expense categories. Total other noninterest expense was $221,000, $224,000, $791,000, $640,000 and
$481,000 for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. The increase of $151,000 in this expense category for 1996 as compared to 1995 was attributable to small increases in several of the categories mentioned above. The increase of $159,000 for 1995 as compared to 1994 was also caused by small increases in many of the categories mentioned above.


    INCOME TAXES. Federal and state income taxes increased by $228,000 from $127,000 for the three months ended March 31, 1996 to $355,000 for the three months ended March 31, 1997 due to an increase in pretax income of $647,000. The income tax provision for the years 1996, 1995 and 1994 was $1.1 million, $641,000 and $679,000, respectively. As a percentage of pretax income, income tax expense for 1996 was 38.3%, as compared to 35.7% in 1995 and 36.3% in 1994. The increase in income tax expense relative to pretax income in 1996 as compared to 1995 resulted from an increase in the percentage of taxable income on municipal bonds. Consolidated federal income tax returns were filed for all of the periods presented.


FINANCIAL CONDITION

    INVESTMENT SECURITIES. BNC's investment policy is designed to: enhance net income and return on equity through prudent management of risk; ensure liquidity for cash-flow requirements; help manage interest rate risk; ensure collateral is available for public deposits, advances and repurchase agreements; and manage asset diversification. In managing the portfolio and the composition of the entire balance sheet, the Company seeks a balance among earnings, credit and liquidity considerations, with a goal of maximizing the longer-term overall profitability of the Company.


    Investments are centrally managed by the President of BNC-North Dakota in order to aid in compliance with federal laws and regulations, which place certain restrictions on the amounts and types of investments BNC may hold. See "Supervision and Regulation." BNC's liquidity is monitored and managed, and the maturity dates of the Company's investments are structured to maintain necessary liquidity. See "--Liquidity." However, the primary goal of BNC's investment policy is to maintain an appropriate relationship between assets and liabilities while maximizing interest rate spreads. Accordingly, BNC monitors the sensitivity of its assets and liabilities to changes in interest rates and maturities and directs the Company's overall acquisition and allocation of funds. See "--Asset/Liability Management."


    As of March 31, 1997, BNC had $62.0 million of securities in its investment portfolio as compared to $59.5 million, $94.4 million and $25.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. The decrease in investment securities in 1996 and 1997 has resulted from the transfer of funds from investments to loans as the Company has funded the significant loan growth experienced during 1996 and 1997. The increase in investment securities at December 31, 1995 as compared to 1994 resulted from the investment of the funds received in the 1995 branch acquisition. See "--Results of Operations--Net Interest Income" and "--Financial Condition--Loan Portfolio." Investments accounted for 20%, 21%, 39% and 17% of total assets as of March 31, 1997 and December 31, 1996, 1995 and 1994, respectively.

    The following table presents the amortized cost and estimated fair market value (book value) of the securities in BNC's investment portfolio by major category as of the periods indicated:

                                                                                     DECEMBER 31,
                                                            ---------------------------------------------------------------
                                       MARCH 31, 1997                 1996                      1995               1994
                                  ------------------------  ------------------------  ------------------------  -----------
                                                ESTIMATED                 ESTIMATED                 ESTIMATED
                                                  FAIR                      FAIR                      FAIR
                                   AMORTIZED     MARKET      AMORTIZED     MARKET      AMORTIZED     MARKET      AMORTIZED
                                     COST       VALUE(1)       COST       VALUE(1)       COST       VALUE(1)       COST
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                       (IN THOUSANDS)
AVAILABLE FOR SALE:
U.S. Treasury securities........   $  13,975    $  13,917    $  13,814    $  13,856    $  25,041    $  25,101    $   8,973
U.S. government agency mortgage-
  backed securities.............      11,068       11,017        9,555        9,559        4,798        4,843        5,205
U.S. government agencies
  securities....................       5,620        5,549        3,633        3,642        7,513        7,520        7,363
Collateralized mortgage
  obligations...................      23,783       23,524       23,898       23,855       44,800       44,803        1,881
Other securities................       6,671        6,666        7,773        7,779       10,882       10,885        1,004
State and municipal bonds.......       1,248        1,280          759          800        1,162        1,264           --
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total...........................      62,365       61,953       59,432       59,491       94,196       94,416       24,426
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
HELD TO MATURITY:
State and municipal bonds.......          --           --           --           --           --           --        1,148
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total...........................          --           --           --           --           --           --        1,148
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total investments...............   $  62,365    $  61,953    $  59,432    $  59,491    $  94,196    $  94,416    $  25,574
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                   ESTIMATED
                                     FAIR
                                    MARKET
                                   VALUE(1)
                                  -----------

AVAILABLE FOR SALE:
U.S. Treasury securities........   $   8,860
U.S. government agency mortgage-
  backed securities.............       5,102
U.S. government agencies
  securities....................       7,263
Collateralized mortgage
  obligations...................       1,734
Other securities................       1,004
State and municipal bonds.......          --
                                  -----------
Total...........................      23,963
                                  -----------
HELD TO MATURITY:
State and municipal bonds.......       1,195
                                  -----------
Total...........................       1,195
                                  -----------
Total investments...............   $  25,158
                                  -----------
                                  -----------

------------------------------

(1) The estimated fair market values of the securities contained in BNC's investment portfolio are calculated using the quoted market price, updated monthly.
                         ------------------------------

    The following table sets forth the amortized cost and approximate yields of the securities in BNC's investment portfolio as of March 31, 1997.

                                                                              MATURING
                                      -----------------------------------------------------------------------------------------
                                                                      AFTER 1 BUT               AFTER 5 BUT          AFTER 10
                                           WITHIN 1 YEAR             WITHIN 5 YEARS           WITHIN 10 YEARS          YEARS
                                      ------------------------  ------------------------  ------------------------  -----------
                                                      YIELD                     YIELD                     YIELD
                                        AMOUNT         (1)        AMOUNT         (1)        AMOUNT         (1)        AMOUNT
                                      -----------     -----     -----------     -----     -----------     -----     -----------
                                                                       (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:(2)
U.S. Treasury securities............          --           --    $  13,975         5.89%          --           --           --
U.S. government agency mortgage-
  backed securities(3)..............          --           --        1,799         6.87    $   6,926         6.52%   $   2,343
U.S. government agencies
  securities........................          --           --        2,626         7.18        2,994         6.76           --
Collateralized mortgage
  obligations(3)....................          --           --          310         5.93       10,128         6.07       13,345
Other securities....................   $   6,671         6.80%          --           --           --           --           --
State and municipal bonds...........          70         6.37          180         8.34          150         7.39          848
                                      -----------               -----------               -----------               -----------
Total amortized cost of investment
  securities........................   $   6,741         6.80%   $  18,890         6.18%   $  20,198         6.34%   $  16,536
                                      -----------         ---   -----------         ---   -----------         ---   -----------
                                      -----------         ---   -----------         ---   -----------         ---   -----------
Unrealized holding loss on
  securities available for sale.....
Total investment in securities (at
  estimated fair market value)......


                                                            TOTAL
                                                   ------------------------
                                         YIELD                     YIELD
                                          (1)        AMOUNT         (1)
                                         -----     -----------     -----

AVAILABLE FOR SALE:(2)
U.S. Treasury securities............          --    $  13,975         5.89%
U.S. government agency mortgage-
  backed securities(3)..............        6.59%      11,068         6.59
U.S. government agencies
  securities........................          --        5,620         6.96
Collateralized mortgage
  obligations(3)....................        6.49       23,783         6.30
Other securities....................          --        6,671         6.80
State and municipal bonds...........        9.61        1,248         8.98
                                                   -----------
Total amortized cost of investment
  securities........................        6.66%   $  62,365         6.43%
                                             ---
                                             ---
Unrealized holding loss on
  securities available for sale.....                     (412)
                                                   -----------
Total investment in securities (at
  estimated fair market value)......                $  61,953         6.47%(4)
                                                   -----------         ---
                                                   -----------         ---


------------------------------


(1) Yields do not include adjustments for tax-exempt interest because such interest is not material; yields also do not reflect changes in fair value that are reflected as a separate component of stockholders' equity (except as noted in (4) below).


(2) Based on amortized cost.

(3) Maturities of mortgage-backed securities and collateralized mortgage obligations are based on contractual maturities.

(4) Yield reflects changes in fair value that are reflected as a separate component of stockholders' equity.

    At March 31, 1997, BNC held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies, that exceeded 10% of stockholders' equity. A significant portion of the Company's investment securities portfolio (approximately 62% at March 31, 1997) is used as collateral for public funds time deposits, securities sold under agreements to repurchase and other BNC borrowings.

    LOAN PORTFOLIO. The following table presents the composition of the Company's loan portfolio at the end of the periods indicated:

                                                                               DECEMBER 31,
                                          --------------------------------------------------------------------------------------
                         MARCH 31,
                            1997                  1996                  1995                  1994                  1993
                    --------------------  --------------------  --------------------  --------------------  --------------------
                     AMOUNT        %       AMOUNT        %       AMOUNT        %       AMOUNT        %       AMOUNT        %
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN THOUSANDS)

Commercial and
  industrial(1)...  $  96,878       46.6  $  94,701       47.0  $  41,639       34.8  $  39,218       35.9  $  23,011       27.8

Agricultural......     20,084        9.7     20,673       10.3     18,046       15.1     22,144       20.2     16,101       19.5

Real estate
  mortgage........     49,601       23.9     47,451       23.6     36,606       30.6     32,805       30.0     31,655       38.2

Real estate
  construction....     11,597        5.6      8,806        4.4      5,884        4.9      3,992        3.6      4,462        5.4

Consumer..........     18,738        9.0     18,734        9.3      9,960        8.3      9,331        8.5      4,937        6.0

Lease financing...     12,827        6.2     12,970        6.4      8,660        7.2      3,076        2.8      3,324        4.0
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total face amount
  of loans........    209,725      101.0    203,335      101.0    120,795      100.9    110,566      101.0     83,490      100.9

Deferred loan fees
  and costs.......       (242)      (0.1)      (338)      (0.2)      (112)      (0.1)       (95)      (0.1)        --         --
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Loans.............    209,483      100.9    202,997      100.8    120,683      100.8    110,471      100.9     83,490      100.9

Less allowance for
  loan losses.....     (1,736)      (0.9)    (1,594)      (0.8)    (1,048)      (0.8)    (1,021)      (0.9)      (713)      (0.9)
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net loans.........  $ 207,747      100.0  $ 201,403      100.0  $ 119,635      100.0  $ 109,450      100.0  $  82,777      100.0
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                            1992
                    --------------------
                     AMOUNT        %
                    ---------  ---------

Commercial and
  industrial(1)...  $  17,610       25.4
Agricultural......     21,420       30.9
Real estate
  mortgage........     20,669       29.8
Real estate
  construction....      3,227        4.7
Consumer..........      5,119        7.4
Lease financing...      2,483        3.6
                    ---------  ---------
Total face amount
  of loans........     70,528      101.8
Deferred loan fees
  and costs.......       (112)      (0.2)
                    ---------  ---------
Loans.............     70,416      101.6
Less allowance for
  loan losses.....     (1,088)      (1.6)
                    ---------  ---------
Net loans.........  $  69,328      100.0
                    ---------  ---------
                    ---------  ---------

------------------------------

(1) The commercial and industrial loan category includes asset-based loans held by BNC Financial totaling $6.5 million at March 31, 1997 and $5.6 million at December 31, 1996.

    The Company's primary source of income is interest earned on loans. The Company's loan portfolio has grown significantly during the past three years as a result of BNC's strategy of increasing the amount of loans outstanding to increase net interest income. Net loans were $207.7 million at March 31, 1997, a 41% increase from net loans at March 31, 1996. Net loans increased $81.8 million, or 68%, to $201.4 million at December 31, 1996 as compared to $119.6 million at December 31, 1995. In 1995, net loans increased $10.2 million, or 9%, as compared to December 31, 1994 ($9.2 million in loans were sold in 1995 along with FMB).


    BNC's significant loan growth is attributable in part to each of its subsidiaries. BNC-North Dakota has experienced continued growth mainly in the commercial and industrial loan category but also in each other loan category presented above. BNC-Minnesota added significant loan growth, particularly in the commercial and industrial category. BNC Financial had $6.5 million of asset-based commercial and industrial loans as of March 31, 1997. While prospects for continued loan growth appear favorable, management cannot predict with any degree of certainty the Company's future loan growth potential.


    CREDIT POLICY AND APPROVAL PROCEDURES. BNC follows a uniform credit policy that sets forth underwriting and loan administration criteria. The loan policy, including lending guidelines for the various types of credit offered by the Company, is established by the Company's Board of Directors (the "Board") based upon the recommendations of senior lending management and the executive credit committee (comprised of the Company's President, BNC-North Dakota's Executive Vice President of Corporate Finance, BNC-Minnesota's President and Chief Executive Officer and BNC-North Dakota's Executive Vice President of Lending (collectively, the "Loan Committee")). The loan policy is reviewed and reaffirmed by the Board at least annually. Underwriting criteria are based upon the risks associated with each type of credit offered, the related borrowers and types of collateral.



    The Company delegates lending decision authority among various lending officers and the Loan Committee based on the size of the customer's credit relationship with BNC. Individual loan officers at the Banks are assigned loan approval limits not exceeding $200,000. Senior lenders at BNC-North Dakota may approve credit relationships at BNC-North Dakota above individual officer limits up to $500,000 and $1,000,000 in the case of its Executive Vice President of Corporate Finance. Relationships over $500,000 and $1,000,000, respectively, up to the bank's legal lending limit must be approved by the Loan Committee. The President and Chief Executive Officer at BNC-Minnesota may approve BNC -Minnesota credit relationships in excess of officer limits up to the bank's legal lending limit, not to exceed $1 million. All BNC-Minnesota credit relationships in excess of $1 million and up to the bank's legal lending limit must be approved by the Loan Committee. The President/CEO of BNC Financial may approve BNC Financial credit relationships up to $750,000. All BNC Financial credit relationships over $750,000 must be approved by a loan committee comprised of the Company's President and BNC-North Dakota's Executive Vice President of Corporate Finance, BNC-Minnesota's President and Chief Executive Officer and BNC Financial's President/CEO. All loans and commitments in excess of $300,000 are presented to the Board on a monthly basis for summary review. Any exceptions to loan policies and guidelines are subject to special approval by Bank executive lenders or the Loan Committee based upon the lending authority as described above.



    LOAN PARTICIPATIONS. Pursuant to BNC's lending policy, loans do not exceed 85% of Bank lending limits (except to the extent collateralized by treasury securities or Bank deposits and, accordingly, excluded from the Bank's lending limit). To accommodate customers whose financing needs exceed its lending limits and internal loan restrictions relating primarily to industry concentration, BNC sells loan participations to outside participants without recourse. At March 31, 1997, the outstanding balances of loan participations sold by BNC to outside banks were $58.2 million. At December 31, 1996, 1995 and 1994, the outstanding balances of loan participations sold by BNC to outside banks were $57.3 million, $35.0 million and $23.4 million, respectively. At March 31, 1997, loan participations sold to outside banks totaled $55.0 million and $3.2 million for BNC-North Dakota and BNC-Minnesota, respectively. All outstanding participations at December 31, 1995 were attributable to BNC-North Dakota. BNC has retained servicing rights on loan participations sold and traditionally has been able to recognize loan origination fees received in respect to such loans. Management cannot reliably predict BNC's ability to continue to generate or sell loan participations or the terms of any such sales.



    COMMERCIAL AND INDUSTRIAL LOANS consist primarily of loans to small and mid-size businesses and sole proprietors in a wide variety of industries. These loans, which are made for various purposes, generally are collateralized by inventory, accounts receivable or other commercial assets. Commercial and industrial loans, which have been the largest component of the Company's loan portfolio in each of the periods presented herein, were $96.9 million at March 31, 1997, $94.7 million, $41.6 million and $39.2 million at December 31, 1996, 1995 and 1994, respectively. Commercial and industrial loans represented 47%, 47%, 35% and 36% of the Company's loan portfolio at March 31, 1997 and December 31, 1996, 1995 and 1994, respectively. As of March 31, 1997, commercial and industrial loans totaled $63.9 million, $26.4 million, $6.5 million and $100,000 at BNC-North Dakota, BNC-Minnesota, BNC Financial and BNC, respectively. All of BNC Financial's loans are asset-based loans. Management anticipates growth of asset-based loans at BNC Financial could approximate $15 to $25 million during 1997. See "--Deposits and Borrowed Funds" for further discussion regarding anticipated funding for the Company's asset-based loans.

    AGRICULTURAL LOANS include loans to feed lot operators, dairy farmers and commercial farming organizations. These loans are generally collateralized by accounts receivable, equipment and other assets. Agricultural loans totaled $20.0 million at March 31, 1997. Loans of this type increased $2.6 million, or 15%, to $20.7 million at December 31, 1996 as compared to December 31, 1995. The sale of FMB in 1995 and the strong growth in commercial and industrial loans resulted in agricultural loans representing only 10% of the Company's loan portfolio at March 31, 1997 and December 31, 1996 as compared to 15% and 20% at December 31, 1995 and 1994, respectively.


    REAL ESTATE MORTGAGE LOANS include various types of loans for which BNC holds real property as collateral. A large portion of these loans (approximately 40% at March 31, 1997) are made to commercial customers where the collateral for the loan is, among other things, the real estate occupied by the business of the customer. Whenever practicable, the Company seeks to receive real estate as collateral in making commercial loans in addition to other appropriate collateral. Accordingly, many loans in this category can be characterized as commercial loans that are secured by real estate. Real estate mortgage loans totaled $49.6 million at March 31, 1997. Loans of this type increased $10.8 million, or 30%, to $47.4 million at December 31, 1996 as compared to $36.6 million at December 31, 1995. Approximately $4.0 million of this growth was attributable to BNC-North Dakota, while approximately $6.8 million was attributable to BNC-Minnesota. Real estate mortgage loans represented 24%, 24%, 31% and 30% of the total loan portfolio at March 31, 1997 and December 31, 1996, 1995 and 1994, respectively.


    REAL ESTATE CONSTRUCTION LOANS are loans to finance the construction of residential and non-residential property. These loans are generally collateralized by first liens on the real estate. BNC conducts periodic inspections, either directly or through an architect or other agent, prior to approval of periodic draws on these loans. The Company generally requires that a permanent financing commitment be in place prior to the approval of a residential construction loan. These loans totaled $11.6 million at March 31, 1997. Loans of this type increased $2.9 million, or 50%, to $8.8 million at December 31, 1996 as compared to $5.9 million at December 31, 1995. Construction loans represented 6% of the Company's loan portfolio at March 31, 1997 as compared to 4%, 5% and 4% at December 31, 1996, 1995 and 1994, respectively.


    CONSUMER LOANS, which generally have terms of two to five years, include home equity loans, credit cards and other installment loans. These loans totaled $18.7 million at March 31, 1997. Loans of this type increased $8.7 million, or 88%, to $18.7 million at December 31, 1996 as compared to $10.0 million at December 31, 1995. BNC-North Dakota accounted for $6.2 million of the increase due to increased consumer loan demand in the Bismarck market and consumer loan originations at the branches acquired in 1995. Consumer loans represented 9%, 9%, 8% and 9% of the Company's loan portfolio at March 31, 1997 and December 31, 1996, 1995 and 1994, respectively.


    FINANCING LEASES are generally structured such that the Company retains title to the assets leased in order to secure payment. The Company generally provides lease financing to customers with whom it has other lending relationships. Financing leases totaled $12.8 million at March 31, 1997. Loans of this type increased $4.3 million, or 50%, to $13 million at December 31, 1996 as compared to $8.7 million at December 31, 1995. These leases represented 6% of the Company's loan portfolio at March 31, 1997 as compared to 6%, 7% and 3% as of December 31, 1996, 1995 and 1994, respectively.

    There was no concentration of loans to any single industry exceeding 10% of total loans (other than those listed above) nor were there any loans classified as highly leveraged transactions as of March 31, 1997.

    The following table sets forth the remaining maturities of loans in each major category of BNC's portfolio as of March 31, 1997. Maturities are based upon contractual maturities. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications. Floating rate loans include loans that would reprice prior to maturity if base rates change. See "--Asset/Liability Management" for further discussion regarding repricing of loans and other assets.

                                                                         OVER ONE YEAR
                                                                       THROUGH FIVE YEARS     OVER FIVE YEARS
                                                                      --------------------  --------------------
                                                          LESS THAN     FIXED    FLOATING     FIXED    FLOATING
                                                          ONE YEAR      RATE       RATE       RATE       RATE       TOTAL
                                                         -----------  ---------  ---------  ---------  ---------  ----------
                                                                                   (IN THOUSANDS)
Commercial and industrial..............................   $  30,219   $  19,858  $  36,285  $   4,560  $   5,956  $   96,878
Agricultural...........................................       8,903       2,994      2,796      1,521      3,870      20,084
Real estate mortgage...................................       4,708       8,730      4,584     11,408     20,171      49,601
Real estate construction...............................      11,374          --         --         --        223      11,597
Consumer...............................................       8,765       7,829      1,587        547         10      18,738
Lease financing........................................       1,299       8,830      2,643         55         --      12,827
                                                         -----------  ---------  ---------  ---------  ---------  ----------
    Total face amount of loans.........................   $  65,268   $  48,241  $  47,895  $  18,091  $  30,230  $  209,725
                                                         -----------  ---------  ---------  ---------  ---------  ----------
                                                         -----------  ---------  ---------  ---------  ---------  ----------

    NONPERFORMING LOANS AND ASSETS. The Company's lending personnel are responsible for continuous monitoring of the quality of the loan portfolio. Officer compensation depends, to a substantial extent, on maintaining loan quality and dealing with credit issues in a proactive manner. Lenders are not compensated for growth at the expense of credit quality. Loan officers are responsible for ongoing and regular review of past due loans in their respective portfolios. The Company's loan portfolio is also monitored regularly and examined by the Company's loan review personnel. Loans demonstrating weaknesses are downgraded and the Board receives a listing of all such loans on a monthly basis. The Company also has an annual independent credit review which tests credit quality, compliance with loan policy and documentation for all loans over $100,000 and a sampling of smaller loans.

    The following table sets forth the amounts of nonperforming loans, other real estate owned, the allowance for loan losses and certain ratios at the ends of the periods indicated:



                                                                                                 DECEMBER 31,
                                                                 MARCH 31,   -----------------------------------------------------
                                                                   1997        1996       1995       1994       1993       1992
                                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Nonperforming loans:
  Loans 90 days or more delinquent and still accruing
    interest..................................................   $     236   $     129  $     290  $      39  $      87  $     467
  Nonaccrual loans(1)(2)......................................          86          22         71        248      1,338      3,332
  Restructured loans(1)(2)....................................         132         136        119        257        188        283
                                                                -----------  ---------  ---------  ---------  ---------  ---------
    Total nonperforming loans.................................         454         287        480        544      1,613      4,082
Other real estate owned.......................................         159         159         --        100        193        332
                                                                -----------  ---------  ---------  ---------  ---------  ---------
Total nonperforming assets....................................   $     613   $     446  $     480  $     644  $   1,806  $   4,414
                                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                                -----------  ---------  ---------  ---------  ---------  ---------
Allowance for loan losses.....................................   $   1,736   $   1,594  $   1,048  $   1,021  $     713  $   1,088
                                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                                -----------  ---------  ---------  ---------  ---------  ---------
Ratio of total nonperforming loans to total loans.............        0.22%       0.14%      0.40%      0.49%      1.93%      5.80%
Ratio of total nonperforming assets to total assets...........        0.20        0.15       0.20       0.44       1.47       3.74
Ratio of allowance for loan losses to total loans.............        0.83        0.78       0.87       0.92       0.85       1.55
Ratio of allowance for loan losses to total nonperforming
  loans.......................................................         382         555        218        188         44         27


------------------------

(1) If the Company's nonaccrual and restructured loans at December 31, 1996 had been current in accordance with their original terms, additional interest income would have been recognized into earnings in the amount of $12,000 for the year ended December 31, 1996.

(2) The interest income on nonaccrual and restructured loans actually included in the Company's net income was approximately $6,000 for the year ended December 31, 1996.

    LOANS 90 DAYS OR MORE DELINQUENT AND STILL ACCRUING INTEREST. This category of loans includes loans over 90 days past due which management believes, based on its specific analysis of the loan, do not present doubt about the collection of interest and principal in accordance with the loan contract. Loans in this category must be well-secured and in the process of collection. These loans are monitored closely by BNC lending and management personnel.

    NONACCRUAL LOANS. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due unless the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual status, accrued but uncollected interest income applicable to the current period is reversed against interest income of the current period. Accrued but uncollected interest income applicable to previous periods is charged against the allowance for loan losses as BNC provides for a reserve for accrued interest. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan which may necessitate additional charges to earnings.

    RESTRUCTURED LOANS. Restructured loans are those for which concessions, including a reduction of the interest rate or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of its original principal will occur.

    OTHER REAL ESTATE OWNED. Other real estate owned represents properties acquired through foreclosures or other proceedings or those considered in-substance foreclosures, and is stated at the lower of cost or fair value at the date of acquisition. Write downs to fair value at the time of acquisition are charged to the allowance for loan losses; write downs and costs incurred subsequent to acquisition are charged to expense as incurred. As of March 31, 1997 and December 31, 1996, the Company had a recorded investment of $159,000 of property acquired in foreclosure proceedings or under agreements with delinquent borrowers. The Company had no property acquired in foreclosure proceedings at December 31, 1995.


    POTENTIAL PROBLEM LOANS. In addition to the loans presented above, management has identified, through its internal loan monitoring activities, approximately 19 loans with stated balances totaling $4.0 million at March 31, 1997 that exhibit a higher than normal credit risk but are not considered impaired or nonperforming under the definitions presented above. These loans are not in default but have characteristics such as recent adverse operating cash flows or general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal or interest payments. The ultimate resolution of these credits is subject to changes in economic conditions and other factors. These loans are monitored closely to ensure that the Company's position as a creditor is protected.

    ALLOWANCE FOR LOAN LOSSES. An allowance for loan losses has been established to provide for those loans which may not be repaid in their entirety. It represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. Loan losses are primarily created from the loan portfolio, but may also be generated from other sources, such as commitments to extend credit, guarantees, and standby letters of credit. The allowance for loan losses is increased by provisions charged to expense and decreased by charge-offs, net of recoveries. See "--Results of Operations-- Provision for Loan Losses." Although a loan is charged-off by management when deemed uncollectible, collection efforts continue and future recoveries may occur.

    The allowance is maintained at a level considered adequate to provide for anticipated loan losses based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position, collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in income through the provision for loan losses in the periods in which they become known. The adequacy of the allowance for loan losses is monitored by management and reported to the Board. Although management believes that the allowance for loan losses is adequate to absorb any losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses. Such agencies may require BNC to make additional provisions to the allowance based upon their judgments about information available to them at the time of their examination.

    The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged-off, amounts of recoveries, additions to the allowance charged to operating expense and the ratio of net charge-offs to average total loans:


                                     THREE MONTHS
                                    ENDED MARCH 31,                            YEAR ENDED DECEMBER 31,
                               -------------------------  -----------------------------------------------------------------
                                   1997         1996          1996          1995         1994         1993         1992
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
Balance of allowance for loan
  losses at beginning of
  period.....................  $    1,594    $   1,048    $    1,048    $    1,021    $     713    $   1,088    $   1,298
Charge-offs:
  Commercial and industrial..           7            1           104           114           22          641          529
  Agricultural...............          --           --            22           130           --           --           --
  Real estate mortgage.......          24           --            --            --           --           --            6
  Real estate construction...          --           --            --            --           --           --           --
  Consumer...................           8           --             6             4            1           17           17
  Lease financing............          --           --           218            --           --           --           --
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
    Total charge-offs........          39            1           350           248           23          658          552
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
Recoveries:
  Commercial and industrial..           9            4             5           116          147          192           95
  Agricultural...............          --            1           146            84           --           --           --
  Real estate mortgage.......           1           --             6             3           --           --            5
  Real estate construction...          --           --            --            --           --           --           --
  Consumer...................           1           --            --             4            5            2            6
  Lease financing............          --           --            --            --           --           --           --
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
    Total recoveries.........          11            5           157           207          152          194          106
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
Net (charge-offs)
  recoveries.................         (28)           4          (193)          (41)         129         (464)        (446)
Provision for loan losses
  charged to operations......         170           84           739           168          179           89          236
Allowance attributable to
  FMB........................          --           --            --          (100)(1)        --          --           --
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
Balance of allowance for loan
  losses at end of period....  $    1,736    $   1,136    $    1,594    $    1,048    $   1,021    $     713    $   1,088
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
Ratio of net (charge-offs)
  recoveries to average
  loans......................       (0.01)%       0.00%        (0.11)%       (0.03)%       0.13%       (0.62)%      (0.66)%
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
Average gross loans
  outstanding during the
  period.....................  $  204,931    $ 136,317    $  171,780    $  117,773    $  98,749    $  75,171    $  67,265
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------
                               ------------  -----------  ------------  ------------  -----------  -----------  -----------


------------------------

(1) In connection with the sale of FMB in October 1995, $100,000 of the Company's allowance for loan and lease losses, together with approximately $9.2 million of loans originated by FMB, was transferred to Community First Bankshares, Inc.

    Management regards the allowance for loan losses as a general reserve which is available to absorb losses from all loans. However, for purposes of complying with disclosure requirements of the Securities and Exchange Commission (the "Commission"), the table below presents an allocation of the allowance for loan losses among the various loan categories and sets forth the percentage of loans in each category to gross loans. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

                         MARCH 31, 1997
                     -----------------------
                                  LOANS IN
                                  CATEGORY
                                    AS A
                                 PERCENTAGE
                       AMOUNT     OF TOTAL
                         OF         GROSS
                     ALLOWANCE      LOANS
                     ----------  -----------
                     (DOLLARS IN THOUSANDS)
Commercial and
  industrial........ $     833           46%
Agricultural........       159           10
Real estate
  mortgage..........       325           24
Real estate
  construction......        81            5
Consumer............        95            9
Leasing.............        64            6
Unallocated.........       179           --
                     ----------         ---
    Total........... $   1,736          100%
                     ----------         ---
                     ----------         ---

                                                   DECEMBER 31,
                     -------------------------------------------------------------------------

                              1996                     1995                     1994
                     -----------------------  -----------------------  -----------------------
                                  LOANS IN                 LOANS IN                 LOANS IN
                                  CATEGORY                 CATEGORY                 CATEGORY
                                    AS A                     AS A                     AS A
                                 PERCENTAGE               PERCENTAGE               PERCENTAGE
                       AMOUNT     OF TOTAL      AMOUNT     OF TOTAL      AMOUNT     OF TOTAL
                         OF         GROSS         OF         GROSS         OF         GROSS
                     ALLOWANCE      LOANS     ALLOWANCE      LOANS     ALLOWANCE      LOANS
                     ----------  -----------  ----------  -----------  ----------  -----------

Commercial and
  industrial........ $     721           47%  $     355           35%  $     265           35%
Agricultural........       176           10         318           15         395           20
Real estate
  mortgage..........       306           24         213           30         267           30
Real estate
  construction......        57            4          41            5          24            4
Consumer............        97            9          58            8          52            8
Leasing.............        63            6          41            7          18            3
Unallocated.........       174           --          22           --          --           --
                     ----------         ---   ----------         ---   ----------         ---
    Total........... $   1,594          100%  $   1,048          100%  $   1,021          100%
                     ----------         ---   ----------         ---   ----------         ---
                     ----------         ---   ----------         ---   ----------         ---


    DEPOSITS AND BORROWED FUNDS. BNC's core deposits consist of noninterest bearing and interest bearing demand deposits, savings deposits, certificates of deposit under $100,000, certain certificates of deposit of $100,000 and over and public funds. These deposits, along with other borrowed funds are used by the Company to support its asset base.


    The following table sets forth the distribution of BNC's average deposit account balances and average cost of funds rates on each category of deposits for the periods indicated:


                                                                                   YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------------------------------
                               THREE MONTHS ENDED
                                 MARCH 31, 1997                           1996                                1995
                       -----------------------------------  ---------------------------------  -----------------------------------
                                    PERCENT       WTD.                   PERCENT      WTD.                  PERCENT       WTD.
                        AVERAGE       OF          AVG.       AVERAGE       OF         AVG.      AVERAGE       OF          AVG.
                        BALANCE    DEPOSITS       RATE       BALANCE    DEPOSITS      RATE      BALANCE    DEPOSITS       RATE
                       ---------  -----------     -----     ---------  -----------  ---------  ---------  -----------     -----
                                                                 (DOLLARS IN THOUSANDS)
Interest-bearing
  demand deposits....  $  45,840       18.79%        2.99%  $  38,920       18.29%       2.58% $  38,941       23.01%        3.05%
Savings deposits.....      8,694        3.56         2.29       8,498        3.99        2.31      7,598        4.49         2.86
Time deposits
  ("CDs"):
CDs under $100,000...    128,123       52.52         5.60     124,682       58.61        5.66     93,983       55.53         5.81
CDs $100,000 and
  over...............     41,962       17.20         5.70      25,499       11.99        5.82     15,486        9.15         6.08
                       ---------  -----------               ---------  -----------             ---------  -----------
Total time
  deposits...........    170,085       69.72         5.62     150,181       70.60        5.69    109,469       64.68         5.84
                       ---------  -----------               ---------  -----------             ---------  -----------
  Total interest-
    bearing
    deposits.........    224,619       92.07         4.96     197,599       92.88        4.93    156,008       92.18         5.00
Noninterest bearing
  demand deposits....     19,349        7.93           --      15,147        7.12          --     13,233        7.82           --
                       ---------  -----------               ---------  -----------             ---------  -----------
  Total deposits.....  $ 243,968      100.00%        4.56%  $ 212,746      100.00%       4.58% $ 169,241       100.0%        4.61%
                       ---------  -----------               ---------  -----------             ---------  -----------
                       ---------  -----------               ---------  -----------             ---------  -----------


                                     1994
                       ---------------------------------
                                    PERCENT      WTD.
                        AVERAGE       OF         AVG.
                        BALANCE    DEPOSITS      RATE
                       ---------  -----------  ---------

Interest-bearing
  demand deposits....  $  36,423       31.58%       2.72%
Savings deposits.....      7,187        6.23        2.63
Time deposits
  ("CDs"):
CDs under $100,000...     50,259       43.58        4.53
CDs $100,000 and
  over...............      9,523        8.26        5.12
                       ---------  -----------
Total time
  deposits...........     59,782       51.84        4.63
                       ---------  -----------
  Total interest-
    bearing
    deposits.........    103,392       89.65        3.81
Noninterest bearing
  demand deposits....     11,942       10.35          --
                       ---------  -----------
  Total deposits.....  $ 115,334      100.00%       3.42%
                       ---------  -----------
                       ---------  -----------


    Average total deposits were $244.0 million for the first quarter of 1997, a 21% increase over the same period in 1996. Average total deposits increased $43.5 million, or 26%, to $212.7 million for the year ended December 31, 1996, as compared to $169.2 million for the year ended December 31, 1995. The average total deposits of $169.2 million for 1995 represented an increase of $53.9 million, or 47%, as compared to the $115.3 million for 1994. In the first quarter of 1997, average noninterest-bearing deposits totaled $19.3 million as compared to $12.2 million for the same period in 1996. In 1996, average noninterest-bearing deposits increased to $15.1 million as compared to $13.2 million and $11.9 million for 1995 and 1994, respectively. Total average interest-bearing deposits totaled $224.6 million in the first quarter of 1997. Total average interest-bearing deposits in 1996 of $197.6 million represented an increase of $41.6 million, or 27%, as compared to the $156.0 million in 1995. The $156.0 million in 1995 represented an increase of $52.6 million, or 51%, as compared to 1994's $103.4 million. The 1995 branch acquisition and sale of FMB, coupled with internal deposit growth, impacted the amount, composition and cost of BNC's deposit portfolio. See "--Results of Operations--Net Interest Income."


    Since 1994, earning asset growth has outpaced core deposit growth resulting in the use of more brokered and out of market certificates of deposit and other borrowed funds. As of March 31, 1997, BNC held a total of $15.8 million of brokered certificates of deposit. Under current FDIC regulations, only "well-capitalized" financial institutions may fund themselves with brokered deposits without prior approval of regulators. BNC-North Dakota and BNC-Minnesota were both well capitalized at March 31, 1997.


    Time deposits in denominations of $100,000 and greater totaled $46.2 million at March 31, 1997 as compared to $39.7 million, $16.6 million and $11.7 million at December 31, 1996, 1995 and 1994, respectively. The following table sets forth the amount and maturities of time deposits of $100,000 or more as of March 31, 1997:


                                                                                MARCH 31, 1997
                                                                                --------------
                                                                                (IN THOUSANDS)
Time deposits of $100,000 and over with remaining maturity:
  3 months or less............................................................    $   24,183
  Over 3 months through 6 months..............................................        12,533
  Over 6 months through 12 months.............................................         3,853
  Over 12 months..............................................................         5,633
                                                                                     -------
    Total.....................................................................    $   46,202
                                                                                     -------
                                                                                     -------


    BNC uses short-term borrowings to support its asset base. These borrowings include federal funds purchased and U.S. Treasury tax and loan note option accounts, securities sold under agreements to repurchase, and Federal Home Loan Bank ("FHLB") borrowings. At March 31, 1997, short-term borrowings were $15.3 million or 5% of total liabilities as compared to $11.4 million or 4% of total liabilities at December 31, 1996, $1.0 million or 1% of total liabilities at December 31, 1995 and $7.4 million or 5% of total liabilities at December 31, 1994. Short-term borrowings averaged $14.5 million in 1996 as compared to $7.0 million and $6.0 million in 1995 and 1994, respectively.

    The following table provides a summary of the Company's short-term borrowings, including period end outstandings, average balances, maximum borrowings and average borrowings outstanding and weighted average interest rates for the periods presented:


                                                                                        YEAR ENDED DECEMBER 31,
                                                               THREE MONTHS ENDED   -------------------------------
                                                                 MARCH 31, 1997       1996       1995       1994
                                                               -------------------  ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Short-term borrowings outstanding at period end..............      $    15,306      $  11,437  $   1,000  $   7,360
Weighted average interest rate at period end.................             6.26%          5.60%      6.69%      4.35%
Maximum month-end balance during the period..................      $    15,306      $  23,416  $  34,648  $   8,952
Average borrowings outstanding for the period................           11,346         14,532      7,029      6,033
Weighted average interest rate for the period................             5.78%          5.60%      5.74%      3.15%

    As of March 31, 1997, the Company's long-term debt included a $3.0 million term loan from Firstar Bank Milwaukee, N.A., $8.3 million outstanding under the Firstar Line of Credit and $111,000 attributable to a capital lease at BNC-North Dakota (for the Company's mainframe computer). In addition, $185,000 was outstanding under the Windsor Line of Credit. BNC was in compliance with all related debt covenants as of the date of this Prospectus.



    The Company's increased usage of long-term borrowings ($11.6 million at March 31, 1997 as compared to $4.0 million and $3.4 million at March 31, 1996 and 1995, respectively) has been primarily for the purpose of funding the asset-based lending at BNC Financial. As of March 31, 1997, BNC Financial had outstanding loans of $6.5 million. Funding for increased loan growth will be provided through borrowings under the Revolving Lines of Credit. See "Use of Proceeds."


    CAPITAL RESOURCES AND EXPENDITURES. BNC's management actively monitors compliance with bank regulatory capital requirements, including risk-based and leverage capital measures. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. The risk based and leverage capital ratios of BNC and the Banks as of March 31, 1997 and December 31, 1996 and 1995, are presented in Note 9 to the Company's Consolidated Financial Statements included elsewhere herein.

    As indicated under "Business--Properties," the Company's newly acquired office building in Bismarck is currently undergoing remodeling. The initial cost of the building was $525,000 and expected cost of remodeling is approximately $250,000. Construction of a branch office in north Bismarck is expected to be completed during 1997. Architects estimate the cost of this facility to approximate $600,000. The cost of these two projects will be funded from current operations.

LIQUIDITY


    BNC actively manages its liquidity position to maintain sufficient funds to respond to the needs of depositors and borrowers, as well as to take advantage of earnings enhancement opportunities. In addition to liquidity from core deposit growth, together with repayments and maturities of loans and investments, BNC utilizes brokered deposits, sells securities under agreements to repurchase and borrows overnight federal funds. BNC-North Dakota is a member of the FHLB, which affords the Bank the opportunity to borrow funds in terms ranging from overnight to 10 years and beyond. Borrowings from the FHLB are collateralized by the Bank's first mortgage residential loans and various securities from the Company's investment portfolio.


    In order to monitor its position, BNC's management measures its liquidity position regularly. Key factors that determine the Company's liquidity are: the reliability or stability of its deposit base; the maturity structure and the pledged/nonpledged status of its investments; and potential loan demand. BNC's liquidity management system divides the balance sheet into liquid assets, illiquid assets, reliable funds, and volatile funds. The four variables and other key factors such as expected loan demand, are tied together to provide a measure of the Company's liquidity. Management has a targeted range and manages its operations such that these targets can be achieved.

    For the quarter ended March 31, 1997, operating activities provided cash inflows of $940,000. During the same period, investing activities resulted in net cash outflows of $17.3 million and included cash outflows of $7.2 million, $2.8 million and $6.5 million for federal funds sold, investment transactions and increases in loans, respectively. Net cash inflows from financing activities were $18.4 million, $13.5 million from increases in deposits, and $4.9 million from borrowing activities.

    For the quarter ended March 31, 1996, operating activities resulted in net cash outflows of $866,000. Investing activities resulted in net cash outflows of $4.6 million, including primarily, net cash inflows from investment transactions of $21.1 million offset by net cash outflows from increases in loans of $28.3 million.

Financing activities resulted in net cash outflows of $175,000 for the first quarter of 1996. Cash outflows from deposit decreases of $8.1 million was offset by cash inflows from borrowing activities of $7.9 million.

    Cash inflows from operating activities exceeded operating cash outflows by $1.8 million in 1996, $2.6 million in 1995 and $3.4 million in 1994. Interest received net of interest paid was the principal source of operating cash inflows in each of these periods.

    Net cash outflows from investing activities was $53.1 million in 1996 as compared to $86.2 million in 1995 and $24.8 million in 1994. Loan growth accounted for the majority of the cash outflows in 1996 at $82.7 million while investment activities resulted in a net cash inflow of $34.9 million. Investment activities was the largest component of cash outflow from investing activities in 1995 as the Company invested the funds acquired in the 1995 branch acquisition. The cash payment (outflow) for the acquisition was $5.4 million and internal loan growth produced cash outflows of $20.3 million. These cash outflows were offset somewhat by cash inflows of $16.2 million for loans and investments and $3.8 million in sales proceeds associated with the FMB sale. Growth in loans was the most significant source of cash outflows in 1994 at $26.5 million.

    Net cash inflows from financing activities were $46.4 million in 1996, as compared to $89.4 million in 1995 and $21.5 million in 1994. In 1996, cash inflows of $7.1 million and $21.6 million resulted from increases in noninterest-bearing and low cost deposits and time deposits, respectively. Cash inflows of $10.4 million and $9.9 million resulted from the net change in short-term borrowings and proceeds from long-term borrowings, respectively. Cash outflows due to repayments of long-term borrowings totaled $2.6 million. The most significant cash inflow from financing activities in 1995 was the time deposits of $86.6 million and the noninterest-bearing and low cost deposits of $18.1 million acquired in the 1995 branch acquisition. Internal deposit growth contributed $20.9 million of cash inflows while the initial public offering of the Company's common stock, completed in July 1995, generated $9.7 million of cash inflows. These cash inflows were offset by cash outflows of $6.4 million from the net change in short-term borrowings and $39.3 million from the sale of deposits in the FMB sale. Primary sources of cash inflow in 1994 were increases in time deposits of $18.2 million, $5.1 million caused by the net change in short-term borrowings and $1.5 million in proceeds from long-term borrowings. These were offset by cash outflows of $2.4 million due to decreases in noninterest-bearing and low cost deposits and $550,000 in repayments on long-term debt.

ASSET/LIABILITY MANAGEMENT

    The mismatch between maturities and interest rate sensitivities of assets and liabilities results in interest rate risk. Rising and falling interest rate environments can have various impacts on net interest income, depending on the interest rate gap (I.E., the difference between the repricing of interest-earning assets and interest-bearing liabilities), the relative changes in interest rates that occur when various assets and liabilities reprice, unscheduled repayments of loans and investments, early withdrawals of deposits and other factors. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates, while banks with negative interest rate gaps are more likely to experience declines in net interest income in periods of rising interest rates. BNC's policy is to minimize interest rate risk within policy guidelines by generally maintaining a position within a narrow range of an "earnings neutral position," defined as the mix of assets and liabilities that generates a net interest margin least affected by interest rate changes. At March 31, 1997, BNC's cumulative interest rate gap for the period of less than one year was negative 10.62%. Therefore, assuming no change in BNC's gap position, a rise in interest rates is likely to result in decreased net interest income, while a decline in interest rates is likely to result in increased net interest income.

    BNC's asset/liability management objectives are to manage, to the degree possible, its exposure to interest rate risk over both a one year planning period and a longer-term strategic period and, at the same time, provide a stable and steadily increasing flow of net interest income. The Company's primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The modeling estimates changes in net interest income in response to increases or decreases in market interest rates. The model uses the rates and maturities of the Company's existing interest-earning assets and interest-bearing liabilities and revises each based on how the market interest rates move and how the specific Company product would respond to the rates. The structuring of the Company's balance sheet is determined by ensuring that the earnings at risk do not exceed predetermined maximum limits. The Company's policy requires that earnings at risk do not exceed 10% for each 100 basis point increase or decrease in rates.

    The Company also uses static gap analysis to monitor interest rate risk. A static gap matrix is prepared reflecting repricing and maturity differences between interest-earning assets and interest-bearing liabilities within specific time periods. The Company's gap position (see chart below) is liability sensitive in the short-term (0 to 12 months) and asset sensitive in the longer term (over one year). Asset sensitive means net interest margin is impacted positively during periods of rising interest rates and negatively during periods of falling interest rates. Liability sensitive means net interest margin is impacted negatively during periods of rising rates and positively during periods of falling rates. During periods of rising or falling rates, the negative impacts of rate changes are minimized through restructuring of the Company's balance sheet. For example, in an asset sensitive position, management's response to increases in interest rates is to extend funding to lengthen liabilities and to modify product offerings to shorten asset maturities. In other words, in expectation of rising rates, BNC's marketing and sales force would emphasize floating rate loans, including home equity loans, adjustable rate mortgages and variable rate commercial loans and longer term certificates of deposit and demand deposits. In addition, wholesale funding such as funding through the FHLB and/or brokered certificates of deposit would be extended in term.

    The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap, of BNC's interest-earnings assets and interest-bearing liabilities at March 31, 1997. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.


                                                             ESTIMATED MATURITY OR REPRICING AT MARCH 31, 1997
                                                      ---------------------------------------------------------------
                                                      LESS THAN   THREE MONTHS
                                                        THREE        TO LESS       ONE TO        OVER
                                                        MONTHS    THAN ONE YEAR  FIVE YEARS   FIVE YEARS     TOTAL
                                                      ----------  -------------  -----------  -----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Cash equivalents..................................  $    1,146            --           --           --   $    1,146
  Federal funds sold................................      14,100            --           --           --       14,100
  Investment securities available for sale(1).......      12,215   $    10,727    $  32,994    $   6,017       61,953
  Fixed rate loans(2)...............................      10,829        21,839       48,230       11,433       92,331
  Floating rate loans(2)............................     105,540         7,800        4,054           --      117,394
                                                      ----------  -------------  -----------  -----------  ----------
    Total interest-earning assets...................  $  143,830   $    40,366    $  85,278    $  17,450   $  286,924
                                                      ----------  -------------  -----------  -----------  ----------
                                                      ----------  -------------  -----------  -----------  ----------
Interest-bearing liabilities(3):
  NOW and money market accounts.....................  $   50,709            --           --           --   $   50,709
  Savings...........................................       8,549            --           --           --        8,549
  Time deposits under $100,000......................      35,654   $    54,504    $  36,366    $   2,214      128,738
  Time deposits $100,000 and over...................      24,183        16,386        5,633           --       46,202
  Borrowings........................................      25,717         1,185           --           --       26,902
                                                      ----------  -------------  -----------  -----------  ----------
    Total interest-bearing liabilities..............  $  144,812   $    72,075    $  41,999    $   2,214   $  261,100
                                                      ----------  -------------  -----------  -----------  ----------
                                                      ----------  -------------  -----------  -----------  ----------
Interest rate gap...................................  $     (982)  $   (31,709)   $  43,279    $  15,236   $   25,824
                                                      ----------  -------------  -----------  -----------  ----------
                                                      ----------  -------------  -----------  -----------  ----------
Cumulative interest rate gap at March 31, 1997......  $     (982)  $   (32,691)   $  10,588    $  25,824
                                                      ----------  -------------  -----------  -----------
                                                      ----------  -------------  -----------  -----------
Cumulative interest rate gap to total assets........       (3.19)%       (10.62 )%       3.44%       8.39%


------------------------

(1) Investment securities are generally reported in the time frame representing the earliest of the repricing date, the call date (for callable securities), the estimated life or the maturity date. Estimated lives of mortgage-backed securities and collateralized mortgage obligations are based on published industry prepayment estimates for securities with comparable weighted average interest rates and contractual maturities.

(2) Loans are stated gross of the allowance for loan losses and are placed in the earliest time frame in which maturity or repricing may occur.

(3) The table assumes that all savings and interest-bearing demand deposits reprice in the earliest period presented, however, BNC's management believes a significant portion of these accounts constitute a core component and are generally not rate sensitive. Management's position is supported by the fact that aggressive reductions in interest rates paid on these deposits has not caused notable reductions in balances on the deposits.

    The table does not necessarily indicate the future impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

EFFECTS OF INFLATION

    Unlike most industrial companies, the assets and liabilities of financial institutions are primarily monetary in nature. Therefore, banking organizations do not necessarily gain or lose due to the effects of inflation. Changes in interest rates, which are a major determinant of a financial service organization's profitability, do not necessarily correspond to changes in the prices of goods and services. An analysis of a banking organization's asset and liability structure provides the best indication of how the organization is positioned to respond to changing interest rates and maintain profitability.

    The financial statements and supplementary financial data have been prepared, primarily, on a historical basis which is mandated by generally accepted accounting principles. Fluctuations in the relative value of money due to inflation or recession are generally not considered.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), issued in February 1997 and effective January 1, 1998, supersedes AICPA Accounting Principles Board Opinion No. 15, "Earnings per Share" ("APB 15") and other related accounting pronouncements and interpretations, and specifies new computation, presentation and disclosure requirements for earnings per share. Adoption of this standard is not expected to have a material effect on the calculation of BNC's earnings per share.

    Statement of Financial Accounting Standards No. 129, "Disclosure of Information About Capital Structure" ("SFAS 129"), also issued in February 1997 and effective January 1, 1998, summarizes disclosure requirements pertaining to an entity's capital structure. SFAS 129 is a compilation of several previously issued standards and pronouncements, therefore, adoption of this standard is not expected to have a material effect on BNC's consolidated financial statements.

                                    BUSINESS

GENERAL


    The Company is a bank holding company headquartered in Bismarck, North Dakota, which provides a broad range of banking and financial services to small and mid-size businesses and to individuals through its nine full service banking facilities in North Dakota and Minnesota. BNC operates primarily through its two commercial banking subsidiaries, BNC-North Dakota, which is headquartered in Bismarck and has seven additional branches in North Dakota, and BNC-Minnesota, located in Minneapolis, Minnesota. In addition, the Company provides asset-based commercial financing through its non-bank subsidiary, BNC Financial, located in St. Cloud, Minnesota.


GROWTH STRATEGY

    Due to its focus on customer service and local relationship banking with small and mid-size businesses and individuals, BNC has experienced significant growth. See "--Market Area." Management believes that the Company's entrepreneurial approach to banking and the introduction of new products and services will continue to attract small and mid-size businesses which often are not of sufficient size to be of interest to the larger banks in its market areas. Small and mid-size businesses and individuals frequently have difficulty finding banking services that meet their specific needs and have sought, and management believes will continue to seek, banking institutions that are more relationship-oriented. BNC offers an increasing number of banking and finance-related products and services, including trust services, asset management, retirement planning, tax planning and preparation, insurance and other private banking services. See "--Products and Services."


    BNC was formed in 1987 with the objective of acquiring and improving the performance of strategically located banks in North Dakota. As part of this strategy, the Company has completed several acquisitions. The largest of these acquisitions was the Company's July 1995 acquisition of seven North Dakota branches, with aggregate deposits of approximately $104.8 million, from First Bank fsb. In January 1996, the Company established a DE NOVO national bank in Minneapolis, Minnesota which primarily serves small and mid-size businesses in the Minneapolis/St. Paul metropolitan area. In addition, the Company acquired BNC Financial, a non-bank commercial finance company that primarily engages in asset-based lending, in May 1996.


    Management believes that these initiatives have generated significant growth for the Company. From December 31, 1992 to March 31, 1997, the Company's net loans increased from $69.3 million to $207.7 million, total assets increased from $118.0 million to $307.8 million and total deposits increased from $102.7 million to $253.3 million. During this same period, the Company's ratio of nonperforming loans to total loans decreased from 5.80% to 0.22%. The Company's goal continues to be the creation of a well-capitalized $500 million to $1 billion financial services organization focused on local relationship banking. Efforts are ongoing to ensure that the executive management team and operating systems are in place to achieve this goal.

MARKET AREA


    BNC's primary market areas are the Bismarck/Mandan (North Dakota) metropolitan area, the Minneapolis/St. Paul (Minnesota) metropolitan area, and the rural communities surrounding the branch offices of BNC-North Dakota (Linton, Ellendale, Garrison, Stanley, Kenmare, Crosby and Watford City, North Dakota). The asset-based lending activities of BNC Financial have been conducted primarily in Minnesota. A substantial majority of the Company's total consolidated net loans are attributable to customers located in western North Dakota, although in 1996, BNC-Minnesota experienced significant loan growth in the Minneapolis/St. Paul market area. Generally, each branch draws most of its deposits from its general market area. The following table presents certain information about each of BNC's locations:


                                                               MARCH 31, 1997
                                                         --------------------------
                                            YEAR OPENED      TOTAL
BANK LOCATION                               OR ACQUIRED    DEPOSITS     GROSS LOANS
------------------------------------------  -----------  -------------  -----------
                                                        (IN THOUSANDS)
BNC-North Dakota:
  Bismarck................................     1990       $    80,748    $ 150,333
  Linton..................................     1987            47,289       10,428
  Ellendale...............................     1995            12,494          907
  Garrison................................     1995            14,838          460
  Stanley.................................     1995            15,408          373
  Kenmare.................................     1995            17,806          527
  Crosby..................................     1995            18,904          163
  Watford City............................     1995            15,353          139
BNC-Minnesota.............................     1996            30,460       39,401
BNC Financial.............................     1996                --        6,519
BNCCORP (parent company)..................     1987                --          475
                                                         -------------  -----------
    Total.................................                $   253,300    $ 209,725
                                                         -------------  -----------
                                                         -------------  -----------


PRODUCTS AND SERVICES

    LOANS. The Company's loans primarily consist of commercial and industrial loans, agricultural loans, real estate mortgage loans, real estate construction loans, consumer loans and lease financing. In allocating its assets among loans, investments and other earning assets, BNC attempts to maximize return while managing risk at acceptable levels. BNC's primary lending focus is on commercial loans and owner-occupied real estate loans to small and mid-size businesses and professionals. The Company offers a broad range of commercial and retail lending services, including commercial revolving lines of credit, residential and commercial real estate mortgage loans, consumer loans and equipment financing. For a description of the types of lending activities engaged in by the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition."

    Interest rates charged on loans may be fixed or variable and vary with the degree of risk, loan term, underwriting and servicing costs, loan amount, and extent of other banking relationships maintained with customers. Rates are further subject to competitive pressures, the current interest rate environment, availability of funds and government regulations. As of March 31, 1997, approximately 56% of the loans in BNC's portfolio had interest rates that float with BNC's base rate or some other reference rate.


    The Company also offers asset-based commercial financing through BNC Financial, the Company's non-bank subsidiary which was acquired in 1996. BNC Financial provides asset-based working capital and term financing to small and mid-size companies for refinancings, recapitalizations, acquisitions and seasonal borrowing through senior loans secured by business assets such as equipment, accounts receivable and inventory. Revolving credit facilities and term loans are cross-collateralized. Management of BNC Financial is experienced in this type of lending and has adopted policies and procedures to address the risks associated with this type of lending. Asset-based lending often involves higher risk than loans traditionally extended by banks, but often involves higher returns.


    DEPOSITS. Each of BNC's Bank branches offers the usual and customary range of depository products provided by commercial banks, including checking, savings and money market deposits and certificates of deposit. Deposits are insured by the FDIC up to statutory limits. The Banks also purchase brokered deposits from time to time when such transactions are beneficial to the Banks. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Financial Condition--Deposits and Borrowed Funds."


    TRUST, PERSONAL BANKING, INVESTMENT AND INSURANCE PRODUCTS. Since January 1997, BNC-North Dakota's newly established Financial Services division has been providing a wide array of trust, personal banking, investment and insurance services for corporations and individuals. Management believes the introduction of these new services enhances BNC's ability to meet the banking and financial needs of its current customer base and establish new customer relationships in its markets. The new division provides services ranging from fiduciary and personal trust services to tax planning and preparation, payroll processing, financial planning, retirement planning, employee stock option plans, employee benefit plans, individual retirement accounts ("IRAs"), including custodial self-directed IRAs, asset preservation, charitable giving and related services. Management views the establishment of this new division as an opportunity to solidify customer relationships by enhancing BNC's ability to identify and meet a wide variety of customer financial needs.


    CONSULTING SERVICES. In addition to its asset-based lending program, BNC Financial manages a consulting services division which provides a number of services including pre-funding due diligence, collateral review, problem loan consulting, bankruptcy support and asset valuation.


    INVESTMENT PORTFOLIO. The purpose of the Company's investment portfolio is to provide a source of earnings and, secondarily, to manage liquidity. Investments are centrally managed in order to aid in compliance with federal laws and regulations, which place certain restrictions on the amounts and types of investments BNC may hold. BNC maintains, through the President of BNC-North Dakota, an investment grade portfolio oriented toward U.S. Treasury securities, U.S. government agency securities and a small amount of investment grade obligations of state and political subdivisions. In managing its interest rate exposure, the Company also invests in mortgage-backed securities and floating rate collateralized mortgage obligations. Investment securities totaled $62.0 million as of March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Investment Securities."


COMPETITION


    The deregulation of the banking industry, the increasing number of state laws that permit multi-bank holding companies, and the increasing availability of nationwide interstate banking have heightened the level of competition in an already intensely competitive market. The North Dakota and Minnesota market areas are highly competitive banking environments. Competition is encountered primarily in seeking deposits and in obtaining loan customers. Principal competitors include multi-regional financial institutions such as Norwest Corporation, First Bank System, Inc. and Community First Bankshares, Inc. as well as large and small thrifts, independent banks, credit unions and many national and regional brokerage houses. BNC also competes with other non-bank financial institutions, including retail stores that maintain their own credit programs and government agencies that make low cost or guaranteed loans available to certain borrowers. Some of these competitors have substantially greater resources and lending limits than BNC, and may offer certain services that BNC does not provide. In addition, some of the non-bank financial institutions that compete with BNC are not subject to the extensive federal regulations that govern BNC. Management believes that many competitors have emphasized retail banking and financial services, leaving the small and mid-size business market underserved. This has allowed BNC to compete effectively by emphasizing customer service, establishing long-term customer relationships and providing services meeting the needs of such businesses and the individuals associated with them. The banking business is highly competitive, and the profitability of the Company will depend on its ability to compete in its market areas.

PROPERTIES


    The principal offices of BNC and BNC-North Dakota are located in BNC's main office building at 322 East Main, Bismarck, North Dakota. The building is owned by BNC-North Dakota. BNC-North Dakota also owns a branch office located at 219 South 3rd Street in Bismarck. In early 1997, the Company purchased an office building at 116 North 4th Street in Bismarck, approximately one half block from the principal office building. Certain bank and holding company departments will be housed at this facility upon expected completion of remodeling during the second quarter of 1997. BNC also owns its banking facilities at Linton, Crosby, Ellendale, Kenmare and Stanley, North Dakota.



    Facilities in Garrison and Watford City, North Dakota and additional facilities in Bismarck are leased. The Garrison and Watford City leases expire in June 2000 and April 1998, respectively. Office facilities in Bismarck are being leased on a month to month basis pending completion of remodeling at the 4th Street location in Bismarck. The land at BNC-North Dakota's branch office on South 3rd Street is also leased. This lease expires in 2006.



    The Company also leases the facilities occupied by BNC-Minnesota at 333 South Seventh Street, Minneapolis, Minnesota. Leases on this property expire in June 2001. Facilities housing BNC Financial at 4150 South 2nd Street, St. Cloud, Minnesota are leased. The lease on this property expires in April 2002.



    BNC owns land in north Bismarck and intends to construct a branch office for BNC-North Dakota on this location during 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Capital Resources and Expenditures."


    All owned and leased properties are considered in good operating condition and are believed adequate for the Company's present and foreseeable future operations. BNC does not anticipate any difficulty in leasing additional suitable space upon expiration of present lease terms.

LEGAL PROCEEDINGS

    BNC is currently not a party to any material legal proceedings. Periodically, and in the ordinary course of business, various claims and lawsuits which are incidental to BNC's business may be brought against or by BNC, such as claims to enforce liens, condemnation proceedings on properties in which BNC holds security interests, claims involving the making and servicing of real property loans and other issues incidental to the Company's business.

EMPLOYEES

    At March 31, 1997, BNC had approximately 132 employees, including 118 full-time employees. None of BNC's employees is covered by a collective bargaining agreement and management believes that its relationship with its employees is good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information, as of April 1, 1997, with respect to BNC's directors and executive officers.


NAME                                              AGE                          POSITION
---------------------------------------------     ---     ---------------------------------------------------
Tracy J. Scott...............................     49      Chairman of the Board, Chief Executive Officer and
                                                            Director

Gregory K. Cleveland.........................     49      President, Chief Financial Officer and Director

John A. Malmberg.............................     52      President of BNC-North Dakota and Director

Thomas J. Resch..............................     50      President and Chief Executive Officer of
                                                            BNC-Minnesota and Director

Brad J. Scott................................     38      Executive Vice President of Corporate
                                                            Finance--BNC-North Dakota and Director

Jeffrey A. Reed..............................     42      President and Chief Executive Officer of BNC
                                                            Financial

Brenda L. Rebel..............................     38      Vice President--Corporate Controller

John A. Hipp, M.D............................     50      Director

Richard M. Johnsen, Jr.......................     52      Director

John M. Shaffer..............................     50      Director

Jerry R. Woodcox.............................     54      Director


    There are no family relationships among any of the directors and executive officers of BNC.


    TRACY J. SCOTT has served as Chairman of the Board, Chief Executive Officer and a director of BNC since he and Gregory K. Cleveland founded the Company in 1987. He served as the President of BNC-North Dakota from September 1990 to March 1993. Mr. Scott also served as the President of FMB from 1985 to 1990 and as a loan officer of FMB from 1982 to 1985. Prior to 1982, Mr. Scott, a certified public accountant, practiced accounting at an accounting firm that he established in 1972. He was previously employed by Arthur Young and Co. from 1969 to 1972. Mr. Scott holds a B.S. in business administration with a minor in accounting from Dickinson State College.


    GREGORY K. CLEVELAND has served as an officer and director of BNC since its inception in 1987. He has served as Chief Financial Officer of BNC since February 1994 and as President of BNC since March 1995. From 1978 to 1996, Mr. Cleveland, a certified public accountant, was a partner of Gregory K. Cleveland & Company, an accounting firm which he established that was acquired by the Company in December 1996. See "Certain Transactions." From 1974 to 1977, Mr. Cleveland served as Vice President--Taxation for First & Merchants Corporation, a bank holding company in Virginia that was the predecessor of Sovran Bank Corporation. Prior to that time, Mr. Cleveland was employed by Arthur Andersen LLP from 1970 to 1974. He holds a B.S. in business administration with a major in accounting from the University of North Dakota.


    JOHN A. MALMBERG has served as President of BNC-North Dakota and a director since April 1993. Mr. Malmberg has over 20 years of experience in the banking industry. He served as Executive Vice President and Chief Operating Officer of the Bank of North Dakota from February 1989 to December 1992 at which time he became Acting President and Chief Executive Officer, a position he held until

April 1993. From 1977 to 1989, Mr. Malmberg served in various capacities for First American National Bank, Wausau, Wisconsin, including a broad range of senior managerial positions. He also served as a Trust Officer for American National Bank, St. Paul, Minnesota from 1973 to 1977. Mr. Malmberg holds a B.S. degree from the University of Minnesota and an M.B.A. from Golden Gate University, San Francisco and is a graduate of the Stonier Graduate School of Banking, Rutgers University.


    THOMAS J. RESCH became President and Chief Executive Officer of BNC-Minnesota in January 1996 and has been a director of BNC since June 1995. From June 1995 to January 1996, he served as Senior Vice President--Loan Production of BNC-North Dakota. Mr. Resch has over 20 years of experience in the banking industry. He served as Vice President at National City Bank of Minneapolis from March 1989 to May 1995 and as Department Manager of the Business Banking division. From 1985 to 1989, Mr. Resch served as Vice President of Midwest Federal and as Manager of the St. Paul Corporate Banking division. From 1984 to 1985 he served as Vice President of United Financial Savings Bank. Mr. Resch served in various capacities for American National Bank of St. Paul from 1972 to 1984, including Managing Vice President of Commercial Lending. He holds a B.S. degree from the University of Minnesota and is a graduate of the Stonier Graduate School of Banking, Rutgers University.



    BRAD J. SCOTT has served as BNC-North Dakota's Executive Vice President of Corporate Finance since January 1997. He served as BNC's Chief Credit Officer between July 1992 and January 1997 and has been a director since January 1993. He joined BNC in January 1991 as the Senior Vice President of Commercial Lending at BNC-North Dakota. Mr. Scott previously worked with the Bismarck branch of First Bank, N.A. where he served as a Vice President in the Commercial Loan Department from November 1986 to December 1990 and as Agricultural Loan Manager from 1984 to 1986. He also served as a loan officer for Norwest Bank in Marshall, Minnesota from 1981 to 1984. Mr. Scott holds an A.S. degree in agricultural business from Bismarck State College and a B.S. degree in agricultural economics from North Dakota State University.


    JEFFREY A. REED became President and Chief Executive Officer of BNC Financial in May 1996. Mr. Reed has been involved in the banking/commercial finance industry since 1978. From March 1995 to April 1996, Mr. Reed served as President of Cambridge Bank Professionals, LLC, a bank credit consulting firm whose assets were acquired by BNC Financial in May 1996. See "Certain Transactions." He served as Vice President and Manager of the Special Loans/Collateral Audit Division at National City Bank of Minneapolis from December 1991 to February 1995. From January 1989 to December 1991, Mr. Reed was a self-employed consultant to commercial banks in the area of problem loan management. Mr. Reed served as a Manager of the Business Investigations Service Unit and Specialized Lender Services Unit during his employment with Coopers & Lybrand LLP from October 1987 to January 1989. From November 1985 to October 1987, he served as Vice President and Team Leader, Special Loans Division of Norwest Bank, Minneapolis. Mr. Reed also held positions with Barclays American Corporation (Commercial Loan Officer, Manager of Work-Out Department) and Norwest Business Credit, Inc. (Assistant Vice President and Audit Manager.) Mr. Reed holds a B.S. degree from Bemidji State University.

    BRENDA L. REBEL, a certified public accountant, has served as Vice President--Corporate Controller since August 1995. She served as Vice President--Regulatory Compliance from June 1991 to July 1995. From January 1990 to May 1991, she served as Financial Reporting Manager of Comprecare Health Care Services, Inc., Aurora, Colorado. From 1988 to 1990, Ms. Rebel was employed by Arthur Andersen LLP, Denver, Colorado. She holds a B.S. degree in social and behavioral sciences from the University of Mary and a Master of Accountancy from the University of North Dakota.

    JOHN A. HIPP, M.D., who has been a director since 1988, has practiced medicine in Bismarck since 1980 as a principal in Pathology Consultants, a professional corporation specializing in medical laboratory and computer consulting services. Dr. Hipp is board certified in anatomic and clinical pathology by the American Board of Pathology. He holds a B.A. in history and natural science and a B.S. in medicine from the University of North Dakota. Dr. Hipp earned his M.D., C.M. degree from the Faculty of Medicine, McGill University.

    RICHARD M. JOHNSEN, JR., who has been a director since June 1995, has served since 1979 as Chairman of the Board and Chief Executive Officer of Johnsen Trailer Sales, Inc., which sells and services trailers in Bismarck and Fargo, North Dakota. Since 1990, Mr. Johnsen has also been a partner in Johnsen Real Estate Partnership, which owns and operates rental property in Bismarck and Fargo, North Dakota. He holds a B.S. degree in management from the University of North Dakota.


    JOHN M. SHAFFER, who has been a director since June 1995, has served as President of Atlas, Inc., a ready-mix concrete producer and concrete construction company based in Bismarck, North Dakota. Since 1979, Mr. Shaffer has also been a partner in Capital Investments, which invests in property and equipment in North Dakota. He attended Bismarck Junior College for 1 1/2 years and Dickinson State College for 1 1/2 years.


    JERRY R. WOODCOX, who has been a director since June 1995, has served since 1970 as President of Arrowhead Cleaners and Laundry, Inc., a laundry and dry cleaning services business operating in Bismarck, North Dakota. He holds a B.S. degree in industrial engineering from North Dakota State University.

DIRECTOR COMPENSATION

    Each director who is not an employee of BNC is paid a director's fee of $7,200 per year and fees of $500 for each committee meeting attended. Directors are reimbursed for expenses incurred in attending board and committee meetings.

COMMITTEES


    BNC's Board of Directors has an Executive Committee, Audit Committee and Compensation Committee. The members of the Executive Committee are directors Tracy J. Scott (Chairperson), Gregory K. Cleveland, Brad J. Scott, John A. Malmberg and Thomas J. Resch as well as Michael Miller, the Executive Vice President of Lending at BNC-North Dakota. The Executive Committee is authorized to exercise all powers of the Board of Directors to the extent permitted by Delaware law. All actions taken by the Executive Committee are submitted to the full Board of Directors for ratification.


    The Audit Committee, on which Messrs. Johnsen and Shaffer serve, is responsible for (i) making recommendations to the Board of Directors concerning the engagement of independent public accountants, (ii) consulting with the independent public accountants with regard to the plan of audit, (iii) consulting directly with BNC's Chief Financial Officer on any matter that the Audit Committee or the Chief Financial Officer deems appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of BNC by its independent public accountants and certain regulatory agencies, (v) discussing audit recommendations with management and reporting results of its reviews to the Board of Directors, (vi) reviewing all related party transactions and all other potential conflict of interests situations, and (vii) performing such other functions as may be prescribed by the Board of Directors.

    The Compensation Committee is responsible for administering BNC's 1995 Stock Incentive Plan and Incentive Bonus Plan and performing such other functions as may be prescribed by the Board of Directors. The current members of the Compensation Committee are Messrs. Hipp and Woodcox.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation that BNC paid to its chief executive officer and each of its four most highly compensated executive officers (the "Named Executive Officers") for each of the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG-TERM COMPENSATION
                                                                                                         AWARDS
                                                               ANNUAL COMPENSATION             --------------------------
                                                     ----------------------------------------  RESTRICTED    SECURITIES
NAME AND                                                                        ALL OTHER         STOCK      UNDERLYING
PRINCIPAL POSITION                          YEAR       SALARY      BONUS     COMPENSATION(1)    AWARDS(2)      OPTIONS
----------------------------------------  ---------  ----------  ---------  -----------------  -----------  -------------
Tracy J. Scott,.........................       1996  $  178,000         --      $   6,247              --            --
  Chairman of the Board and                    1995     156,000         --          4,902       $  75,080         6,034
  Chief Executive Officer                      1994     156,000  $  24,305          5,205              --            --

Gregory K. Cleveland,...................       1996     150,000         --          5,997              --            --
  President and Chief Financial                1995     128,000         --          4,235          72,570         5,657
  Officer                                      1994     128,000     19,942          4,432              --            --

John A. Malmberg,.......................       1996     140,000         --          5,047              --            --
  President of BNC-North Dakota                1995     140,000         --          5,022              --         3,226
                                               1994     140,000     20,054          2,954              --            --

Thomas J. Resch,........................       1996     123,333         --          5,047              --            --
  President and Chief Executive                1995      58,333     30,000            117              --         3,226
  Officer of BNC-Minnesota(3)

Brad J. Scott,..........................       1996     120,000         --          5,043              --            --
  Executive Vice President of                  1995     100,000     27,750          5,006          25,330         3,813
  Corporate Finance of BNC-North Dakota        1994      72,000    148,720          5,171              --            --


------------------------


(1) Comprised of (i) the Company's matching contributions to the Company's 401(k) Plan in the following amounts: Mr. T. Scott ($4,750 in 1996, $4,500 in 1995 and $4,701 in 1994), Mr. Cleveland ($4,500 in 1996, $3,840 in 1995
    and $3,928 in 1994), Mr. B. Scott ($4,750 in 1996, $4,620 in 1995 and $4,840
    in 1994), Mr. Malmberg ($4,750 in 1996, $4,620 in 1995 and $2,450 in 1994)
    and Mr. Resch ($4,750 in 1996); and (ii) premium payments in the following amounts for life insurance policies providing death benefits to the executive officers' beneficiaries: Mr. T. Scott ($1,497 in 1996, $402 in 1995 and $504 in 1994), Mr. Cleveland ($1,497 in 1996, $395 in 1995 and $504
    in 1994), Mr. B. Scott ($293 in 1996, $386 in 1995 and $331 in 1994), Mr.
    Malmberg ($297 in 1996, $402 in 1995 and $504 in 1994) and Mr. Resch ($297
    in 1996 and $117 in 1995).


(2) As of December 31, 1996, the Company had outstanding a total of 20,000 restricted shares valued at $250,000 (based on the fair market value of the Company's Common Stock at December 31, 1996 of $12.50 per share). The restricted shares will vest in 33 1/3% increments on July 10, 1998, 1999 and 2000. The Company does not plan to pay dividends on its restricted shares.

(3) Mr. Resch joined the Company in June 1995.

                            ------------------------

OPTIONS

    There were no stock options granted during the year ended December 31, 1996 to the Named Executive Officers. The number and value of unexercised stock options held by the Named Executive Officers at December 31, 1996 is set forth in the following table. No stock options were exercised during the year ended December 31, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES



                                                      NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                            OPTIONS AT               IN-THE-MONEY OPTIONS
                                                        DECEMBER 31, 1996          AT DECEMBER 31, 1996(1)
                                                  ------------------------------  --------------------------
NAME                                               EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------------------------------------  -------------  ---------------  -----------  -------------
Tracy J. Scott..................................        2,414           3,620      $   6,035     $   9,050

Greg K. Cleveland...............................        2,263           3,394          5,658         8,485

John A. Malmberg................................        1,290           1,936          3,225         4,840

Thomas J. Resch.................................        1,290           1,936          3,225         4,840

Brad J. Scott...................................        1,525           2,288          3,813         5,720


------------------------


(1) The value of unexercised, in-the-money options is calculated as the excess of the market value of Common Stock at December 31, 1996 ($12.50) over the option price. The values of unexercised in-the-money stock options at December 31, 1996 shown above are presented pursuant to the rules of the Commission. The actual amount, if any, realized upon exercise of stock options will depend upon the market value of the Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised.


                            ------------------------

STOCK INCENTIVE PLAN

    In 1995, BNC adopted the 1995 Stock Incentive Plan (the "Stock Plan") to provide long-term incentives to its key employees, including officers and directors who are employees of BNC (the "Eligible Employees"). Under the Stock Plan, which is administered by the Compensation Committee of the Board (the "Committee"), BNC may grant Eligible Employees incentive stock options, non-qualified stock options, restricted stock, stock awards or any combination thereof (the "Incentives"). The Committee establishes the exercise price of any stock options granted under the Stock Plan, provided that the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant.

    A total of 250,000 shares of Common Stock are available for issuance under the Stock Plan. Incentives with respect to no more than 50,000 shares of Common Stock may be granted to any single Eligible Employee in one calendar year. Proportionate adjustments will be made to the number of shares of Common Stock subject to the Stock Plan, including the shares subject to outstanding Incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. In the event of such adjustments, the purchase price of any outstanding option will be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

    All outstanding Incentives will automatically become exercisable and fully vested and all performance criteria will be deemed to be waived by the Company upon (a) a reorganization, merger or consolidation of BNC in which BNC is not the surviving entity, (b) the sale of all or substantially all of the assets of BNC, (c) a liquidation or dissolution of BNC, (d) a person or group of persons, other than any employee benefit plan of BNC, becoming the beneficial owner of 30% or more of BNC's voting stock or (e) the replacement of a majority of BNC's Board in a contested election (a "Significant Transaction"). The Committee also has the authority to take several actions regarding outstanding Incentives upon the occurrence of a Significant Transaction, including requiring that outstanding options remain exercisable only for a limited time, providing for mandatory conversion of outstanding options in exchange for either a cash payment or Common Stock, making equitable adjustments to Incentives or providing that outstanding options will become options relating to securities to which a participant would have been entitled in connection with the Significant Transaction if the options had been exercised.

INCENTIVE BONUS PLAN

    In 1995, BNC adopted an Incentive Bonus Plan (the "Incentive Plan") to provide annual incentive cash bonuses to BNC's employees. Under the Incentive Plan, which is administered solely by the Committee, each full-time employee of BNC other than loan officers is eligible to receive a cash bonus based on a percentage of his or her annual salary to be calculated according to a formula based on elements of the Company's performance during the annual performance period. Officers designated by the Committee are eligible to receive an additional annual cash bonus based on a percentage of his or her annual salary according to a formula based on an increase in the Company's stock price during the annual performance period.

EMPLOYMENT AGREEMENTS

    BNC and each of Messrs. T. Scott, Cleveland, B. Scott and Resch (the "Executives") have entered into an employment agreement that provides for minimum annual salaries of $156,000, $128,000, $120,000, and $140,000, respectively, throughout the term of the agreement, and an annual incentive bonus as may from time to time be fixed by the Committee. In addition, Mr. Resch received a $30,000 bonus upon entering into his agreement. Under the agreements, the Executives will also be provided with benefits under any employee benefit plan maintained by BNC for its employees generally, or for its senior executive officers in particular, on the same terms as are applicable to other senior executives of BNC. The term of the employment agreements will continue until June 1, 1998, unless earlier terminated as described below. Thereafter, the employment agreements automatically renew for consecutive one year terms unless either party terminates the agreement on 90 days' prior notice.

    Each employment agreement provides for the termination of the Executive's employment (i) upon the Executive's death; (ii) by the Company upon the Executive's disability; (iii) by the Company for cause which includes willful and continuing failure to perform the Executive's duties, conviction of a felony or willful engaging in gross misconduct injurious to the Company; provided, however, that prior to termination, three-fourths of the entire Board of Directors, not including the Executive, must find that the Executive was guilty of such conduct; (iv) by the Executive for good reason, which includes changing the Executive's current position with the Company or diminishing the duties, responsibilities or position of the Executive; (v) by either the Company or the Executive for a material breach not cured within thirty days; or (vi) upon the occurrence of a "change in control" of BNC. Under the agreement, a "change in control" occurs if (a) any person or group of persons (other than an employee benefit plan of BNC) acquires the beneficial ownership of 30% or more of BNC's Common Stock, excluding certain acquisitions approved by BNC's Board of Directors, or (b) a majority of BNC's Board is replaced within any two year period by directors not approved by two-thirds of the Board. If the Executive terminates his employment with BNC for other than good reason, the Executive will be prohibited from competing with BNC for a two year period following such termination.

    Upon termination due to death or disability, the Company will pay the Executive, all compensation owing through the date of termination, plus any deferred compensation and accrued vacation (the "Accrued Obligations") and benefits ("Other Benefits"), reduced by the amount of any disability benefits received, if applicable. Upon termination by the Company for cause or for termination by the Executive for other than good reason, the Executive will be entitled to all compensation owing through the date of termination and Other Benefits. Upon termination by the Executive for good reason, due to a change in control or due to a breach of the agreement by the Company, the Executive is entitled to all compensation owing through the date of termination plus three times his current compensation and benefits, office space, secretarial assistance and other facilities and services for a period of three years.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    In accordance with the Delaware General Corporation Law, BNC's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to BNC and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of these provisions, under current Delaware law a director of BNC will not be personally liable for monetary damages for breach of his or her fiduciary duty except for liability for (a) breach of his or her duty of loyalty to BNC or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law, and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

    BNC's Bylaws require BNC to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of BNC, to which they were made parties by reason of being or having been officers or directors.

    In addition, each of BNC's directors has entered into an indemnity agreement that provides that BNC will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director; provided that the director meets certain standards of conduct for claims that (i) have been successfully defended or (ii) two impartial directors have determined that, with respect to the conduct giving rise to such claim, the officer or director acted in good faith. No indemnification may be made, however, for claims in which the officer or director has been adjudicated in a final judgment to be liable to BNC except to the extent that the court finds indemnification to be proper.

    Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of BNC pursuant to the foregoing provisions, or otherwise, BNC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


    In January 1997, BNC-North Dakota acquired all of the outstanding common stock of the J.D. Meier Insurance Agency (the "Agency"). Each of Messrs. T. Scott, Cleveland and David A. Erickson, a 5% stockholder of the Company, owned 25% of the common stock in the Agency. The purchase price was determined by an independent appraisal resulting in an approximate total purchase price for Messrs. T. Scott, Cleveland and Erickson's shares of $26,000. The Agency is currently operating as a subsidiary of BNC-North Dakota as a general insurance agency.



    In December 1996, BNC-North Dakota acquired the accounting firm of Gregory
K. Cleveland & Co., Bismarck, North Dakota (the "Accounting Firm"). The Accounting Firm was owned by Mr. Cleveland. The purchase price for the Accounting Firm was approximately $368,000 and was determined by an independent appraisal. Employees of the Accounting Firm now staff the newly established trust and private banking division of BNC-North Dakota.



    In May 1996, the Company, through BNC Financial, acquired for $85,000 the assets of Cambridge Bank Professionals, LLC, a bank credit consulting firm in part owned by Jeffrey A. Reed, who became an executive officer of the Company after the acquisition. These assets now are used in the operations of BNC Financial.



    In October 1995, the Company sold FMB to Community First Bankshares, Inc. Messrs T. Scott, Cleveland and Erickson beneficially owned 113, 112 and 50 shares of common stock of FMB, respectively, which represented 2.83%, 2.80% and 1.25% of the outstanding shares of common stock of FMB, respectively. Messrs. Scott, Cleveland and Erickson received $121,475, $120,400 and $53,750, respectively, in the sale of FMB.


    The executive officers, directors and principal stockholders of BNC and members of their immediate families and businesses in which they hold controlling interests are customers of the Banks, and it is anticipated that such parties will continue to be customers of the Banks in the future. All outstanding loans and extensions of credit by the Banks to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons, and in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At March 31, 1997, the aggregate balance of the Banks' loans and advances under existing lines of credit to these parties was approximately $397,000 or 0.20% of the Banks' total loans.

                           SUPERVISION AND REGULATION

    BNC and the Banks are extensively regulated under federal and state laws and regulations. These laws and regulations are primarily intended to protect depositors and the federal deposit insurance funds, not investors in the securities of BNC. The following information summarizes certain material statutes and regulations affecting BNC and the Banks and is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of BNC and the Banks. The Company is unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

BNC

    GENERAL. BNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"), and is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System ("FRB"). The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. The Company is required to file quarterly and annual reports with the FRB, and such additional information as the FRB may require pursuant to the BHCA. The FRB may examine BNC or any of its subsidiaries, and charge BNC for the cost of such an examination.

    ACQUISITIONS. As a bank holding company, BNC is required to obtain the prior approval of the FRB before acquiring control of more than 5% of the voting shares or substantially all the assets of another bank holding company or merging with another bank holding company. In reviewing acquisition applications, the FRB considers the competitive effects of the proposed transaction, and managerial, financial, capital and other factors, including the record of performance of the applicant and the bank or banks to be acquired under the Community Reinvestment Act of 1977 ("CRA"). See "--The Banks--Community Reinvestment Act."

    PERMISSIBLE ACTIVITIES. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified certain non-banking activities in which a bank holding company may engage without notice or prior approval by the FRB, such as making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting as a fiduciary or investment or financial advisor in certain circumstances, and making investments in certain corporations or projects designed primarily to promote community welfare.

    SAFE AND SOUND BANKING PRACTICES. Activities and operations of bank holding companies are generally subject to FRB review for unsafe and unsound banking practices. Pursuant to such authority, the FRB may require a bank holding company to seek FRB approval before the bank holding company may take certain actions and cause a bank holding company to take certain steps to prevent unsafe and unsound banking practices, such as requiring a bank holding company to make funds available to its banking subsidiaries if the FRB believes it prudent to do so.

    ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

    CAPITAL ADEQUACY. The FRB monitors on a consolidated basis the capital adequacy of bank holding companies by using a combination of risk-based and leverage ratios. Failure to meet the capital guidelines may result in supervisory or enforcement actions by the FRB. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. For purposes of the risk-based capital guidelines, total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with Tier 2 capital being limited to 100% of Tier 1 capital. Tier 1 capital includes, with certain restrictions, common stock, retained earnings, perpetual preferred stock (no more than 25% of Tier 1 capital being comprised of cumulative preferred stock) and minority interests in consolidated subsidiaries, less most intangible assets. Tier 2 capital includes, with certain limitations, perpetual preferred stock not included in Tier 1 capital, certain maturing capital instruments and the allowance for loan and lease losses (limited to 1.25% of risk-weighted assets). The Notes offered hereby are expected to qualify as Tier 2 capital. The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% (of which at least 4% should be in the form of Tier 1 capital). The FRB has also implemented a leverage ratio, which is defined to be a company's Tier 1 capital divided by its average total consolidated assets. The minimum required leverage ratio for top-rated bank holding companies is 3%, but most companies are required to maintain an additional cushion of at least 100 to 200 basis points.

    The table below sets forth BNC's ratios of (i) total capital to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets and (iii) Tier 1 leverage ratio, at March 31, 1997 and as adjusted to give effect to the estimated net proceeds from the offering.


                                                                                               AT MARCH 31, 1997
                                                                                   -----------------------------------------
                                                                                                                  MINIMUM
RATIO                                                                                ACTUAL      AS ADJUSTED     REQUIRED
---------------------------------------------------------------------------------  -----------  -------------  -------------
Total capital to risk-weighted assets............................................         8.8%         14.8%           8.0%
Tier 1 capital to risk-weighted assets...........................................         8.1           8.1            4.0
Tier 1 leverage ratio............................................................         6.6           6.6            3.0


                            ------------------------

    SUPPORT OF BANKS. As discussed below, the Banks are also subject to capital adequacy requirements. BNC could be required to guarantee the capital restoration plan of one or more of its Banks, should such Banks become "undercapitalized," as defined in the banking laws and regulations. See "--The Banks-- Capital Adequacy." BNC's maximum liability under any such guarantee would be the lesser of 5% of the undercapitalized Bank's total assets at the time it became undercapitalized or the amount necessary to bring the Bank into compliance with the capital plan. The FRB also has stated that bank holding companies are subject to the "source of strength doctrine," which requires bank holding companies to serve as a source of "financial and managerial" strength to their subsidiary banks.

    Federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, there are broad restrictions on certain activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

THE BANKS

    GENERAL. As national banking associations, the Banks are principally supervised, examined and regulated by the OCC. The OCC regularly examines such areas as capital adequacy, loss reserves, loan portfolio, investments and management practices. The Banks must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over the Banks if their actions represent unsafe or unsound practices or violations of law. Since the deposits of the Banks are insured by the FDIC through the BIF and SAIF, as applicable, the Banks are also subject to regulations and supervision by the FDIC. The Banks are also members of the Federal Reserve System.

    COMMUNITY REINVESTMENT ACT. The CRA requires the Banks to adequately meet the credit needs of their communities. The CRA allows regulators to turn down an applicant seeking, among other things, to make an acquisition or establish a branch unless it has performed satisfactorily under the CRA. Federal regulators regularly conduct CRA examinations to assess the performance of financial institutions. In each of the last two examinations, the Banks received satisfactory ratings.

    TRANSACTIONS WITH AFFILIATES. The Banks are subject to Section 23A of the Federal Reserve Act, which limits the amount of loans to, investments in, and certain other transactions with, affiliates of the Banks, including BNC, requires certain levels of collateral for such loans or transactions, and limits the amount of advances to third parties that are collateralized by the securities or obligations of affiliates, unless the affiliate is a bank and is at least 80% owned by BNC. If the affiliate is a bank and 80% or greater ownership exists, the transactions are generally exempted from these restrictions, except as to "low quality" assets, as defined under the Federal Reserve Act, provided that such transaction is consistent with safe and sound banking practices. In addition, Section 23A generally limits transactions with affiliates of a bank to 10% of the bank's capital and surplus and generally limits all transactions with affiliates to 20% of the bank's capital and surplus.

    Section 23B of the Federal Reserve Act requires that certain transactions between any of the Banks and their non-bank affiliates must be on substantially the same terms, or at least as favorable to the Banks, as those prevailing at the time for comparable transactions with or involving nonaffiliated companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. The aggregate amount of an institution's loans to officers, directors and principal shareholders (or their affiliates) is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate.

    A violation of the restrictions of Section 23A or Section 23B may result in the assessment of civil monetary penalties on a bank or a person participating in the conduct of the affairs of such bank or the imposition of an order to cease and desist.

    CROSS-GUARANTEE. A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default.


    DIVIDEND RESTRICTIONS. Dividends paid by the Banks provide a substantial portion of BNC's cash flow. Under both federal and state law, the approval of a bank's principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceed the total of its net profits for that year combined with its retained net profits for the preceding two years. North Dakota and Minnesota law prohibit the payment of a dividend that would impair an institution's capital. In addition, a bank cannot pay a dividend if it will cause the bank to be "undercapitalized," as discussed below.



    CAPITAL ADEQUACY. Federal regulations establish minimum requirements for the capital adequacy of depository institutions that are generally the same as those established for bank holding companies. See "--BNC--Capital Adequacy." Banks with capital ratios below the required minimum are subject to certain administrative actions, including the termination of deposit insurance and the appointment of a receiver and may also be subject to significant operating restrictions. See "--BNC--Support of Banks."

    The following table sets forth the respective capital ratios of BNC-North Dakota and BNC-Minnesota at March 31, 1997.



                                                                                AT MARCH 31, 1997
                                                                           ----------------------------
                                                                                            MINIMUM
RATIO                                                                        ACTUAL        REQUIRED
-------------------------------------------------------------------------  -----------  ---------------
Total capital to risk-weighted assets
  BNC-North Dakota.......................................................        10.6%           8.0%
  BNC-Minnesota..........................................................        11.3            8.0

Tier 1 capital to risk-weighted assets
  BNC-North Dakota.......................................................         9.9            4.0
  BNC-Minnesota..........................................................        10.5            4.0

Tier 1 leverage ratio
  BNC-North Dakota.......................................................         7.2            4.0
  BNC-Minnesota..........................................................        11.5            4.0


                            ------------------------

    PROMPT CORRECTIVE ACTION. The OCC is required to take "prompt corrective action" with respect to any national bank that does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well capitalized" to "critically undercapitalized," which authorize, and in certain cases require, the OCC to take certain specified supervisory action. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category.

    With certain exceptions, national banks will be prohibited from making capital distributions or paying management fees to a holding company if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks will be required to file capital restoration plans with the OCC. Such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. Undercapitalized national banks also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

    The OCC is authorized to take various enforcement actions against any significantly undercapitalized national bank and any national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring primary approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.

    Significantly and critically undercapitalized national banks may be subject to more extensive control and supervision. The OCC may prohibit any such institution from, among other things, entering into any material transaction not in the ordinary course of business, amending its charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a national bank becoming critically undercapitalized, the OCC must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability.

    As of the date of this Prospectus, the Banks met the capital requirements of "well-capitalized" institutions.

    DEPOSIT INSURANCE. The deposits of the Banks are insured by the FDIC through the BIF or SAIF, as applicable, to the extent provided by law. Under the FDIC's risk-based insurance system, BIF- and SAIF-insured institutions are currently assessed premiums of between zero and twenty seven cents per $100 of eligible deposits, depending upon the institution's capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BIF- and SAIF-insured institutions that will be used to pay certain Financing Corporation ("FICO") obligations which currently range from $0.0130 to $0.0648.


    CONSERVATOR AND RECEIVERSHIP POWERS. Federal banking regulators have broad authority to place depository institutions into conservatorship or receivership to include, among other things, appointment of the FDIC as conservator or receiver of an undercapitalized institution under certain circumstances. In the event a bank is placed into conservatorship or receivership, the FDIC is required, subject to certain exceptions, to choose the method for dissolving the institution that is least costly to the BIF, such as liquidation. In any event, if either of the Banks was placed into conservatorship or receivership, because of the cross-guarantee provisions of the Federal Deposit Insurance Act, as amended, the Company as the sole shareholder of the Bank, would likely lose its investment in the Bank.


    RESTRICTIONS ON LOANS TO ONE BORROWER. Under federal law, permissible loans to one borrower by the Banks are generally limited to 15% of their unimpaired capital, surplus, undivided profits and loan loss reserves. The Banks seek participations to accommodate borrowers whose financing needs exceed lending limits.

    CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect customers in transactions with Banks. These include but are not limited to the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers.

INTERSTATE BANKING AND BRANCHING

    Federal legislation enacted in 1994 removed certain barriers to interstate banking and permitted DE NOVO interstate branching for the first time. Effective June 1, 1997, banks may engage in interstate branching by merging with banks in those states that have not opted out of the federal legislation. Banks will also be able to establish DE NOVO branches in states where they do not own any depository institutions, but only if the state specifically elects to opt in to the DE NOVO branching provisions of the federal legislation. Both North Dakota and Minnesota have elected to opt into such provisions.

CHANGING REGULATORY STRUCTURE

    The FRB, OCC and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. The agencies' authority has been expanded by federal legislation in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the North Dakota Department of Banking and Financial Institutions and the Minnesota Department of Commerce possess significant authority to address violations of their respective state's banking laws by banks operating in their respective states by enforcement and other supervisory actions.

    The laws and regulations affecting banks and bank holding companies have changed significantly in recent years, and there is reason to expect that changes will continue in the future, although it is difficult to predict the outcome of these changes. From time to time, various bills are introduced in the United States Congress with respect to regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. BNC cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect BNC.

MONETARY POLICY

    The monetary policy of the FRB has a significant effect on the operating results of bank holding companies and their subsidiaries. The FRB uses the various means at its disposal to influence overall growth and distribution of bank loans, investments and deposits, and interest rates charged on loans or paid on deposits. FRB monetary policies have materially affected the operations of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of BNC and its subsidiaries cannot be predicted.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of April 1, 1997 certain information regarding beneficial ownership of the Common Stock by (i) each stockholder known by BNC to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of BNC, (iii) each Named Executive Officer, and (iv) all of BNC's directors and executive officers as a group. Unless otherwise indicated, BNC believes that the stockholders listed below have sole investment and voting power with respect to their shares based on information furnished to BNC by such owners. As of April 1, 1997, the Company had 2,338,720 shares of Common Stock outstanding.


                                                                                                     PERCENT OF
                                                                             NUMBER OF SHARES       OUTSTANDING
NAME OF BENEFICIAL OWNER                                                    BENEFICIALLY OWNED    COMMON STOCK(1)
-------------------------------------------------------------------------  ---------------------  ----------------
Tracy J. Scott(2)........................................................   129,700(3)(4)(5)(6)         5.5%
Gregory K. Cleveland.....................................................   91,182(3)(4)(5)(7)          3.9%
John A. Malmberg.........................................................      42,993(3)(5)             1.8%
Thomas J. Resch..........................................................     8,328(3)(5)(8)             *
Brad J. Scott............................................................     36,303(3)(4)(5)           1.6%
David A. Erickson(2).....................................................      169,191(3)(9)            7.2%
John A. Hipp, M.D........................................................       99,900(10)              4.3%
Richard M. Johnsen, Jr...................................................          1,000                 *
John M. Shaffer..........................................................          3,500                 *
Jerry R. Woodcox.........................................................          2,500                 *
BNC National Bank, as Trustee of the BNCCORP, Inc. 401(k) Savings Plan
  (the "Plan")(2)(11)....................................................         174,501               7.5%
FBL Investment Advisory Services, Inc. ("FBL")(2)(12)....................         151,500               6.5%
All directors and executive officers as a group (11 persons).............    417,298(3)(4)(5)          17.8%


------------------------------

  * Less than 1%.

 (1) Shares subject to options exercisable within 60 days of April 1, 1997 are deemed outstanding for computing the percentage of the Company's common stock owned by a person holding such options and for the percentage owned by all directors and executive officers as a group but are not deemed outstanding for computing the ownership percentage of any other person.

 (2) The address of Mr. T. Scott is c/o BNCCORP, Inc., 322 East Main, Bismarck, North Dakota 58501, the address of Mr. Erickson is 500 East Elm Street, Linton, North Dakota, 58552, the address of the trustee of the Plan is 322 East Main, Bismarck, North Dakota 58501 and the address of FBL is 5400 University Avenue, West Des Moines, Iowa 50266.

 (3) Includes shares allocated to such individuals' accounts as of April 1, 1997 under the Company's 401(k) Plan as follows: Mr. T. Scott (13,458 shares), Mr. Cleveland (3,182 shares), Mr. Malmberg (34,443 shares), Mr. Resch (1,038 shares), Mr. B. Scott (16,105 shares), Mr. Erickson (38,871 shares) and all directors and executive officers as a group (68,955 shares).

 (4) Includes shares of restricted stock that were issued under, and are subject to the restrictions of, the Stock Plan, as follows: Mr. T. Scott (7,508), Mr. Cleveland (7,257), Mr. B. Scott (2,533) and all directors and executive officers as a group (17,899). See "Management--Stock Incentive Plan."

 (5) Includes shares issuable upon the exercise of stock options that will be exercisable within 60 days: Mr. T. Scott (2,414), Mr. Cleveland (2,263), Mr. Malmberg (1,290), Mr. Resch (1,290), Mr. B. Scott (1,525) and all directors and executive officers as a group (9,144).

 (6) Includes 2,000 shares owned of record by Mr. Scott's children.

 (7) Includes 78,480 shares owned of record by Mr. Cleveland's wife.

 (8) Includes 3,000 shares owned of record by Mr. Resch's wife.

 (9) Includes 38,820 shares owned of record by Mr. Erickson's wife.

(10) Includes 60,000 shares owned of record by Dr. Hipp's wife and 3,000 owned by Dr. Hipp's children.

(11) Each participant of the Plan will be entitled to direct the trustee of the Plan as to the manner in which to vote the shares allocated to the participant's account.

(12) Pursuant to a Schedule 13G filed on May 13, 1996, FBL reported sole voting and dispositive power with respect to 151,500 shares of Common Stock.

                            DESCRIPTION OF THE NOTES

    The Notes will be issued pursuant to an Indenture dated as of May   , 1997
by and between the Company and Firstar Trust Company, as Trustee (the "Trustee"). The Notes are not savings accounts or deposits of the Banks and are not insured by the FDIC, any other governmental agency or otherwise. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of certain provisions of the Notes and the Indenture. These summaries do not purport to be complete and are subject to and qualified in their entirety by the terms of the Notes and the Indenture. Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by such reference. For purposes of the following summary, the term the "Company" excludes the Company's subsidiaries unless otherwise provided. Capitalized terms used herein shall have the same meanings as in the Indenture.

GENERAL

    The Notes will be limited in principal amount to $15,000,000. The Notes will be offered only in denominations of $1,000 and integral multiples thereof. The Notes mature on May 31, 2004 and will bear interest at the rate per annum set forth on the cover page of this Prospectus. Interest will be payable monthly, on the first Business Day of each month, commencing with July 1, 1997, to each person in whose name the Note is registered at the close of business on the fifteenth day of the month immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the offices of the Trustee, provided that, at the option of the Company, if the Notes are no longer in the form of Registered Global Securities, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register maintained by the Security Registrar. The Notes will not be entitled to any sinking fund.

    Subject to the terms of the Indenture and the limitations applicable to Registered Global Securities, the Notes will be transferable and exchangeable at the office of the Registrar or any co-registrar and will be issued in fully registered form, provided that the Company shall not be required to register a transfer of or to exchange the Notes during the period of 15 days immediately preceding any selection of Notes for redemption. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

    The Notes will not be secured by the assets of the Company or any of its Subsidiaries or otherwise and will not have the benefit of a sinking fund for the retirement of principal. In addition, the rights of the Company to participate in any distribution of assets of any Subsidiary, including a Bank, upon its liquidation or reorganization or otherwise (and thus the ability of the Holders of the Notes to benefit indirectly from such distribution) are subject to the prior claims of creditors of that Subsidiary. Claims on the Company's Subsidiaries by creditors other than the Company may include substantial obligations with respect to deposit liabilities, federal funds purchased and securities sold under repurchase agreement and other debt obligations. There are also limitations on the extent to which the Banks may pay dividends or make other payments to the Company.

    As long as the Company is a reporting company under the Exchange Act, the Company will furnish to the Holders of the Notes, annual reports of the Company containing audited financial statements. If the Company ceases to be a reporting company under the Exchange Act, the Company will furnish to Holders of the Notes annual audited financial statements.

    The Indenture does not contain provisions that would provide protection to Holders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REDEMPTION AT THE OPTION OF THE COMPANY


    The Notes may not be redeemed before May 31, 2000. At any time after May 31, 2000, the Notes will be redeemable, in whole or in part, at the option of the Company, upon notice given no more than 60 days and no less than 30 days prior to redemption, given as provided in the Indenture, at par plus accrued interest to the date fixed for redemption. In case of the redemption of less than all of the outstanding Notes, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate, including the selection for redemption of a portion of the principal amount of any Note but not less than $1,000. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. As long as the Notes are represented in the form of a Registered Global Security, a new Registered Global Security or Securities will be executed and authenticated in exchange for the unredeemed portion of the principal of any partially redeemed Note.


SUBORDINATION


    The Notes will be unsecured general obligations of the Company and will be subordinated to all Senior Indebtedness (as defined below) of the Company and effectively subordinated to all present and future liabilities of the Company's Subsidiaries.


    Upon any payment or distribution of assets or securities of the Company in any dissolution, winding up, total or partial liquidation or reorganization of the Company, if (i) an event of default has occurred and is continuing with respect to any Senior Indebtedness or (ii) an Acceleration Event shall have occurred and the principal and interest on, and any other amounts in respect of, the Notes has been declared due and payable and such declaration has not been rescinded or annulled, then all Senior Indebtedness, including any interest occurring on such Senior Indebtedness must be paid in full before any payment of principal or interest on the Notes can be made. By reason of such subordination, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of the Company.


    "Senior Indebtedness" means all Indebtedness of the Company, including principal and interest on such Indebtedness whether outstanding on the date of the Indenture or hereafter created, incurred, assumed or guaranteed by the Company, unless such Indebtedness, by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to, or PARI PASSU with, the Notes.



    "Indebtedness" means (without duplication), with respect to any Person, (i) any obligation, contingent or otherwise, of such Person for borrowed money, (ii) any obligation (including the Notes) of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services (including conditional sale and title retention arrangements and any interest accruing subsequent to an event of default with respect to such obligation), except accounts payable and accrued expenses incurred in the ordinary course of business, and (iv) any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.


EVENTS OF DEFAULT

    An Event of Default includes: (a) failure to pay the principal on the Notes when due at maturity or upon redemption, as provided in the Indenture, whether or not prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on the Notes for 10 days after such interest shall have become due and payable, whether or not prohibited by the subordination provisions of the Indenture; (c) failure to perform any other covenant set forth in the Indenture for 30 days after receipt of written notice from the Trustee or Holders of at least 25% in principal amount of the outstanding Notes specifying the default and requiring the Company to remedy such default; (d) default in the payment at maturity of Indebtedness of the Company or a Subsidiary having an outstanding principal amount due at maturity greater than $2.0 million and such default having continued without being cured, waived or consented to or without such Indebtedness being discharged for a period of 30 days beyond any applicable grace period;

(e) an event of default as defined in any mortgage, indenture or instrument of the Company or any Subsidiary shall have happened and resulted in the acceleration of indebtedness which together with the principal amount of any other Indebtedness so accelerated, aggregates $2.0 million or more at any time, and such default shall not have been cured or waived and such acceleration shall not have been rescinded or annulled; (f) entry of a final judgment, decree or order against the Company or any Subsidiary for the payment of money in excess of $1.0 million and such judgment, decree or order continues unsatisfied for 60 days from the entry thereof, unless vacated, discharged or stayed pending appeal within such 60-day period; and (g) certain events of bankruptcy, insolvency, or reorganization of the Company. Except as described under "--Acceleration Events" below, there is no right to acceleration in the case of an Event of Default.

    The Indenture provides that the Trustee shall, within 90 days after the occurrence of a "default" (meaning, for this purpose, the events specified above without grace periods), give the Holders of the Notes notice of all defaults known to it which have occurred and remain uncured; provided, that, except in the case of a default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if and as long as it in good faith determines that the withholding of such notice is in the interest of the Holders.

    The Company must furnish annually to the Trustee an Officers' Certificate stating whether to the best of the knowledge of the signers the Company is in default under any of the provisions of the Indenture, and specifying all such defaults and the nature thereof, of which they have knowledge.

    Upon the occurrence of any Event of Default the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable with respect to such Notes. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or such Notes or in aid of the exercise of any power granted in the Indenture or the Notes, or to enforce any other proper remedy.


    A Holder will not have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default,
(b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made a written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, (c) the Trustee shall have failed to institute such proceeding within 60 days, and (d) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such requests. However, the Holder of any Note will have an absolute right to receive payment of the principal of and interest on such Note on or after the respective due dates and to institute suit for the enforcement of any such payment.


ACCELERATION EVENTS

    The Indenture defines an "Acceleration Event" as an Event of Default relating to bankruptcy, insolvency or reorganization of the Company. If an Acceleration Event shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes may accelerate the maturity of all such outstanding Notes. If an Acceleration Event has occurred and a declaration of acceleration made before a judgment or decree for payment of money due is obtained, holders of a majority of the outstanding Notes may rescind the acceleration of the Notes if all Acceleration Events have been remedied and all payments due, other than those due as a result of acceleration, have been made.

LIMITATION ON DIVIDENDS AND OTHER PAYMENTS

    The Company has agreed not to declare or pay dividends on, or purchase, redeem or acquire its capital stock, return any capital to holders of capital stock, or make any distribution of assets to holders of capital stock, except that the Company (i) may declare and pay a dividend in capital stock of the Company and (ii) declare and pay a dividend or make another distribution in cash or property other than capital stock of the Company if the amount of such dividend or distribution, together with the amount of all such previous dividends and distributions after March 31, 1997, would not exceed the sum of
(A) $2 million, (B) 75% of the Company's Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) accrued on a cumulative basis during the period beginning on April 1, 1997 and ending on the last day of the Company's fiscal quarter immediately preceding such dividend or distribution and (C) 100% of the net proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of capital stock of the Company, including any such shares issued upon exercise of any warrants, options or similar rights (other than Disqualified Stock), subsequent to the Initial Issuance Date.

MERGER, CONSOLIDATION OR SALE OF ASSETS; SUCCESSOR CORPORATION

    The Indenture provides that the Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture and unless, after giving effect thereto, no event shall have occurred and be continuing which, after notice or lapse of time, would become an Event of Default, each insured institution controlled by the surviving corporation shall be in compliance with applicable minimum capital requirements and certain other conditions are met.

SATISFACTION, DISCHARGE AND DEFEASANCE OF INDEBTEDNESS

    The Company may satisfy and discharge its obligations under the Indenture by delivery to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee, after the Notes have become due and payable, cash sufficient to pay at maturity all of the outstanding Notes and paying all other sums payable under the Indenture by the Company.

    Under terms satisfactory to the Trustee, the Company may discharge substantially all of its obligations under the Indenture to holders of Notes which by their terms are due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee in trust for the benefit of the holders money in an amount sufficient to pay and discharge the principal of and interest on, the Notes then outstanding at and through the maturity or redemption date ("defeasance"). Under terms satisfactory to the Trustee, the Company may also discharge substantially all of its obligations under the Indenture imposed by the covenants described above ("defeasible events") and omit to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things, the Company irrevocably deposits with the Trustee in trust for the benefit of the holders, Money in an amount of or United States Government Obligations, which through the payment of interest and principal will provide, prior to the due date of principal of and each installment of interest in respect of the Notes, Money in an amount, or a combination thereof, sufficient to pay and discharge the principal of and interest on the Notes then outstanding at maturity or at the earliest date at which the Company may redeem such Notes if the Company has made adequate arrangements with the Trustee to redeem such Notes at such time and complies with certain other requirements. The Indenture will not be discharged if, among other things, an Event of Default (other than a defeasible event), or an event which with notice or lapse of time would have become such an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date. In the event of any such defeasance and discharge, the holders of the Notes will thereafter be able to look only to such trust fund for payment of principal and interest on the Notes.

MODIFICATION AND WAIVER

    The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Notes then outstanding; PROVIDED that no such modification or amendment may, without the consent of the holder of each Note then outstanding, (i) change the maturity of the principal of, or any installment of interest on, any Note, reduce the principal amount of a Note or the rate of interest thereon, change the place of payment where or the coin or currency in which amounts due on the Notes are payable; (ii) make any reduction in the principal amount of Notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; or (iii) impair or affect the right to institute suit for the enforcement of any payment with respect to the Notes.

    Without the consent of any holder of Notes, the Company and the Trustee may amend the Indenture to (i) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and agreements of the Company under the Indenture or the Notes; (ii) add covenants of the Company for the benefit of the Holders of the Note, or to surrender any right or power conferred upon the Company in the Indenture; (iii) secure the Notes; or
(iv) cure any ambiguity, correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or any such other provisions with respect to the matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action pursuant to this clause (iv) shall not adversely affect the interests of the holders of the Notes in any material respect.

    The Indenture will provide that the holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture with respect to the Notes, except a default in the payment of principal or interest.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state.

THE TRUSTEE


    Firstar Trust Company will initially be the Trustee under the Indenture. The Company has also appointed the Trustee as the initial Registrar and as initial Paying Agent under the Indenture. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee does banking business on a regular basis with the Company and is a lender to the Company, including under the Firstar Line of Credit, outstanding amounts under which will be repaid with proceeds of this offering. See "Use of Proceeds."


BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be represented by one or more Registered Global Securities registered in the name of DTC or its nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, a Registered Global Security may not be transferred except as a whole to a nominee of DTC for such Registered Global Security, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor Depository or a nominee of such successor Depository. Initially, the Notes will be registered in the name of Cede & Co., the nominee of DTC.

    Ownership of beneficial interests in a Registered Global Security will be limited to persons who have accounts with DTC or its nominee ("participants") or persons who hold interests through participants.

Ownership of beneficial interests in the Registered Global Security will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons held by such participants on their behalf).

    As long as DTC, or its nominee, is the registered owner or holder of a Registered Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Registered Global Security for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Registered Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC.


    Payments on a Registered Global Security will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Global Security or for maintaining, supervising or reviewing any records related to such beneficial ownership interests.


    The Company has been advised by DTC that upon receipt of any payment in respect of a Registered Global Security representing any Notes held by it or its nominee, DTC will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company, or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Registered Global Security to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (as defined below) and certain banks, the ability of a person having a beneficial interest in a Registered Global Security to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

    DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Registered Global Security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Notes represented by a Registered Global Security will be exchangeable for Notes in definitive form of like tenor as such Registered Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if DTC notifies the Company that it is unwilling or unable to continue as Depository for such Registered Global Security or if at any time DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the Notes to be represented by a Registered Global Security and notifies the Trustee thereof. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a Registered Global Security is not exchangeable, except for a Registered Global Security or Registered Global Securities of the same aggregate denominations to be registered in the name of DTC or its nominee.

    Neither the Company nor the Trustee will be liable for any delay by the related Global Registered Security Holder or DTC in identifying the beneficial owners of the related Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Global Registered Security Holder or of DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                                  UNDERWRITING

    Dain Bosworth Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company an aggregate of $15,000,000 of Notes at the Price to Public less the Underwriting Discount set forth on the cover page of this Prospectus.


    The Underwriting Agreement provides that the Underwriter's obligation to pay for and accept delivery of the Notes offered hereby is subject to certain conditions precedent and that the Underwriter will be obligated to purchase all such Notes if any are purchased.


    The Company has been advised by the Underwriter that it proposes initially to offer the Notes to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of    % of principal amount of the Notes. The Underwriter may
allow and such dealers may reallow a concession not in excess of    % of
principal amount of Notes to certain other brokers and dealers. After the offering, the Price to Public, the concession and reallowances to dealers and other selling terms may be changed by the Underwriter.


    The Notes will be a new issue of securities for which there is currently no market. The Company does not intend to list the Notes on any securities exchange and no active trading market in the Notes is expected to develop. Although the Underwriter has informed the Company that it currently intends to make a market in the Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurances as to the development or liquidity of any market for the Notes. If the Notes are traded after their original issuance, they may trade at a discount to their principal amount.



    During and after the offering, the Underwriter may purchase and sell the Notes in the open market. These transactions may include customary stabilizing transactions which may maintain, stabilize or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. Such stabilizing transactions, if commenced, may be discontinued at any time.



    In the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities that may be incurred in connection with the sale of the Notes, including liabilities arising under the Securities Act and to contribute to payments that the Underwriter may be required to make with respect thereto.


    In conjunction with the Company's initial public offering of Common Stock in July 1995, the Underwriter acquired and presently owns warrants to purchase an aggregate of 50,000 shares of Common Stock of the Company at an exercise price of $12.00 per share. Such warrants are exercisable at any time prior to July 13, 2000.


                                 LEGAL MATTERS


    The validity of the Notes offered hereby will be passed upon for BNC by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana. Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota, is acting as counsel for the Underwriter in connection with certain legal matters relating to the Notes offered hereby.

                                    EXPERTS

    The consolidated statements of financial condition of BNC as of December 1996 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

    In February 1995, the Company's Board of Directors replaced James J. Wosepka, CPA with Arthur Andersen LLP as the Company's independent public accountants. The report of James J. Wosepka, CPA on the Company's financial statements as of and for the year ended December 31, 1993 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with James J. Wosepka, CPA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change of independent public accounts or with respect to the Company's financial statements as of and for the year ended December 31, 1993. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Notes being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issues that file electronically with the Commission (http:// www.sec.gov). The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2

Consolidated Statements of Financial Condition as of March 31, 1997 (unaudited) and December 31, 1996 and
  1995.....................................................................................................         F-3

Consolidated Statements of Income for the three months ended March 31, 1997 and 1996 (unaudited) and the
  years ended December 31, 1996, 1995 and 1994.............................................................         F-4

Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1997 (unaudited) and
  the years ended December 31, 1996, 1995 and 1994.........................................................         F-5

Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited) and
  the years ended December 31, 1996, 1995 and 1994.........................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BNCCORP, Inc.:

    We have audited the accompanying consolidated statements of financial condition of BNCCORP, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of BNCCORP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BNCCORP, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
February 21, 1997

                         BNCCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       AS OF         AS OF DECEMBER 31,
                                                     MARCH 31,    ------------------------
                                                       1997          1996         1995
                                                   -------------  -----------  -----------
                                                    (UNAUDITED)
                                          ASSETS
CASH AND DUE FROM BANKS........................... $      8,340   $     6,360  $    11,259
FEDERAL FUNDS SOLD................................       14,100         6,900        2,950
SECURITIES AVAILABLE FOR SALE (Note 3)............       61,953        59,491       94,416
LOANS, net (Note 4)...............................      207,747       201,403      119,635
PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT,
  net (Note 5)....................................        7,354         6,657        5,778
ACCRUED INTEREST RECEIVABLE.......................        2,683         2,442        1,963
OTHER ASSETS......................................        1,805         1,440          439
COST IN EXCESS OF NET ASSETS ACQUIRED, net........        3,820         3,865        3,959
                                                   -------------  -----------  -----------
                                                   $    307,802   $   288,558  $   240,399
                                                   -------------  -----------  -----------
                                                   -------------  -----------  -----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
  Noninterest-bearing............................. $     19,102   $    22,218  $    16,874
  Interest-bearing--
    Savings, NOW and money market.................       59,258        52,483       50,732
    Time deposits $100,000 and over...............       46,202        39,725       16,576
    Other time deposits...........................      128,738       125,344      126,866
NOTES PAYABLE (Note 7)............................       26,902        22,052        4,354
OTHER LIABILITIES.................................        4,697         4,101        4,110
                                                   -------------  -----------  -----------
      Total liabilities...........................      284,899       265,923      219,512
                                                   -------------  -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 13 and 14)

STOCKHOLDERS' EQUITY (Note 8):
  Preferred stock, $.01 par value, 2,000,000
    shares authorized; no shares issued or
    outstanding...................................      --            --           --
  Common stock, $.01 par value, 10,000,000 shares
    authorized; 2,364,100 shares issued, 2,338,720
    shares outstanding............................           23            23           23
  Capital surplus.................................       13,768        13,768       13,776
  Retained earnings...............................        9,578         9,017        7,170
  Treasury stock (25,380 shares)..................         (216)         (216)        (216)
  Unrealized holding gain (loss) on securities
    available for sale, net of income tax effects
    of $162, $16 and $86 (Note 3).................         (250)           43          134
                                                   -------------  -----------  -----------
      Total stockholders' equity..................       22,903        22,635       20,887
                                                   -------------  -----------  -----------
                                                   $    307,802   $   288,558  $   240,399
                                                   -------------  -----------  -----------
                                                   -------------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         BNCCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FOR THE THREE
                                                                   MONTHS ENDED            FOR THE YEAR ENDED
                                                                    MARCH 31,                 DECEMBER 31,
                                                               --------------------  -------------------------------
                                                                 1997       1996       1996       1995       1994
                                                               ---------  ---------  ---------  ---------  ---------
                                                                   (UNAUDITED)
INTEREST INCOME:
  Interest on loans..........................................  $   4,974  $   3,189  $  16,383  $  11,285  $   8,842
  Interest on investment securities--
    U.S. Treasury and agency.................................        197        206        770        506        351
    State and municipal......................................         18         20         70        134        100
    Other....................................................        871      1,070      3,734      3,358        970
                                                               ---------  ---------  ---------  ---------  ---------
      Total interest income..................................      6,060      4,485     20,957     15,283     10,263
                                                               ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE:
  Deposits...................................................      2,745      2,382      9,738      7,802      3,944
  Notes payable..............................................        370        155      1,369        740        467
                                                               ---------  ---------  ---------  ---------  ---------
      Total interest expense.................................      3,115      2,537     11,107      8,542      4,411
                                                               ---------  ---------  ---------  ---------  ---------
      Net interest income....................................      2,945      1,948      9,850      6,741      5,852
PROVISION FOR LOAN LOSSES (Note 4)...........................        170         84        739        168        179
                                                               ---------  ---------  ---------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..........      2,775      1,864      9,111      6,573      5,673
                                                               ---------  ---------  ---------  ---------  ---------
NONINTEREST INCOME:
  Fees on loans..............................................        191        164      1,276        559        650
  Service charges............................................        124         99        418        401        259
  Rental income..............................................         24          9         34         37        126
  Net gain (loss) on sales of securities.....................        (11)         5         19        (18)        28
  Other......................................................        153         94        349        757        336
                                                               ---------  ---------  ---------  ---------  ---------
      Total noninterest income...............................        481        371      2,096      1,736      1,399
                                                               ---------  ---------  ---------  ---------  ---------
NONINTEREST EXPENSE:
  Salaries and employee benefits.............................      1,284        976      4,311      3,352      2,990
  Depreciation and amortization..............................        280        219        980        619        444
  Occupancy..................................................        221        140        675        413        305
  Office supplies, telephone and postage.....................        125        121        505        521        227
  Professional services......................................         81        103        360        246        236
  Marketing and promotion....................................         87        112        352        424        211
  FDIC and other assessments.................................         41         71        239        296        308
  Other......................................................        221        224        791        640        481
                                                               ---------  ---------  ---------  ---------  ---------
      Total noninterest expense..............................      2,340      1,966      8,213      6,511      5,202
                                                               ---------  ---------  ---------  ---------  ---------
INCOME BEFORE TAXES..........................................        916        269      2,994      1,798      1,870
INCOME TAXES (Note 6)........................................        355        127      1,147        641        679
                                                               ---------  ---------  ---------  ---------  ---------
NET INCOME...................................................  $     561  $     142  $   1,847  $   1,157  $   1,191
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
EARNINGS PER SHARE...........................................  $    0.24  $    0.06  $    0.79  $    0.67  $    0.98
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                         BNCCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                            UNREALIZED
                                                                                                            GAIN (LOSS)
                                                    COMMON STOCK                                           ON SECURITIES
                                               -----------------------   CAPITAL    RETAINED    TREASURY     AVAILABLE
                                                 SHARES      AMOUNT      SURPLUS    EARNINGS      STOCK    FOR SALE, NET    TOTAL
                                               ----------  -----------  ---------  -----------  ---------  -------------  ---------
BALANCE, December 31, 1993...................   1,238,100   $      12   $   4,070   $   4,822   $  --        $  --        $   8,904
  Cumulative effect of change in accounting
    for securities available for sale........      --          --          --          --          --             (110)        (110)
  Purchase of treasury stock.................      --          --          --          --            (216)      --             (216)
  Net income.................................      --          --          --           1,191      --           --            1,191
  Change in unrealized holding gain (loss) on
    securities available for sale, net of
    income taxes.............................      --          --          --          --          --             (229)        (229)
                                               ----------         ---   ---------  -----------  ---------        -----    ---------
BALANCE, December 31, 1994...................   1,238,100          12       4,070       6,013        (216)        (339)       9,540
  Net income.................................      --          --          --           1,157      --           --            1,157
  Change in unrealized holding gain (loss) on
    securities available for sale, net of
    income taxes.............................      --          --          --          --          --              473          473
  Shares issued..............................   1,126,000          11       9,706      --          --           --            9,717
                                               ----------         ---   ---------  -----------  ---------        -----    ---------
BALANCE, December 31, 1995...................   2,364,100          23      13,776       7,170        (216)         134       20,887
  Net income.................................      --          --          --           1,847      --           --            1,847
  Change in unrealized holding gain (loss) on
    securities available for sale, net of
    income taxes.............................      --          --          --          --          --              (91)         (91)
  Initial public offering costs..............      --          --              (8)     --          --           --               (8)
                                               ----------         ---   ---------  -----------  ---------        -----    ---------
BALANCE, December 31, 1996...................   2,364,100          23      13,768       9,017        (216)          43       22,635
  Net income (unaudited).....................      --          --          --             561      --           --              561
  Change in unrealized holding gain (loss) on
    securities available for sale, net of
    income taxes (unaudited).................      --          --          --          --          --             (293)        (293)
                                               ----------         ---   ---------  -----------  ---------        -----    ---------
BALANCE, March 31, 1997 (unaudited)..........   2,364,100   $      23   $  13,768   $   9,578   $    (216)   $    (250)   $  22,903
                                               ----------         ---   ---------  -----------  ---------        -----    ---------
                                               ----------         ---   ---------  -----------  ---------        -----    ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                         BNCCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                               FOR THE THREE
                                                                                MONTHS ENDED            FOR THE YEAR ENDED
                                                                                 MARCH 31,                 DECEMBER 31,
                                                                            --------------------  -------------------------------
                                                                              1997       1996       1996       1995       1994
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................................  $     561  $     142  $   1,847  $   1,157  $   1,191
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities--
    Provision for loan losses.............................................        170         84        739        168        179
    Depreciation and amortization.........................................        152        104        499        377        348
    Amortization of intangible assets.....................................        128        115        481        242         96
    Proceeds from loans recovered.........................................         11          5        157        207        152
    Change in accrued interest receivable and other assets................       (689)      (799)    (1,866)      (935)       662
    (Gain) loss on sale of bank premises and equipment....................     --            (10)       (10)        23     --
    (Gain) loss on sale of securities.....................................         11         (5)       (19)        18        (28)
    Gain on sale of Farmers & Merchants Bank of Beach (Note 2)............     --         --         --           (316)    --
    Change in other liabilities...........................................        596       (502)        (9)     1,676        766
    Originations of loans to be participated..............................    (26,854)    (3,982)   (45,238)   (44,231)   (16,396)
    Proceeds from participations of loans.................................     26,854      3,982     45,238     44,231     16,396
                                                                            ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) operating activities.................        940       (866)     1,819      2,617      3,366
                                                                            ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in federal funds sold........................................     (7,200)     2,950     (3,950)    (2,900)       875
  Purchases of investment securities......................................    (17,823)      (544)   (22,575)  (138,385)   (20,033)
  Proceeds from sales of investment securities............................     11,910     19,286     48,700     89,143     17,711
  Proceeds from maturities of investment securities.......................      3,148      2,332      8,727    (26,623)     3,483
  Net increase in loans...................................................     (6,525)   (28,266)   (82,664)   (20,272)   (26,530)
  Additions to premises, leasehold improvements and equipment.............       (850)      (360)    (1,438)    (1,973)      (345)
  Proceeds from sale of Farmers & Merchants Bank of Beach (Note 2)........     --         --         --          3,811     --
  Payment for branch acquisition (Note 2).................................     --         --         --         (5,357)    --
  Loans sold with Farmers & Merchants Bank of Beach (Note 2)..............     --         --         --          9,228     --
  Investments sold with Farmers & Merchants Bank of Beach (Note 2)........     --         --         --          7,014     --
  Proceeds from sale of premises and equipment............................     --             13         70        112     --
                                                                            ---------  ---------  ---------  ---------  ---------
      Net cash used in investing activities...............................    (17,340)    (4,589)   (53,130)   (86,202)   (24,839)
                                                                            ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand, savings, NOW and money market
    accounts..............................................................      3,659     (9,966)     7,095      8,960     (2,399)
  Net increase in time deposits...........................................      9,871      1,877     21,627     11,964     18,195
  Net increase (decrease) in short-term borrowings........................      3,869      7,272     10,437     (6,360)     5,109
  Repayments of long-term borrowings......................................    (11,240)      (354)    (2,604)      (716)      (550)
  Proceeds from long-term borrowings......................................     12,221      1,000      9,865        500      1,486
  Demand, savings, NOW and money market accounts acquired through branch
    acquisition (Note 2)..................................................     --         --         --         18,131     --
  Demand, savings, NOW and money market accounts sold with Farmers &
    Merchants Bank of Beach (Note 2)......................................     --         --         --        (14,520)    --
  Time deposits acquired through branch acquisition (Note 2)..............     --         --         --         86,639     --
  Time deposits sold with Farmers & Merchants Bank of Beach (Note 2)......     --         --         --        (24,775)    --
  Purchase of treasury stock..............................................     --         --         --         --           (216)
  Proceeds from issuance of stock (Note 1)................................     --         --         --          9,717     --
  Stock offering costs....................................................     --             (4)        (8)    --         --
  Dividends paid to minority stockholders.................................     --         --         --            (92)       (87)
                                                                            ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) financing activities.................     18,380       (175)    46,412     89,448     21,538
                                                                            ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................      1,980     (5,630)    (4,899)     5,863         65
CASH AND CASH EQUIVALENTS, beginning of period............................      6,360     11,259     11,259      5,396      5,331
                                                                            ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period..................................  $   8,340  $   5,629  $   6,360  $  11,259  $   5,396
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...........................................................  $   2,677  $   2,790  $  11,347  $   6,383  $   4,156
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------
  Income taxes paid.......................................................  $      81  $      76  $     934  $     615  $     309
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                         BNCCORP, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES:

    BNCCORP, Inc. (BNCCORP) is a bank holding company incorporated in Delaware. The following is background information and a summary of significant accounting policies followed by BNCCORP and its subsidiaries in the determination of financial position, results of operations and cash flows.

ORGANIZATION

    The consolidated financial statements include the accounts of BNCCORP and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation. BNCCORP was initially incorporated under the name of Linton Bancshares and had subsidiary banks in Linton (First National Bank of Linton) and Bismarck (BNC National Bank of Bismarck), North Dakota. An affiliated bank holding company, Farmers & Merchants Bancshares, had its subsidiary bank (Farmers & Merchants Bank of Beach-FMB) in Beach, North Dakota. These two bank holding companies were merged effective January 1, 1994. This transaction was recorded in a manner similar to a pooling of interests due to the common ownership of BNCCORP and Farmers & Merchants Bancshares. In August 1995, the two BNCCORP subsidiaries, BNC National Bank of Bismarck and First National Bank of Linton, were merged. Also in August 1995, BNC National Bank of Bismarck acquired seven North Dakota branches from First Bank System, Inc. (former Metropolitan Federal Bank, fsb branches). In October 1995, FMB was sold. In January 1996, BNCCORP was granted a charter for BNC National Bank of Minnesota located in Minneapolis, Minnesota. In May 1996, BNCCORP acquired a nonbank commercial finance company, BNC Financial Corporation located in St. Cloud, Minnesota (see
Note 2).

    As of December 31, 1996, BNCCORP's wholly owned subsidiaries were BNC National Bank of Bismarck and Bismarck Properties, Inc. operating primarily in North Dakota, and BNC National Bank of Minnesota and BNC Financial Corporation operating primarily in Minnesota.

    During 1995, BNCCORP sold 1,106,000 shares of common stock (including 106,000 shares sold pursuant to the underwriters' overallotment option) at $10.00 per share in an initial public offering. Net proceeds from the offering of approximately $9,717,000 were received by BNCCORP. A portion of the proceeds was used in January 1996 to capitalize BNC National Bank of Minnesota (see above) and to inject additional capital into BNC National Bank of Bismarck, with the remaining proceeds used for working capital and general corporate purposes. In addition, 20,000 shares of restricted stock were issued to various company managers and employees under BNCCORP's stock incentive plan (see Note 15).

INTERIM FINANCIAL STATEMENTS

    The consolidated Statement of Financial Condition and Consolidated Statement of Stockholders' Equity as of March 31, 1997, and the related Consolidated Statements of Income and Cash Flows for the three months ended March 31, 1997 and 1996, are unaudited and are not covered by the report of independent public accountants. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited three-month period ended March 31, 1997 are not necessarily indicative of the results which may be expected for the entire 1997 fiscal year.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REGULATORY ENVIRONMENT

    BNCCORP and its subsidiary banks are subject to regulations of certain state and federal agencies, including periodic examinations by those regulatory agencies. BNCCORP and its subsidiary banks are also subject to minimum regulatory capital requirements. At December 31, 1996, capital levels exceed minimum capital requirements (see Note 9).

SECURITIES

    BNCCORP follows the accounting prescribed in Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 addresses accounting and reporting for all investments in debt and equity securities. Under SFAS 115, investments are classified into three categories and accounted for as follows:

    HELD-TO-MATURITY

    This category includes debt securities that BNCCORP has the positive intent and ability to hold to maturity. All securities in this category are recorded at amortized historical cost. BNCCORP had no securities in the held-to-maturity portfolio at March 31, 1997 or at December 31, 1996 or 1995.

    TRADING SECURITIES

    Trading securities are purchased and sold for the purpose of generating profits on short-term differences in market prices and are recorded at fair value, with any unrealized gains and losses being reflected in earnings. BNCCORP holds no securities for trading purposes.

    AVAILABLE-FOR-SALE

    Available-for-sale securities do not meet the classification criteria for held-to-maturity or trading securities and are recorded at fair value, with any unrealized gains and losses being reflected as a separate component of stockholders' equity, net of tax effects.

    Both amortization and accretion are computed using the estimated effective interest method. Gains or losses on sales of securities are recognized upon disposal. The adjusted cost of specific securities sold is used to compute the gain or loss on sale.

PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

    Premises, leasehold improvements and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization for financial reporting purposes is charged to operating expense using the straight-line method over the estimated useful lives of the assets. Approximate estimated useful lives are up to 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement. Accelerated methods of depreciation and amortization are used for income tax purposes.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
OTHER REAL ESTATE OWNED

    Other real estate owned, which is included in other assets, represents properties acquired through foreclosures or other proceedings or those considered in-substance foreclosures, and is stated at the lower of cost or fair value at the date of acquisition. Write-downs to fair value at the time of acquisition are charged to the allowance for loan losses; write-downs and costs incurred subsequent to acquisition are charged to expense. At March 31, 1997 and December 31, 1996, BNCCORP had a recorded investment in properties acquired through foreclosures of $159,000. There were no properties acquired through foreclosures or in-substance foreclosures recorded at December 31, 1995.

LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans are stated at the amount of unpaid principal net of unearned fees and costs and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. The provision for loan losses is based upon BNCCORP's past loan loss experience, current economic conditions and an evaluation of the loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and is reduced by net loan charge-offs. Current and future economic developments or other factors may have a significant impact on the market value of real estate and other collateral. Accordingly, ultimate losses may vary from current estimates. These estimates are reviewed in detail quarterly and adjustments, as they become necessary, are reported in the results of operations in the periods in which they become known. In management's opinion, the allowance for loan losses is sufficient to adequately provide for potential loan losses.

    Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (SFAS 118), effective January 1, 1995, modified the accounting by creditors for impairment of a loan and in-substance foreclosure, among other things. Adoption of these standards has not had a material impact on BNCCORP's consolidated financial statements.

    Loans, including impaired loans, are generally placed on a nonaccrual basis for recognition of interest income when, in the opinion of management, uncertainty exists as to the ultimate collection of principal or interest. At the time a loan is placed on nonaccrual status, accrued but uncollected interest income applicable to the current period is reversed against interest income of the current period. Accrued but uncollected interest income applicable to previous periods is charged against the loan loss reserve as BNCCORP provides for a reserve for accrued interest. While a loan is classified as nonaccrual, collections of principal and interest are generally applied as a reduction to principal outstanding.

    Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of principal and interest.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
LOAN FEE INCOME

    BNCCORP recognizes loan fees and certain direct origination costs over the estimated life of the loan, utilizing a method that results in a constant rate of return. Most of the loans originated by BNCCORP are short-term loans. A significant portion of BNCCORP's loan fee income is derived from loans which are originated and subsequently sold. Such fees are recognized in income at the date of sale.

MORTGAGE SERVICING RIGHTS AND TRANSFERS OF FINANCIAL ASSETS

    Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122), effective January 1, 1996, requires an entity to record an asset for mortgage servicing rights when it sells mortgages and retains the servicing, and then amortize this asset over the period during which servicing income is expected to be received. The capitalized mortgage servicing rights must be assessed for impairment based on the current fair value of those rights and such impairment must be recognized through a valuation allowance. Adoption of this standard has not had a material effect on BNCCORP's consolidated financial statements.

    Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), effective January 1, 1997, supersedes SFAS 122 and establishes accounting methods aimed at ensuring that entities recognize only assets controlled and liabilities incurred and derecognize assets only when control has been surrendered and liabilities only when they have been extinguished. Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS 127), effective January 1, 1997, defers certain provisions of SFAS 125 until January 1, 1998. Adoption of these standards is not expected to have a material effect on BNCCORP's consolidated financial statements.

COST IN EXCESS OF NET ASSETS ACQUIRED

    Cost in excess of net assets acquired represents the premium paid for deposits assumed and goodwill. Premiums paid for deposits assumed totaling $4,022,000 are being amortized over their estimated lives of ten years using the straight-line method. Accumulated amortization was $914,000 as of March 31, 1997. Goodwill totaling $900,000 represents amounts paid for subsidiaries in excess of the fair value of identifiable assets. Goodwill is being amortized over its estimated useful life of 15 to 25 years using the straight-line method. Accumulated amortization was $188,000 as of March 31, 1997.

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), effective January 1, 1996, established accounting standards for the impairment of long-lived assets. Adoption of this standard has not had a material impact on BNCCORP's consolidated financial statements.

INCOME TAXES

    BNCCORP and its subsidiaries file a consolidated federal income tax return. State income tax returns are filed separately by each subsidiary. In accordance with a tax sharing arrangement, BNCCORP collects for or pays to each of its subsidiaries the tax or tax benefit resulting from its inclusion in the consolidated federal return.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Deferred income taxes are reported for temporary differences between items of income or expense reported for financial statement purposes and those reported for income tax purposes. The differences relate primarily to differences in accounting for loan losses, depreciation timing differences, unrealized gains and losses on investment securities and leases which are treated as operating leases for tax purposes and capital leases for financial statement purposes.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and due from banks.

EARNINGS PER SHARE

    Earnings per common share are computed by dividing net profits by the weighted average number of common and common equivalent shares of stock outstanding during the period. Primary and fully diluted earnings per share are the same.

    The weighted average number of common and common equivalent shares of stock utilized in the per share computations was 2,338,720, 1,720,030 and 1,218,909 in 1996, 1995 and 1994, respectively and 2,338,720 for the three month periods ended March 31, 1997 and 1996.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS


    Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), issued in February 1997 and effective January 1, 1998, supersedes AICPA Accounting Principles Board Opinion No. 15, "Earnings per Share" (APB 15) and other related accounting pronouncements and interpretations, and specifies new computation, presentation and disclosure requirements for earnings per share. Adoption of this standard is not expected to have a material effect on the calculation of BNC's earnings per share.



    Statement of Financial Accounting Standards No. 129, "Disclosure of Information About Capital Structure" (SFAS 129), also issued in February 1997 and effective January 1, 1998, summarizes disclosure requirements pertaining to an entity's capital structure. SFAS 129 is a compilation of several previously issued standards and pronouncements, therefore, adoption of this standard is not expected to have a material effect on BNC's consolidated financial statements.


2. ACQUISITIONS AND DIVESTITURES:


    In August 1995, BNCCORP acquired seven North Dakota branches from First Bank System, Inc. (former Metropolitan Federal Bank, fsb branches). The purchase price for the seven branches was

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. ACQUISITIONS AND DIVESTITURES: (CONTINUED) approximately $5,357,000. The purchase was funded with proceeds from the sale of common stock in BNCCORP's initial public offering. The acquisition was accounted for using the purchase method of accounting. One of the seven branches was sold in October 1995 along with FMB (see below). The resulting premiums paid for deposits of $3,497,000 and goodwill of $112,000 are being amortized over 10 years and 15 years, respectively.

    In October 1995, BNCCORP sold FMB to Community First Bankshares, Inc. BNCCORP received approximately $3.8 million for its 89.6% interest, resulting in a gain of $316,000. Proceeds of approximately $238,000 were also received by two minority shareholders of FMB who are also officers and directors of BNCCORP. As part of the sale, BNCCORP purchased $17.7 million in loans which had been participated to FMB and $655,000 in previously nonperforming and restructured loans.

    The following pro forma financial information has been prepared assuming the sale of FMB had been consummated at the beginning of the respective periods. Because there did not exist sufficient continuity of the deposits and assets acquired in connection with the acquisition of the First Bank deposits and because financial information related to such deposits and assets was not divisible from the financial information of First Bank, pro forma financial information regarding the deposits and assets acquired is not included. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transactions been consummated on the assumed dates.

    Pro forma financial information for the years ended December 31 (in thousands, except per share data) is as follows:

                                                                             1995       1994
                                                                           ---------  ---------
Total interest income....................................................  $  14,108  $   9,157
Total interest expense...................................................      7,567      3,409
Net interest income......................................................      6,541      5,748
Net income...............................................................      1,381        815
                                                                           ---------  ---------
                                                                           ---------  ---------
Earnings per share.......................................................  $    0.80  $    0.67
                                                                           ---------  ---------
                                                                           ---------  ---------

    In January 1996, BNCCORP was granted a charter for its DE NOVO BNC National Bank of Minnesota, Minneapolis, Minnesota, and provided initial capital of $5.0 million to the wholly-owned bank which is engaged in commercial banking activities in the Minneapolis/Saint Paul area. The capital injection was funded through proceeds from the sale of common stock in BNCCORP's initial public offering (July 1995).

    In May 1996, BNCCORP acquired a nonbank commercial finance company, BNC Financial Corporation, St. Cloud, Minnesota, for $85,000. BNCCORP provided initial capital of $1.0 million to the wholly-owned subsidiary, which is engaged primarily in asset-based commercial financing. Goodwill of $66,000 resulting from the transaction is being amortized over 25 years.

    In December 1996, BNCCORP acquired the accounting firm of Gregory K. Cleveland & Company, Bismarck, North Dakota (the Firm). The Firm was owned by an executive officer/director of BNCCORP. The purchase price for the Firm was approximately $368,000 and was based on the Firm's customer receivables, prepaids and certain intangibles. Goodwill of $265,000 resulting from the transaction is being

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. ACQUISITIONS AND DIVESTITURES: (CONTINUED) amortized over 15 years. Employees of the Firm now staff the newly established trust and private banking division at BNC National Bank of Bismarck.

    Effective January 1997, BNCCORP acquired the stock of the J.D. Meier Insurance Agency, Linton, North Dakota (the Agency). Three executive officers of BNCCORP owned stock in the Agency. The purchase price for the stock was approximately $34,000, and BNCCORP provided additional capital of $75,000 to the wholly owned subsidiary. The Agency is operating as a subsidiary of BNC National Bank of Bismarck and engages in insurance business.

3. SECURITIES:

    BNCCORP had no securities designated as held-to-maturity or trading in its portfolio at March 31, 1997 or at December 31, 1996 or 1995. In December 1995, securities with an aggregate amortized cost of $1,129,000 and net unrealized gains of $134,000 were transferred from held-to-maturity to available-for-sale in accordance with the implementation provisions of SFAS 115.

AVAILABLE-FOR-SALE SECURITIES

    The amortized cost, gross unrealized gains and losses, and estimated fair market value of securities available for sale were as follows as of December 31 (in thousands):

                                                                                     GROSS         GROSS      ESTIMATED
                                                                     AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                       COST          GAINS        LOSSES        VALUE
                                                                    -----------  -------------  -----------  -----------
                               1996
U.S. Treasury securities..........................................   $  13,814     $      42     $  --        $  13,856
U.S. government agency mortgage-backed securities.................       9,555             4        --            9,559
U.S. government agencies securities...............................       3,633            13            (4)       3,642
Collateralized mortgage obligations...............................      23,898        --               (43)      23,855
Other securities..................................................       7,773            13            (7)       7,779
State and municipal bonds.........................................         759            41        --              800
                                                                    -----------        -----    -----------  -----------
                                                                     $  59,432     $     113     $     (54)   $  59,491
                                                                    -----------        -----    -----------  -----------
                                                                    -----------        -----    -----------  -----------

                               1995
U.S. Treasury securities..........................................   $  25,041     $      63     $      (3)   $  25,101
U.S. government agency mortgage-backed securities.................       4,798            45        --            4,843
U.S. government agencies securities...............................       7,513             7        --            7,520
Collateralized mortgage obligations...............................      44,800             3        --           44,803
Other securities..................................................      10,882             7            (4)      10,885
State and municipal bonds.........................................       1,162           102        --            1,264
                                                                    -----------        -----    -----------  -----------
                                                                     $  94,196     $     227     $      (7)   $  94,416
                                                                    -----------        -----    -----------  -----------
                                                                    -----------        -----    -----------  -----------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

3. SECURITIES: (CONTINUED)
    Scheduled maturities for securities available for sale were as follows as of December 31 (in thousands):

                                                                               1996                      1995
                                                                     ------------------------  ------------------------
                                                                                   ESTIMATED                 ESTIMATED
                                                                      AMORTIZED     MARKET      AMORTIZED     MARKET
                                                                        COST         VALUE        COST         VALUE
                                                                     -----------  -----------  -----------  -----------
Due in one year or less............................................   $  11,531    $  11,538    $  14,563    $  14,563
Due after one year through five years..............................      15,062       15,117       25,703       25,796
Due after five years through ten years.............................      18,934       18,971       21,269       21,381
Due after ten years................................................      13,905       13,865       32,661       32,676
                                                                     -----------  -----------  -----------  -----------
    Total..........................................................   $  59,432    $  59,491    $  94,196    $  94,416
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------

    BNCCORP recognized net gains (losses) on sales of securities available for sale of approximately $19,000, $(18,000) and $28,000 in 1996, 1995 and 1994,
respectively and ($11,000) and $5,000 for the three month periods ended March 31, 1997 and 1996, respectively.

4.  LOANS:

    The composition of the loan portfolio was as follows (in thousands):

                                                  AS OF      AS OF DECEMBER 31,
                                                MARCH 31,   --------------------
                                                  1997        1996       1995
                                               -----------  ---------  ---------
                                               (UNAUDITED)
Commercial and industrial....................   $  96,878   $  94,701  $  41,639
Agricultural.................................      20,084      20,673     18,046
Real estate:
  Mortgage...................................      49,601      47,451     36,606
  Construction...............................      11,597       8,806      5,884
Consumer.....................................      18,738      18,343      9,580
Lease financing..............................      12,827      12,970      8,660
Other........................................      --             391        380
                                               -----------  ---------  ---------
    Total....................................     209,725     203,335    120,795
Less:
  Allowance for loan losses..................      (1,736)     (1,594)    (1,048)
  Deferred loan fees and costs...............        (242)       (338)      (112)
                                               -----------  ---------  ---------
                                                $ 207,747   $ 201,403  $ 119,635
                                               -----------  ---------  ---------
                                               -----------  ---------  ---------

    Loans on a nonaccrual basis, including impaired loans, were approximately $86,000, $61,000 and $71,000 at March 31, 1997, December 31, 1996 and 1995,
respectively. Interest on those loans included in income amounted to $1,000 and $2,000 in 1996 and 1995, respectively. Total interest income of $12,000 and $13,000 in 1996 and 1995, respectively, would have been recognized under the original terms of the loans.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

4.  LOANS: (CONTINUED)
    The recorded investment in loans for which impairment had been recognized in accordance with SFAS 114 totaled $4.0 million and $1.5 million at December 31, 1996 and 1995, respectively. The allowance for loan losses on these loans was $171,000 and $131,000 at December 31, 1996 and 1995, respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $3.6 million and $2.1 million, respectively. BNCCORP recognized $216,000 and $122,000 of interest on impaired loans, most of which was recognized on a cash basis in 1996 and 1995, respectively.

    Loans to officers, directors and employees totaled $806,000 and $527,000 at December 31, 1996 and 1995, respectively, and loans to other related parties totaled $259,000 and $941,000 at December 31, 1996 and 1995, respectively.

    As of December 31, 1996, 66% of BNCCORP's loans were to borrowers located in the North Dakota market area, 24% were to borrowers in the Minnesota market area, and 10% were to borrowers in other market areas. Commercial loan borrowers are generally small- to medium-sized corporations, partnerships and sole proprietors in a wide variety of businesses. Loans to consumers are both secured and unsecured. Real estate secured loans are fixed or variable rate and include both amortizing and revolving line-of-credit loans.

    Real estate mortgage loans include various types of loans for which BNCCORP holds real property as collateral. Of the $47.5 million real estate mortgage loans as of December 31, 1996, approximately $20 million were loans made to commercial customers where the collateral for the loan is, among other things, the real estate occupied by the business of the customer. Accordingly, certain loans categorized as real estate mortgage loans can be characterized as commercial loans which are secured by real estate.

    Transactions in the allowance for loan losses were as follows (in thousands):

                                                                   FOR THE THREE MONTHS
                                                                                               FOR THE YEAR ENDED
                                                                     ENDED MARCH 31,              DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1997       1996       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                       (UNAUDITED)
Balance, beginning of period.....................................  $   1,594  $   1,048  $   1,048  $   1,021  $     713
  Provision for loan losses......................................        170         84        739        168        179
  Loans charged off..............................................        (39)        (1)      (350)      (248)       (23)
  Loans recovered................................................         11          5        157        207        152
  Allowance attributable to subsidiary sold......................     --         --         --           (100)    --
                                                                   ---------  ---------  ---------  ---------  ---------
Balance, end of period...........................................  $   1,736  $   1,136  $   1,594  $   1,048  $   1,021
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5.  PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT:

    Premises, leasehold improvements and equipment consisted of the following (in thousands):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                     MARCH     ---------  ---------
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)
Land and improvements...........................................................   $     508   $     508  $     264
Buildings and improvements......................................................       3,879       3,346      3,364
Leasehold improvements..........................................................         753         719        336
Furniture, fixtures and equipment...............................................       3,978       3,701      3,047
                                                                                  -----------  ---------  ---------
    Total cost..................................................................       9,118       8,274      7,011
Less accumulated depreciation and amortization..................................      (1,764)     (1,617)    (1,233)
                                                                                  -----------  ---------  ---------
    Net premises, leasehold improvements and equipment..........................   $   7,354   $   6,657  $   5,778
                                                                                  -----------  ---------  ---------
                                                                                  -----------  ---------  ---------

    Depreciation and amortization expense on premises, leasehold improvements and equipment totaled approximately $499,000, $377,000 and $348,000 for the years ended December 31, 1996, 1995 and 1994, respectively and $152,000 and $104,000 for the three month periods ended March 31, 1997 and 1996, respectively.

6. INCOME TAXES:

    The provision for income taxes consists of the following (in thousands):

                                                                             FOR THE THREE
                                                                              MONTHS ENDED            FOR THE YEAR ENDED
                                                                               MARCH 31,                 DECEMBER 31,
                                                                          --------------------  -------------------------------
                                                                            1997       1996       1996       1995       1994
                                                                          ---------  ---------  ---------  ---------  ---------
Current.................................................................  $     351  $     122  $     965  $     589  $     564
Deferred income taxes from the following timing differences:
    Provision for loan losses...........................................        (56)       (20)      (274)       (11)      (105)
    Depreciation........................................................         11         19         87          6         71
    Leases..............................................................         21         20        129        128        118
    Other...............................................................         28        (14)       240        (71)        31
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          $     355  $     127  $   1,147  $     641  $     679
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6. INCOME TAXES: (CONTINUED)
    The provision for federal income taxes expected at the statutory rate differs from the actual provision as follows (in thousands):

                                                                              FOR THE THREE
                                                                               MONTHS ENDED            FOR THE YEAR ENDED
                                                                                MARCH 31,                 DECEMBER 31,
                                                                           --------------------  -------------------------------
                                                                             1997       1996       1996       1995       1994
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
Tax at 34% statutory rate................................................  $     311  $      92  $   1,018  $     611  $     636
Increase (decrease) resulting from:
    State taxes, net of federal benefit..................................         45         37        131         91        116
    Minority interest in consolidated earnings...........................     --         --         --             19         20
    Benefit of AMT credit carryforwards..................................     --         --         --            (42)       (42)
    Tax-exempt interest..................................................         (5)        (4)       (27)       (43)       (59)
    Other, net...........................................................          4          2         25          5          8
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           $     355  $     127  $   1,147  $     641  $     679
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------

    Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that result in significant portions of BNCCORP's deferred tax assets and liabilities are as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                       MARCH 31,   --------------------
                                                                         1997        1996       1995
                                                                      -----------  ---------  ---------
                                                                      (UNAUDITED)
Deferred tax asset:
  Loans, primarily due to differences in accounting for loan
    losses..........................................................   $     634   $     577  $     333
  Unrealized loss on securities available for sale..................         162      --         --
  Other.............................................................         122         145         41
                                                                           -----   ---------  ---------
      Deferred tax asset............................................         918         722        374
                                                                           -----   ---------  ---------
Deferred tax liability:
  Unrealized gain on securities available for sale..................      --              16         86
  Leases, primarily due to differences in accounting for leases.....         547         524        385
  Premises and equipment, primarily due to differences in original
    cost basis and depreciation.....................................         463         451        354
                                                                           -----   ---------  ---------
      Deferred tax liability........................................       1,010         991        825
                                                                           -----   ---------  ---------
      Net deferred tax liability....................................   $      92   $     269  $     451
                                                                           -----   ---------  ---------
                                                                           -----   ---------  ---------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7. NOTES PAYABLE:

    BNCCORP's notes payable consist of the following as of December 31 (in thousands):

                                                                                                 1996       1995
                                                                                               ---------  ---------
Federal funds purchased......................................................................  $   1,437  $  --
Advance from the Federal Home Loan Bank (FHLB), principal due August 1997, interest payable monthly at 6.60%, secured by single-family mortgage loans and government agency
  securities.................................................................................      1,000      1,000
Advances from FHLB, principal due April 1997, interest payable monthly at the one-month LIBOR rate minus .3% (5.59% at December 31, 1996), secured by single-family mortgage loans and
  government agency securities...............................................................      9,000     --
Notes payable to American National Bank, maturing in 2000 with annual paydowns of $550,000 on
  March 31 of each year, interest payable quarterly at the prime rate plus .5% (9.25% at
  December 31, 1995), secured by stock of subsidiary bank....................................     --          3,354
Notes payable to Firstar Bank Milwaukee, N.A. (Firstar) including a term note for $3 million and a revolving line of credit up to $7 million, interest payable quarterly at either the prime rate or LIBOR rate plus 2% at BNCCORP's option (7.50% at December 31, 1996), secured
  by stock of subsidiary banks...............................................................     10,000     --
Revolving line of credit with Bank Windsor, principal due September 1997, interest payable
  quarterly at the prime rate plus .75% (9.00% at December 31, 1996).........................        615     --
                                                                                               ---------  ---------
      Total..................................................................................  $  22,052  $   4,354
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The notes payable to American National Bank at December 31, 1995 were refinanced with Firstar in February 1996.

    The Firstar notes were amended in February 1997 to include a $3 million term note and a $12 million revolving line of credit, both of which mature in 1998. Collateral, interest rates and timing of payments on those notes are as indicated above.

    BNCCORP was in compliance with all debt covenants at December 31, 1996.

8. STOCKHOLDERS' EQUITY:

    BNCCORP and its subsidiary banks are subject to certain minimum capital requirements (see Note 9). In addition, certain regulatory restrictions exist regarding the ability of the subsidiary banks to transfer funds to BNCCORP in the form of cash dividends, loans or advances. Approval of the principal regulator is required for the banks to pay dividends to BNCCORP in excess of the subsidiary banks' earnings retained in the current year plus retained net profits for the preceding two years.

    Effective June 1995, BNCCORP declared a 60-for-1 stock split of BNCCORP's common stock and reincorporated BNCCORP in Delaware, in connection with its initial public offering. This stock split has been retroactively reflected in the financial statements.


    In connection with its initial public offering (see Note 1), BNCCORP agreed to sell to the underwriter, for nominal consideration, a warrant to purchase 50,000 shares of common stock (the Warrant).

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8. STOCKHOLDERS' EQUITY: (CONTINUED)
The Warrant became exercisable at $12 per share in June 1996 and remains exercisable for a period of four years. No warrants had been exercised as of March 31, 1997.

9. REGULATORY CAPITAL:

    BNCCORP and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BNCCORP and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications of BNCCORP and its banks are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by the regulations to ensure capital adequacy require BNCCORP and its banks to maintain minimum amounts and ratios (set forth in the tables that follow) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of March 31, 1997, BNCCORP and the Banks meet all capital adequacy requirements to which they are subject.

    As of March 31, 1997, the most recent notifications from the Office of the Comptroller of the Currency (OCC) categorized BNCCORP's subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table that follows. There are no conditions or events since that notification that management believes have changed the institutions' categories.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. REGULATORY CAPITAL: (CONTINUED)
    Actual capital amounts and ratios of BNCCORP and its subsidiary banks as of December 31 are also presented in the tables (dollar amounts in thousands):

                                                                                                     TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                              FOR CAPITAL        PROMPT CORRECTIVE
                                                           ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                                    --------------------  --------------------  --------------------
                                                     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                    ---------  ---------  ---------  ---------  ---------  ---------
             AS OF DECEMBER 31, 1996
TOTAL CAPITAL (to risk weighted assets):
  Consolidated....................................  $  20,109        8.8% $  18,206       a8.0%    N/A        N/A
  BNC National Bank of Bismarck...................     19,009       10.4     14,644       a8.0  $  18,306      a10.0%
  BNC National Bank of Minnesota..................      4,981       12.2      3,255       a8.0      4,069      a10.0
TIER 1 CAPITAL (to risk weighted assets):
  Consolidated....................................     18,515        8.1      9,103       a4.0     N/A        N/A
  BNC National Bank of Bismarck...................     17,759        9.7      7,322       a4.0     10,983       a6.0
  BNC National Bank of Minnesota..................      4,688       11.5      1,628       a4.0      2,441       a6.0
TIER 1 CAPITAL (to average assets):
  Consolidated....................................     18,515        6.7     11,112       a4.0     N/A        N/A
  BNC National Bank of Bismarck...................     17,759        7.1     10,006       a4.0     12,508       a5.0
  BNC National Bank of Minnesota..................      4,688       12.9      1,453       a4.0      1,817       a5.0
             AS OF DECEMBER 31, 1995
TOTAL CAPITAL (to risk weighted assets):
  Consolidated....................................     17,768       12.5     11,375       a8.0     N/A        N/A
  BNC National Bank of Bismarck...................     14,072       10.1     11,202       a8.0     14,003      a10.0
TIER 1 CAPITAL (to risk weighted assets):
  Consolidated....................................     16,720       11.8      5,688       a4.0     N/A        N/A
  BNC National Bank of Bismarck...................     13,024        9.3      5,601       a4.0      8,402       a6.0
TIER 1 CAPITAL (to average assets):
  Consolidated....................................     16,720        7.0      9,497       a4.0     N/A        N/A
  BNC National Bank of Bismarck...................     13,024        5.7      9,215       a4.0     11,519       a5.0

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. REGULATORY CAPITAL: (CONTINUED)
    Ratios of the Company and its subsidiary banks as of March 31, 1997 are presented below:

                                                                                                      TO BE WELL
                                                                                          MINIMUM     CAPITALIZED
                                                                                          REQUIRED   UNDER PROMPT
                                                                                            FOR       CORRECTIVE
                                                                                          CAPITAL       ACTION
                                                                               ACTUAL     ADEQUACY    PROVISIONS
                                                                              ---------  ----------  -------------
Total Capital (to risk weighted assets):
  Consolidated..............................................................        8.8%      a8.0%       N/A
  BNC National Bank of Bismarck.............................................       10.6       a8.0         a10.0%
  BNC National Bank of Minnesota............................................       11.3       a8.0         a10.0
Tier 1 Capital (to risk weighted assets):
  Consolidated..............................................................        8.1       a4.0        N/A
  BNC National Bank of Bismarck.............................................        9.9       a4.0          a6.0
  BNC National Bank of Minnesota............................................       10.5       a4.0          a6.0
Tier 1 Capital (to average assets):
  Consolidated..............................................................        6.6       a4.0        N/A
  BNC National Bank of Bismarck.............................................        7.2       a4.0          a5.0
  BNC National Bank of Minnesota............................................       11.5       a4.0          a5.0

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The estimated fair values of BNCCORP's financial instruments are as follows as of December 31 (in thousands):

                                                                            1996                    1995
                                                                   ----------------------  ----------------------
                                                                    CARRYING      FAIR      CARRYING      FAIR
                                                                     AMOUNT      VALUE       AMOUNT      VALUE
                                                                   ----------  ----------  ----------  ----------
Assets:
  Cash, due from banks and federal funds sold....................  $   13,260  $   13,260  $   14,209  $   14,209
  Securities available for sale..................................      59,491      59,491      94,416      94,416
  Loans, net.....................................................     201,403     200,669     119,635     119,959
                                                                   ----------  ----------  ----------  ----------
                                                                      274,154  $  273,420     228,260  $  228,584
                                                                               ----------              ----------
                                                                               ----------              ----------
  Other assets...................................................      14,404                  12,139
                                                                   ----------              ----------
                                                                   $  288,558              $  240,399
                                                                   ----------              ----------
                                                                   ----------              ----------
Liabilities:
  Deposits, noninterest-bearing..................................  $   22,218  $   22,218  $   16,874  $   16,874
  Deposits, interest-bearing.....................................     217,552     217,684     194,174     194,017
  Notes payable..................................................      22,052      22,060       4,354       4,358
                                                                   ----------  ----------  ----------  ----------
                                                                      261,822  $  261,962     215,402  $  215,249
                                                                               ----------              ----------
                                                                               ----------              ----------
  Other liabilities..............................................       4,101                   4,110
  Stockholders' equity...........................................      22,635                  20,887
                                                                   ----------              ----------
                                                                   $  288,558              $  240,399
                                                                   ----------              ----------
                                                                   ----------              ----------

    The following methods and assumptions were used to estimate the above fair values.

CASH AND CASH EQUIVALENTS, NONINTEREST-BEARING DEPOSITS AND DEMAND DEPOSITS

    The carrying amounts for cash and cash equivalents, as well as noninterest-bearing deposits, approximate fair value due to the short maturity of the instruments. The fair value of demand deposits, such as NOW, savings and money market accounts, is equal to the amount payable on demand at the reporting date.

SECURITIES

    The fair value of BNCCORP's securities equals the quoted market price.

LOANS

    Fair values for loans are estimated by discounting future cash flow payment streams using rates at which current loans to borrowers with similar credit ratings and similar loan maturities are being made.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

10. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)
INTEREST-BEARING DEPOSITS

    Fair values of interest-bearing deposit liabilities are estimated by discounting future cash flow payment streams using rates at which comparable current deposits with comparable maturities are being issued.

BORROWINGS

    The carrying amount of short-term borrowings approximates fair value due to the short maturity and the instruments' floating interest rates, which are tied to market conditions. The fair values of long-term borrowings, for which the maturity extends beyond one year, are estimated by discounting future cash flow payment streams using rates at which comparable borrowings are currently being offered.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

    BNCCORP is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.

    These financial instruments include commitments to extend credit, including loan commitments and unused portions of lines of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement BNCCORP has in particular classes of financial instruments.

    BNCCORP's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for the commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. BNCCORP generally requires collateral or other security specifically to support off-balance-sheet financial instruments with credit risk.

    Financial instruments with contract amounts representing credit risk are as follows as of December 31 (in thousands):

                                                                            1996       1995
                                                                          ---------  ---------
Commitments to extend credit............................................  $  59,553  $  28,034
Standby letters of credit...............................................      1,048        714
                                                                          ---------  ---------
                                                                          $  60,601  $  28,748
                                                                          ---------  ---------
                                                                          ---------  ---------

12. RELATED-PARTY TRANSACTIONS:

    BNCCORP has entered into transactions with its stockholders, directors, officers and other affiliates including the accounting firm and insurance agency purchases discussed in Note 2. In the opinion of management, such transactions have been fair and reasonable to BNCCORP and have been entered into under terms and rates substantially the same as those offered by BNCCORP in the ordinary course of business.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

13. BENEFIT PLANS:

    BNCCORP has a 401(k) plan covering all employees of BNCCORP and its subsidiaries who meet specified age and service requirements. Eligible employees may elect to defer up to 10% of compensation each year (15% effective January 1, 1997), not to exceed the dollar limit set by law. At their discretion, BNCCORP and its subsidiaries provide matching contributions of up to 50% of employee deferrals up to a maximum employer contribution of 5% of compensation. BNCCORP made matching contributions of $79,000, $65,000 and $55,000 in 1996, 1995 and 1994, respectively. Under the investment options available under the 401(k) plan, employees may elect to invest their salary deferrals in BNCCORP stock.

    BNCCORP provides no significant postretirement or postemployment benefits.

14. COMMITMENTS AND CONTINGENCIES:

EMPLOYMENT AGREEMENTS

    BNCCORP has entered into three-year employment agreements with its chief executive officer, chief financial officer, executive vice president and the chief executive officer of BNC National Bank of Minnesota (the Executives). The Executives will be paid minimum annual salaries throughout the terms of the agreements and annual incentive bonuses as may, from time to time, be fixed by the board of directors. The Executives will also be provided with benefits under any employee benefit plan maintained by BNCCORP for its employees generally, or for its senior executive officers in particular, on the same terms as are applicable to other senior executives of BNCCORP. Under the agreements, if the Executives' status as employees with BNCCORP is terminated for any reason other than cause, as defined in the agreements, or if they terminate their employment for good reason, as defined in the agreements, then the Executives will be paid a lump-sum amount equal to three times their current annual compensation.

LEASES

    BNCCORP has entered into operating lease agreements for certain facilities and equipment used in its operations. Rent expense for the years ended December 31, 1996, 1995 and 1994, was $331,000, $100,000 and $36,000, respectively.
Minimum annual base lease payments for operating leases with remaining terms of greater than one year are as follows:

1997..............................................  $ 227,520
1998..............................................    162,169
1999..............................................    146,072
2000..............................................    137,191
2001..............................................     86,920
Thereafter........................................     93,840

15. STOCK-BASED COMPENSATION PLAN:

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, allows two alternative methods of accounting for employee stock options or similar instruments. Under SFAS 123,

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

15. STOCK-BASED COMPENSATION PLAN: (CONTINUED) an entity may either implement a fair value based method of accounting for stock options or elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Entities electing to continue under APB 25 must provide pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

    BNCCORP adopted SFAS 123 on January 1, 1996 and has elected to continue to measure compensation cost under APB 25 and comply with the pro forma disclosure requirements of SFAS 123. A description of BNCCORP's stock-based compensation plan accounted for under APB 25 is presented below.

    BNCCORP's Stock Incentive Plan (the "Stock Plan"), adopted during 1995, is intended to provide long-term incentives to its key employees, including officers and directors who are employees of BNCCORP. The Stock Plan, which is administered by the Compensation Committee of the Board of Directors (the "Committee"), provides for an authorization of 250,000 shares of common stock for issuance thereunder. Under the Stock Plan, BNCCORP may grant employees incentive stock options, nonqualified stock options, restricted stock, stock awards or any combination thereof. The Committee establishes the exercise price of any stock options granted under the Stock Plan provided that the exercise price may not be less than the fair market value of a share of common stock on the date of grant. As of December 31, 1996, 20,000 restricted shares and 30,000 options had been awarded under the Stock Plan. The restricted stock vests in 33 1/3% increments during 1998, 1999 and 2000. All of the options are exercisable at a price of $10 per share and vest in 20% increments on January 18, 1996 and July 18, 1996, 1997, 1998 and 1999. The options expire on July 18, 2005. No options had been exercised as of December 31, 1996 or March 31, 1997.

    Had compensation cost for the plan been determined consistent with SFAS 123, BNCCORP's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                                                              FOR THE YEAR ENDED
                                                                                           FOR THE THREE         DECEMBER 31,
                                                                                            MONTHS ENDED    ----------------------
                                                                                           MARCH 31, 1997      1996        1995
                                                                                           --------------   ----------  ----------
                                                                                            (UNAUDITED)
NET INCOME:
  As reported............................................................................     $561,000      $1,847,000  $1,157,000
  Pro forma..............................................................................      557,000       1,814,000   1,157,000
PRIMARY AND FULLY DILUTED EPS:
  As reported............................................................................     $   0.24      $     0.79  $     0.67
  Pro forma..............................................................................         0.24            0.77        0.67

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

15. STOCK-BASED COMPENSATION PLAN: (CONTINUED)
    A summary of the status of the Stock Plan at March 31, 1997, December 31, 1996 and 1995 and changes during the periods then ended is presented in the table and narrative below:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------------
                                                        THREE MONTHS ENDED
                                                          MARCH 31, 1997
                                                           (UNAUDITED)                 1996                    1995
                                                      ----------------------  ----------------------  ----------------------
                                                                  WEIGHTED                WEIGHTED                WEIGHTED
                                                                   AVERAGE                 AVERAGE                 AVERAGE
                                                                  EXERCISE                EXERCISE                EXERCISE
                                                       SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                      ---------  -----------  ---------  -----------  ---------  -----------
Outstanding, beginning of period....................     30,000   $      10      30,000   $      10      --       $  --
Granted.............................................     --          --          --          --          30,000          10
                                                      ---------       -----   ---------       -----   ---------       -----
Outstanding, end of period..........................     30,000   $      10      30,000   $      10      30,000   $      10
                                                      ---------       -----   ---------       -----   ---------       -----
                                                      ---------       -----   ---------       -----   ---------       -----
Exercisable, end of period..........................     12,000   $      10      12,000   $      10      --       $  --
                                                      ---------       -----   ---------       -----   ---------       -----
                                                      ---------       -----   ---------       -----   ---------       -----
Weighted average fair value of options granted......  $  --                   $  --                   $    4.50
                                                      ---------               ---------               ---------
                                                      ---------               ---------               ---------

    The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.08%; expected dividend yields of 0.0%; expected lives of seven years; and expected volatility of 28.7%.

16. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS:

    In May 1997 the Company filed a registration statement with the Securities and Exchange Commission on Form SB-2 in connection with the proposed issuance of $15,000,000 in subordinated notes. The notes will be unsecured general obligations of the Company and subordinated in right of payment of all other Senior Indebtedness of the Company.

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

17. CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY:

    Condensed financial information of BNCCORP on a parent company only basis is as follows:

                              PARENT COMPANY ONLY
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                   AS OF       AS OF DECEMBER 31,
                                                                 MARCH 31,    --------------------
                                                                   1997         1996       1995
                                                               -------------  ---------  ---------
                                                                (UNAUDITED)
Assets:
  Cash and short-term investments............................    $     182    $     257  $   6,074
  Investment in subsidiaries.................................       27,618       27,241     16,916
  Loans......................................................          476          545        546
  Receivable from subsidiaries...............................        5,516        4,265        277
  Cost in excess of net assets acquired, net.................          228          232        247
  Other......................................................          906          574        437
                                                               -------------  ---------  ---------
                                                                 $  34,926    $  33,114  $  24,497
                                                               -------------  ---------  ---------
                                                               -------------  ---------  ---------
Liabilities and stockholders' equity:
  Notes payable..............................................    $  11,549    $  10,249  $   3,354
  Accrued expenses and other liabilities.....................          474          185        256
                                                               -------------  ---------  ---------
                                                                    12,023       10,434      3,610
                                                               -------------  ---------  ---------
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized;
    no shares issued or outstanding..........................       --           --         --
  Common stock, $.01 par value, 10,000,000 shares authorized;
    2,364,100 shares issued, 2,338,720 shares outstanding....           23           23         23
  Capital surplus............................................       13,768       13,768     13,776
  Retained earnings..........................................        9,578        9,062      7,170
  Treasury stock.............................................         (216)        (216)      (216)
  Unrealized gain (loss) on securities available for sale....         (250)          43        134
                                                               -------------  ---------  ---------
                                                                    22,903       22,680     20,887
                                                               -------------  ---------  ---------
                                                                 $  34,926    $  33,114  $  24,497
                                                               -------------  ---------  ---------
                                                               -------------  ---------  ---------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

17. CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY: (CONTINUED)

                              PARENT COMPANY ONLY
                         CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                        FOR THE THREE
                                                                         MONTHS ENDED            FOR THE YEARS ENDED
                                                                          MARCH 31,                 DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1997       1996       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                         (UNAUDITED)
Income:
  Management fee income............................................  $     242  $     212  $     927  $     606  $     753
  Consulting income................................................     --              1          1     --             18
  Interest.........................................................         97         14        210        134         12
  Other............................................................          1          1        137        319         32
                                                                     ---------  ---------  ---------  ---------  ---------
    Total income...................................................        340        228      1,275      1,059        815
                                                                     ---------  ---------  ---------  ---------  ---------
Expenses:
  Interest.........................................................        205         68        546        336        278
  Personnel expense................................................        214        256        965        987      1,141
  Legal and other professional.....................................         20         56        155        103         91
  Depreciation and amortization....................................         12         10         49         63         48
  Other............................................................         97        101        367        300        160
                                                                     ---------  ---------  ---------  ---------  ---------
    Total expenses.................................................        548        491      2,082      1,789      1,718
                                                                     ---------  ---------  ---------  ---------  ---------
Loss before income tax benefit and equity in undistributed income
  of subsidiaries..................................................       (208)      (263)      (807)      (730)      (903)
Income tax benefit.................................................         53         88        281        258        344
                                                                     ---------  ---------  ---------  ---------  ---------
Loss before equity in undistributed income of subsidiaries.........       (155)      (175)      (526)      (472)      (559)
Equity in undistributed income of subsidiaries.....................        671        317      2,418      1,629      1,750
                                                                     ---------  ---------  ---------  ---------  ---------
    Net income.....................................................  $     516  $     142  $   1,892  $   1,157  $   1,191
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

                         BNCCORP, INC. AND SUBSIDIARIES

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

17. CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY: (CONTINUED)

                              PARENT COMPANY ONLY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                         FOR THE THREE
                                                       MONTHS ENDED MARCH    FOR THE YEARS ENDED DECEMBER
                                                              31,                         31,
                                                      --------------------  -------------------------------
                                                        1997       1996       1996       1995       1994
                                                      ---------  ---------  ---------  ---------  ---------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $     516  $     142  $   1,892  $   1,157  $   1,191
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities -
    Gain on sale of subsidiary......................     --         --         --           (316)    --
    Depreciation and amortization...................          5          5         25         27          9
    Amortization of intangible assets...............          7          5         24         36         39
    Equity in undistributed income of
      subsidiaries..................................       (671)      (317)    (2,418)    (1,629)    (1,750)
    Change in prepaid expenses and other
      receivables...................................     (1,595)        98     (3,816)      (168)     1,266
    Change in accrued expenses and other
      liabilities...................................        289        (28)       (71)      (228)       263
    Other...........................................          5       (220)      (391)      (142)       (16)
                                                      ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) operating
        activities..................................     (1,444)      (315)    (4,755)    (1,263)     1,002
                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Net (increase) decrease in loans..................         69       (137)         1       (546)    --
  Increase in investment in subsidiaries............     --         (6,000)    (8,700)    (6,796)      (450)
  Sale of investment in subsidiary..................     --         --         --          3,811     --
  Net sale (purchases) of premises, leasehold
    improvements and equipment......................     --             58         50       (108)       (22)
  Dividends received................................     --         --            700      1,309     --
                                                      ---------  ---------  ---------  ---------  ---------
    Net cash provided by (used in) investing
      activities....................................         69     (6,079)    (7,949)    (2,330)      (472)
                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Repayments of long-term borrowings................    (10,000)    (1,004)    (1,004)      (716)      (550)
  Proceeds from long-term borrowings................     11,300      1,650      7,899        500        216
  (Costs) proceeds from issuance of stock...........     --             (4)        (8)     9,717     --
  Payments to repurchase stock......................     --         --         --         --           (216)
                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing
  activities........................................      1,300        642      6,887      9,501       (550)
                                                      ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents.......................................        (75)    (5,752)    (5,817)     5,908        (20)
Cash and cash equivalents, beginning of period......        257      6,074      6,074        166        186
                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period............  $     182  $     322  $     257  $   6,074  $     166
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
Supplemental cash flow information:
  Interest paid.....................................  $     148  $      78  $     524  $     338  $     268
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
  Income tax payments received from subsidiary
    banks, net of income taxes paid.................  $      75  $     106  $     441  $      16  $     600
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE ANY OF THE DATES ON WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          11
Capitalization.................................          12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          13
Business.......................................          38
Management.....................................          42
Certain Transactions...........................          49
Supervision and Regulation.....................          50
Principal Stockholders.........................          56
Description of the Notes.......................          57
Underwriting...................................          64
Legal Matters..................................          64
Experts........................................          65
Available Information..........................          65
Index to Consolidated Financial Statements              F-1


                                  $15,000,000

                                 BNCCORP, INC.

                            % SUBORDINATED NOTES DUE 2004

                                 -------------

                                   PROSPECTUS
                                 -------------


                                 DAIN BOSWORTH
                                  INCORPORATED


                                         , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. In addition, Section 9 of the Registrant's Bylaws, a copy of which is incorporated herein by reference as Exhibit 3.2, provides for the indemnification of directors and officers against expenses and liabilities incurred in connection with defending actions brought against them for negligence or misconduct in their official capacities. The Registrant also has indemnity agreements, a form of which is incorporated by reference herein as
Exhibit 10.1, with each of its directors, which provide for indemnification of such directors. The Registrant has purchased insurance permitted by the Delaware General Corporation Law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933, as amended. The Underwriting Agreement, a form of which is filed as Exhibit 1.1 and incorporated herein by reference, provides indemnification to directors and officers of the Registrant under certain conditions.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC registration fee. . . . . . . . . . . . . .    $   4,546
     NASD filing fee . . . . . . . . . . . . . . . .        2,000
     Accounting fees . . . . . . . . . . . . . . . .       20,000*
     Printing expenses . . . . . . . . . . . . . . .       40,000*
     Legal fees and expenses . . . . . . . . . . . .       60,000*
     Trustee expenses. . . . . . . . . . . . . . . .        5,000*
     Miscellaneous expenses. . . . . . . . . . . . .       18,454*
                                                        ----------
     Total     . . . . . . . . . . . . . . . . . . .    $ 150,000*
                                                        ----------
                                                        ----------

---------------------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company issued shares of its Common Stock in a 60 for 1 exchange in connection with the Company's reincorporation from the State of North Dakota to the State of Delaware in June of 1995. These shares were issued in a transaction that did not constitute an offer or sale of securities for purposes of the registration requirements of the Securities Act of 1933 based on Rule 145(a)(2).

     The Company has periodically issued shares of its Common Stock to employees of the Company pursuant to its 401(k) Plan. These shares were offered and sold without registration under the Securities Act inasmuch as they were deemed not subject to registration pursuant to the exemptions provided in Section 4(2) of the Securities Act as securities sold in transactions not involving any public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS
-------                  -----------------------

 1.1      Form of Underwriting Agreement*

 2.1 Plan of Merger of BNCCORP, Inc., a North Dakota corporation, into BNCCORP, INC., a Delaware corporation, incorporated by reference to
          Exhibit 2.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS
-------                  -----------------------

 2.2 Branch Purchase and Assumption Agreement dated as of January 31, 1995 between Metropolitan Federal Bank, FSB and Bismarck National Bank, a national banking association, incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 2.3 Stock Purchase Agreement dated as of June 7, 1995, by and among the Company, Gregory Cleveland, Tracy Scott and Community First Bankshares, Inc., incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 2.4 Agreement and Plan of Merger of the First National Bank of Linton with and into BNC National Bank dated July 28, 1995, incorporated by reference to Exhibit 2.4 to the Registrant's Form 10-KSB dated as of March 29, 1996

 2.5 Contract for Sale of Assets dated December 31, 1996 by and between Gregory K. Cleveland, P.C. and BNC National Bank, incorporated by reference to Exhibit 2.5 to the Registrant's Form 10-KSB dated as of March 26, 1997

 2.6 Stock Purchase Agreement dated December 31, 1996 by and between Gregory K. Cleveland, P.C. and BNC National Bank, incorporated by reference to Exhibit 2.6 to the Registrant's Form 10-KSB dated as of March 26, 1997

 3.1 Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 3.2 Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 4.1 Form of Indenture by and between BNCCORP, Inc. and Firstar Trust Company, as trustee*

 5.1 Opinion and consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to the legality of the Notes**

10.1 Form of Indemnity Agreement by and between the Company and each of the Company's directors, incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

10.2 Form of Employment Agreement between the Company and each of Tracy J. Scott, Gregory K. Cleveland, and Brad J. Scott, incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

10.3 Form of BNCCORP, INC. Stock Incentive Plan, incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

10.4 Employment Agreement between the Company, Bismarck National Bank and Thomas Resch, incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369) as amended by Amendment dated June 1, 1996**

10.5 Form of Stock Option Agreement for the Grant of Non-Qualified Stock Options Under the BNCCORP, INC. 1995 Stock Incentive Plan dated as of June 7, 1995 between the Company and each of Tracy J. Scott, Gregory
          K. Cleveland, Brad J. Scott, John Malmberg, Michael Miller, and Thomas Resch, incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-KSB dated as of March 29, 1996

10.6 Term Loan Agreement dated February 19, 1996 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to
          Exhibit 10.6 to the Registrant's Form 10-KSB dated as of March 29,
          1996

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS
-------                  -----------------------

10.7 Revolving Credit Agreement dated February 19, 1996 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB dated as of March 29, 1996

10.8 Amendment to Term Loan Agreement and Term Note dated February 11, 1997 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-KSB dated as of March 26, 1997

10.9 Amendment to Revolving Credit Agreement and Revolving Credit Note dated February 11, 1997 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-KSB dated as of March 26, 1997

10.10 Revolving Credit Agreement dated September 27, 1996 by and between BNC Financial Corporation and Bank Windsor, incorporated by reference to
          Exhibit 10.10 to the Registrant's Form 10-KSB dated as of March 26,
          1997

16.1 Letter of James J. Wosepka, CPA regarding Change in Accountants, incorporated by reference to Exhibit 16 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

21.1 Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the Registrant's Form 10-KSB dated as of March 26, 1997

23.1      Consent of Arthur Andersen LLP**

23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5)**

24.1      Power of Attorney (included on signature page)**

25.1      Statement of Eligibility of Firstar Trust Company, as Trustee**

_________________________
*    Filed herewith.
**   Previously filed.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The small business issuer will:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned in the City of Bismarck, State of North Dakota, on May 22, 1997.


                                   BNCCORP, INC.


                                   By:       /s/ Tracy J. Scott
                                        ---------------------------------------
                                               Tracy J. Scott,
                                            Chairman of the Board
                                         and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

     SIGNATURE                        TITLE                         DATE
     ---------                        -----                         ----

          *                   Director, Chairman of the Board    May 22, 1997
---------------------------   and Chief Executive Officer
     Tracy J. Scott           (Principal Executive Officer)

/s/ Gregory K. Cleveland      Director, President and            May 22, 1997
---------------------------   Chief Financial Officer
 Gregory K. Cleveland         (Principal Financial and
                              Accounting Officer)

          *                   Director                           May 22, 1997
---------------------------
     Brad J. Scott

          *                   Director                           May 22, 1997
---------------------------
   John A. Malmberg

          *                   Director                           May 22, 1997
---------------------------
   John A. Hipp, M.D.

          *.                  Director                           May 22, 1997
---------------------------
 Richard M. Johnson, Jr.

          *                   Director                           May 22, 1997
---------------------------
   Thomas J. Resch

          *                   Director                           May 22, 1997
---------------------------
   John M. Shaffer

          *                   Director                           May 22, 1997
---------------------------
  Jerry R. Woodcox

By:/s/Gregory K. Cleveland    Attorney-in-Fact                   May 22, 1997
---------------------------
  Gregory K. Cleveland

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBITS                     PAGE
-------                       -----------------------                     ----

  1.1     Form of Underwriting Agreement*

  2.1 Plan of Merger of BNCCORP, Inc., a North Dakota corporation, into BNCCORP, INC., a Delaware corporation, incorporated by reference to
          Exhibit 2.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

  2.2 Branch Purchase and Assumption Agreement dated as of January 31, 1995 between Metropolitan Federal Bank, FSB and Bismarck National Bank, a national banking association, incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

  2.3 Stock Purchase Agreement dated as of June 7, 1995, by and among the Company, Gregory Cleveland, Tracy Scott and Community First Bankshares, Inc., incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

  2.4 Agreement and Plan of Merger of the First National Bank of Linton with and into BNC National Bank dated July 28, 1995, incorporated by reference to Exhibit 2.4 to the Registrant's Form 10-KSB dated as of March 29, 1996

  2.5 Contract for Sale of Assets dated December 31, 1996 by and between Gregory K. Cleveland, P.C. and BNC National Bank, incorporated by reference to Exhibit 2.5 to the Registrant's Form 10-KSB dated as of March 26, 1997

  2.6 Stock Purchase Agreement dated December 31, 1996 by and between Gregory K. Cleveland, P.C. and BNC National Bank, incorporated by reference to Exhibit 2.6 to the Registrant's Form 10-KSB dated as of March 26, 1997

  3.1 Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

  3.2 Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

  4.1 Form of Indenture by and between BNCCORP, Inc. and Firstar Trust Company, N.A., as trustee*

  5.1 Opinion and consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to the legality of the Notes**

 10.1 Form of Indemnity Agreement by and between the Company and each of the Company's directors, incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 10.2 Form of Employment Agreement between the Company and each of Tracy J. Scott, Gregory K. Cleveland, and Brad J. Scott, incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 10.3 Form of BNCCORP, INC. Stock Incentive Plan, incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 10.4 Employment Agreement between the Company, Bismarck National Bank and Thomas Resch, incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369) as amended by Amendment dated June 1, 1996**

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT                      PAGE
-------                       ----------------------                      ----

 10.5 Form of Stock Option Agreement for the Grant of Non-Qualified Stock Options Under the BNCCORP, INC. 1995 Stock Incentive Plan dated as of June 7, 1995 between the Company and each of Tracy J. Scott, Gregory
          K. Cleveland, Brad J. Scott, John Malmberg, Michael Miller, and Thomas Resch, incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-KSB dated as of March 29, 1996

 10.6 Term Loan Agreement dated February 19, 1996 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to
          Exhibit 10.6 to the Registrant's Form 10-KSB dated as of March 29,
          1996

 10.7 Revolving Credit Agreement dated February 19, 1996 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB dated as of March 29, 1996

 10.8 Amendment to Term Loan Agreement and Term Note dated February 11, 1997 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-KSB dated as of March 26, 1997

 10.9 Amendment to Revolving Credit Agreement and Revolving Credit Note dated February 11, 1997 by and between Firstar Bank Milwaukee, N.A. and BNCCORP, Inc., incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-KSB dated as of March 26, 1997

 10.10 Revolving Credit Agreement dated September 27, 1996 by and between BNC Financial Corporation and Bank Windsor, incorporated by reference to
          Exhibit 10.10 to the Registrant's Form 10-KSB dated as of March 26,
          1997

 16.1 Letter of James J. Wosepka, CPA regarding Change in Accountants, incorporated by reference to Exhibit 16 to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-92369)

 21.1 Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the Registrant's Form 10-KSB dated as of March 26, 1997

 23.1     Consent of Arthur Andersen LLP**

 23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5)**

 24.1     Power of Attorney (included on signature page)**

 25.1     Statement of Eligibility of Firstar Trust Company, as Trustee**


____________________
*    Filed herewith.
**   Previously filed herewith.